                                                                Exhibit 2.2

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
- - - - - - - - - - - - - - - - - - - - - - x
                                            :
                                            :
In re:                                      :     Chapter 11
                                            :     Case Nos.       01-40346 (ALG)
      LOEWS CINEPLEX ENTERTAINMENT          :     through         01-40582 (ALG)
      CORPORATION, et al.,                  :
                                            :     (Jointly Administered)
                                            :
               Debtors.                     :
                                            :
- - - - - - - - - - - - - - - - - - - - - - x

         _______________________________________________________________

                 DISCLOSURE STATEMENT FOR DEBTORS' FIRST AMENDED
                                 CHAPTER 11 PLAN
         _______________________________________________________________


Dated:     New York, New York
           January 14, 2002

                                         FRIED, FRANK, HARRIS, SHRIVER
                                             & JACOBSON
                                         (A Partnership Including
                                             Professional Corporations)
                                         Attorneys for Debtors and
                                             Debtors-In-Possession
                                         One New York Plaza
                                         New York, New York  10004
                                         (212) 859-8000
                                         Attn:  Brad Eric Scheler, Esq.
                                                Lawrence A. First, Esq.
                                                Bonnie Steingart, Esq.

                                TABLE OF CONTENTS

                                                                                             Page
                                                                                             ----
I.      INTRODUCTION AND SUMMARY...........................................................    1
        A.     THE SOLICITATION............................................................    1
        B.     RECOMMENDATIONS.............................................................    2
        C.     SUMMARY OF KEY PROVISIONS OF THE PLAN.......................................    3
        D.     SUMMARY OF CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS.............    6
        E.     NOTICE TO HOLDERS OF CLAIMS AND INTERESTS...................................   10

II.     DEFINITIONS........................................................................   11

III.    BACKGROUND.........................................................................   21
        A.     BUSINESS AND PROPERTIES OF THE DEBTORS......................................   21
               1.     Introduction.........................................................   21
               2.     Employees............................................................   22
               3.     Executive Offices....................................................   22
               4.     Competition..........................................................   22
        B.     FINANCIAL INFORMATION.......................................................   23
        C.     CORPORATE STRUCTURE OF DEBTORS..............................................   23
        D.     CAPITAL STRUCTURE OF THE DEBTORS............................................   23
               1.     Equity...............................................................   23
               2.     Debt.................................................................   24
                      (a)  Pre-Petition Credit Agreement...................................   24
                      (b)  Mortgage Debt...................................................   24
                      (c)  Pre-Petition Notes..............................................   25
        E.     BACKGROUND AND EVENTS LEADING TO CHAPTER 11 FILING..........................   25
               1.     The Theatre Industry.................................................   25
               2.     The Debtors' Pre-Petition Attempt to Restructure.....................   26
               3.     Pre-Petition Defaults................................................   27
               4.     Pre-Petition Financing and Restructuring Negotiations................   29
               5.     February 2001 Letter of Intent.......................................   29
               6.     Filing of the Chapter 11 Cases and the Cineplex Odeon
                      Proceedings Under the CCAA...........................................   30
        F.     EVENTS LEADING TO THE FORMULATION OF THE PLAN...............................   30
               1.     The Debtors' Underperforming and Burdensome Leases...................   30
               2.     Creditors' Committee Attempt to Terminate Exclusivity................   31
               3.     Negotiations Leading to the Filing of a Plan.........................   32

IV.     THE CHAPTER 11 CASES...............................................................   36
        A.     APPOINTMENT OF CREDITORS' COMMITTEE.........................................   36
               1.     Members of the Creditors' Committee..................................   36

               2.     Professionals retained by the Creditors' Committee...................   37
        B.     OTHER SIGNIFICANT CHAPTER 11 EVENTS.........................................   37
               1.     The DIP Agreement....................................................   37
               2.     Claims of Critical Film Distributors.................................   39
               3.     Assumption of an Unexpired Nonresidential Real Property Lease
                      Relating to a Theatre Being Constructed in Boston, Massachusetts.....   39
               4.     Assumption of Construction Contracts.................................   40
               5.     Financing and Assumption of an Unexpired Nonresidential Real
                      Property Lease Relating to a Theatre Being Constructed in New
                      York, New York.......................................................   40
               6.     Rejection of Certain Unexpired Nonresidential Real Property
                      Leases and Abandonment of Certain Fixtures and Equipment.............   40
               7.     Lease Modifications..................................................   41
               8.     Schedules and Statements of Financial Affairs........................   41
               9.     Bar Date.............................................................   41
               10.    Retention and Severance Plan.........................................   41
               11.    Litigation Relating to Certain Former Theatre Location...............   43
               12.    Litigation with Six West Retail Acquisition, Inc.....................   44
               13.    Motion for Appointment of an Examiner................................   45
               14.    CCAA Proceedings.....................................................   46
               15.    Commitment Letter and Fee Letter for New Working Capital
                      Facility.............................................................   46
               16.    Magic Johnson Theatres...............................................   47
               17.    Collective Bargaining Agreements.....................................   47

V.      EFFECT OF CONSUMMATION OF THE PLAN.................................................   48

VI.     SUMMARY OF THE PLAN................................................................   48
        A.     BRIEF EXPLANATION OF CHAPTER 11.............................................   48
        B.     GENERAL INFORMATION CONCERNING TREATMENT OF CLAIMS AND INTERESTS............   49
               1.     Administrative Expenses, Priority Tax Claims and Unimpaired
                      Classes..............................................................   49
               2.     Pre-Petition Credit Agreement Claims.................................   49
        C.     CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS........................   52
               1.     Unclassified Claims..................................................   53
                      (a)  Administrative Expenses.........................................   53
                      (b)  Priority Tax Claims.............................................   56
               2.     Classified Claims and Interests......................................   57
                      (a)  Class 1-Priority Claims.........................................   57
                      (b)  Class 2-Pre-Petition Credit Agreement Claims....................   57
                      (c)  Class 3-Miscellaneous Secured Claims............................   59
                      (d)  Class 4-PBGC Claims.............................................   59
                      (e)  Class 5A-Subsidiary General Unsecured Claims....................   60

                      (f)  Class 5B-LCE General Unsecured Claims...........................   61
                      (g)  Class 6-Convenience Claims......................................   62
                      (h)  Class 7A-Holders of Intercompany LCE Claims.....................   62
                      (i)  Class 7B-Holders of Intercompany Subsidiary Claims..............   62
                      (j)  Class 7C-Holders of Intercompany Cineplex Odeon Claims..........   63
                      (k)  Class 8-Holders of Old LCE Common Stock Interests...............   63
                      (l)  Class 9-Subsidiary Common Stock Interests.......................   63
        D.     SECURITIES TO BE ISSUED AND TRANSFERRED UNDER THE PLAN......................   64
               1.     New Term Notes.......................................................   64
               2.     New Common Stock.....................................................   64
                      (a)  Distributions...................................................   64
                      (b)  Voting..........................................................   64
                      (c)  Election of Directors...........................................   64
        E.     SOURCES OF CASH TO MAKE PLAN DISTRIBUTIONS..................................   65
        F.     UNEXPIRED LEASES AND EXECUTORY CONTRACTS....................................   65
               1.     Generally............................................................   65
               2.     Assumption and Rejection.............................................   65
               3.     Deadline for Filing Rejection Damage Claims..........................   66
               4.     Consent to Mortgage Security Interest or Other Liens Upon
                      Unexpired Leases of Real Property....................................   66
        G.     IMPLEMENTATION OF THE PLAN..................................................   67
               1.     Substantive Consolidation............................................   67
               2.     Vesting of Property..................................................   69
               3.     Transactions on Business Days........................................   69
               4.     Corporate Action for Reorganized Debtors.............................   69
               5.     Implementation.......................................................   70
               6.     Issuance of New Securities...........................................   70
               7.     Cancellation of Existing Securities and Agreements...................   70
               8.     Board of Directors and Officers of Reorganized LCE...................   70
               9.     Senior Executive Employment Agreements; Certain Other Employees......   71
               10.    Employee Benefit Plans...............................................   73
               11.    Survival of Indemnification and Contribution Obligations.............   73
               12.    Retention and Enforcement of Causes of Action........................   74
               13.    Rule 9019 Settlement and Compromise of Alleged Causes of Action
                      with Respect to Pre-Petition Credit Agreement Claims and the
                      Intercreditor Dispute................................................   74
               14.    Funding of the Unsecured Creditors Distribution......................   75
               15.    No Stamp or Similar Taxes............................................   76
        H.     PROVISIONS COVERING DISTRIBUTIONS...........................................   76
               1.     Timing of Distributions Under the Plan...............................   76
               2.     Allocation of Consideration..........................................   76
               3.     Cash Payments........................................................   76

               4.     Payment of Statutory Fees............................................   76
               5.     No Interest..........................................................   76
               6.     Fractional Securities................................................   77
               7.     Withholding of Taxes.................................................   77
               8.     Persons Deemed Holders of Registered Securities......................   77
               9.     Surrender of Existing Securities.....................................   77
               10.    Undeliverable or Unclaimed Distributions.............................   78
               11.    Distributions on Account of Pre-Petition Notes.......................   78
        I.     PROCEDURES FOR RESOLVING DISPUTED CLAIMS....................................   78
               1.     Objections to Claims.................................................   78
               2.     Procedure............................................................   79
               3.     Payments and Distributions With Respect to Disputed Claims...........   79
               4.     Claims Reserve.......................................................   79
                      (a)  Estimation......................................................   79
                      (b)  Creation of Class 5 Claims Reserve..............................   80
               5.     Distributions After Allowance of Disputed General Unsecured
                      Claims...............................................................   80
               6.     Distributions After Disallowance of Disputed General Unsecured
                      Claims...............................................................   80
               7.     Payment of Post-Effective Date Interest..............................   81
               8.     The Creditors' Committee Designee....................................   81
               9.     Effect of Distributions in the CCAA Cases............................   81
               10.    Setoffs..............................................................   81
        J.     DISCHARGE, INJUNCTION, RELEASES AND SETTLEMENTS OF CLAIMS...................   82
               1.     Discharge of All Claims and Interests and Releases...................   82
               2.     Injunction...........................................................   82
               3.     Exculpation..........................................................   82
               4.     Guaranties and Claims of Subordination...............................   83
                      (a)  Guaranties......................................................   83
                      (b)  Claims of Subordination.........................................   83
               5.     Release with Respect to Holders of General Unsecured Claims..........   84
        K.     CONDITIONS PRECEDENT TO CONFIRMATION ORDER AND EFFECTIVE DATE...............   84
               1.     Conditions Precedent to Entry of the Confirmation Order..............   84
               2.     Conditions Precedent to the Effective Date...........................   84
               3.     Waiver of Conditions.................................................   85
               4.     Effect of Failure of Conditions......................................   85
        L.     MISCELLANEOUS PROVISIONS....................................................   86
               1.     Bankruptcy Court to Retain Jurisdiction..............................   86
               2.     Binding Effect of the Plan...........................................   87
               3.     Nonvoting Stock......................................................   87
               4.     Authorization of Corporate Action....................................   87
               5.     Retiree Benefits.....................................................   87
               6.     Withdrawal of the Plan...............................................   87

               7.     Dissolution of Committees............................................   88
               8.     Amendments and Modifications to the Plan.............................   88
               9.     Section 1125(e) of the Bankruptcy Code...............................   88
               10.    Post-Confirmation Obligations........................................   88

VII.    RISK FACTORS.......................................................................   88
        A.     CERTAIN RISKS OF NON-CONFIRMATION...........................................   89
        B.     RISKS OF NON-CONSUMMATION OF PLAN...........................................   90
        C.     BUSINESS RISK FACTORS.......................................................   90
               1.     Results of Operations Subject to Variable Influences; Intense
                      Competition..........................................................   90
               2.     History of Losses; Effect of Transaction.............................   91
               3.     Cash Flow From Operations............................................   91
               4.     Declines in Attendance and Gross Profits.............................   91
               5.     Leverage and Debt Service............................................   91
               6.     Need for Sustained Trade Support.....................................   92

VIII.   APPLICATION OF SECURITIES ACT TO THE ISSUANCE AND  RESALE OF NEW SECURITIES
        UNDER THE PLAN.....................................................................   92
               1.     New Common Stock.....................................................   92
               2.     Section 1145 of the Bankruptcy Code..................................   92

IX.     FINANCIAL PROJECTIONS, VALUATION AND ASSUMPTIONS USED..............................   94

X.      CERTAIN FEDERAL INCOME TAX CONSEQUENCES............................................   94
        A.     TAX CONSEQUENCES TO HOLDERS OF PRE-PETITION CREDIT AGREEMENT CLAIMS AND
               GENERAL UNSECURED CLAIMS....................................................   95
               1.     General..............................................................   95
               2.     Consequences of the Exchange.........................................   95
               3.     Market Discount......................................................   96
               4.     Allocation of Consideration Received.................................   97
        B.     TAX CONSEQUENCES TO THE DEBTORS.............................................   97
               1.     Cancellation of Indebtedness.........................................   97
               2.     Limitation on Net Operating Losses...................................   98

XI.     REQUIREMENTS FOR CONFIRMATION OF PLAN..............................................   99
        A.     CONFIRMATION HEARING........................................................   99
        B.     FEASIBILITY OF THE PLAN.....................................................  101
        C.     BEST INTERESTS TEST.........................................................  102
        D.     LIQUIDATION ANALYSIS........................................................  103
        E.     NONCONSENSUAL CONFIRMATION..................................................  104
               1.     No Unfair Discrimination.............................................  104
               2.     Fair and Equitable Test..............................................  104

XII.    ALTERNATIVES TO CONFIRMATION AND  CONSUMMATION OF THE PLAN.........................  105
        A.     CONTINUATION OF THE CHAPTER 11 CASES........................................  105
        B.     LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11...................................  105

XIII.   VOTING AND CONFIRMATION OF THE PLAN................................................  106
        A.     VOTING DEADLINE.............................................................  106
        B.     HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE.....................  107
        C.     VOTE REQUIRED FOR ACCEPTANCE BY A CLASS.....................................  107
        D.     VOTING PROCEDURES...........................................................  107
               1.     Holders of Class 5B LCE General Unsecured Claims.....................  108

XIV.    OBJECTION OF ANGELO GORDON.........................................................  110

XV.     CONCLUSION AND RECOMMENDATION......................................................  111

SCHEDULE I - LIST OF DEBTORS AND DEBTORS-IN-POSSESSION


SCHEDULE II - PROJECTIONS


SCHEDULE III - LIQUIDATION ANALYSIS


EXHIBIT A - PRE-PETITION LENDER AGREEMENT, AS AMENDED


EXHIBIT B - COMMITMENT LETTER


APPENDIX I - PLAN


APPENDIX II - FORM 10K


APPENDIX III - FORM 10Q

               Loews Cineplex Entertainment Corporation ("LCE") and the other debtors and debtors-in-possession set forth on Schedule I (collectively, the "Debtors") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"), hereby propose and file this Disclosure Statement (the "Disclosure Statement") for the Debtors' First Amended Chapter 11 Plan of Reorganization, dated January 14, 2002 (the "Plan").

               THE PLAN IS THE RESULT OF EXTENSIVE NEGOTIATIONS AMONG THE DEBTORS, THE CREDITORS' COMMITTEE, THE AGENT AND THE INVESTORS. THE DEBTORS, THE CREDITORS' COMMITTEE, THE AGENT AND THE INVESTORS BELIEVE THAT THE PLAN PROVIDES THE BEST POSSIBLE RESULT FOR ALL HOLDERS OF CLAIMS AND THEREFORE BELIEVE THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS' CREDITORS AND STRONGLY URGE ALL HOLDERS OF CLAIMS IN IMPAIRED CLASSES RECEIVING BALLOTS TO ACCEPT THE PLAN.

               THIS DISCLOSURE STATEMENT IS DESIGNED TO SOLICIT YOUR ACCEPTANCE OF THE ATTACHED PLAN AND CONTAINS INFORMATION RELEVANT TO YOUR DECISION. PLEASE READ THIS DISCLOSURE STATEMENT, THE PLAN AND THE OTHER MATERIALS COMPLETELY AND CAREFULLY. THE PLAN IS ATTACHED AS APPENDIX I TO THIS DISCLOSURE STATEMENT. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, OTHER APPENDICES ANNEXED HERETO AND OTHER DOCUMENTS REFERENCED AS FILED WITH THE COURT BEFORE OR CONCURRENTLY WITH THE FILING OF THIS DISCLOSURE STATEMENT. FURTHERMORE, THE PROJECTED FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN THE SUBJECT OF AN AUDIT. SUBSEQUENT TO THE DATE HEREOF, THERE CAN BE NO ASSURANCE THAT: (A) THE INFORMATION AND REPRESENTATIONS CONTAINED HEREIN WILL CONTINUE TO BE MATERIALLY ACCURATE; OR (B) THE DISCLOSURE STATEMENT CONTAINS ALL MATERIAL INFORMATION.

               THE CLASSES OF CLAIMS AND INTERESTS IMPAIRED (AS DEFINED IN THE BANKRUPTCY CODE) UNDER THE PLAN AND ENTITLED TO VOTE ON THE PLAN ARE CLASS 2 PRE-PETITION CREDIT AGREEMENT CLAIMS, CLASS 5A SUBSIDIARY GENERAL UNSECURED CLAIMS AND CLASS 5B LCE GENERAL UNSECURED CLAIMS. CLASS 1 PRIORITY CLAIMS, CLASS 3 MISCELLANEOUS SECURED CLAIMS, CLASS 4 PBGC CLAIMS, CLASS 6 CONVENIENCE CLAIMS AND CLASS 9 SUBSIDIARY COMMON STOCK INTERESTS ARE UNIMPAIRED, AND HOLDERS OF CLAIMS OR INTERESTS IN SUCH CLASSES ARE CONCLUSIVELY PRESUMED TO HAVE ACCEPTED THE PLAN PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE. CLASS 7A INTERCOMPANY LCE CLAIMS, CLASS 7B INTERCOMPANY SUBSIDIARY CLAIMS, CLASS 7C INTERCOMPANY CINEPLEX ODEON CLAIMS AND CLASS 8 OLD LCE COMMON STOCK INTERESTS ARE IMPAIRED AND WILL NOT RECEIVE OR RETAIN ANY PROPERTY UNDER THE PLAN ON ACCOUNT OF THEIR CLAIMS OR INTERESTS

AND, THEREFORE, ARE DEEMED NOT TO HAVE ACCEPTED THE PLAN PURSUANT TO SECTION 1126(g) OF THE BANKRUPTCY CODE. HOWEVER, AS CO-PROPONENTS OF THE PLAN, HOLDERS OF CLASS 7A INTERCOMPANY LCE CLAIMS AND CLASS 7B INTERCOMPANY SUBSIDIARY CLAIMS SUPPORT THE PLAN.

               HOLDERS OF IMPAIRED CLASS 2 PRE-PETITION CREDIT AGREEMENT CLAIMS, CLASS 5A SUBSIDIARY GENERAL UNSECURED CLAIMS AND CLASS 5B LCE GENERAL UNSECURED CLAIMS ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THE MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT, INCLUDING THOSE UNDER "RISK FACTORS," PRIOR TO SUBMITTING BALLOTS OR MASTER BALLOTS VOTING ON THE PLAN. IN MAKING A DECISION TO ACCEPT OR REJECT THE PLAN, EACH HOLDER OF A CLASS 2 PRE-PETITION CREDIT AGREEMENT CLAIM, CLASS 5A SUBSIDIARY GENERAL UNSECURED CLAIMS OR CLASS 5B LCE GENERAL UNSECURED CLAIM MUST RELY ON ITS OWN EXAMINATION OF THE DEBTORS AS DESCRIBED IN THIS DISCLOSURE STATEMENT AND THE TERMS OF THE PLAN, INCLUDING THE MERITS AND RISKS INVOLVED. IN ADDITION, CONFIRMATION AND CONSUMMATION OF THE PLAN ARE SUBJECT TO CONDITIONS PRECEDENT THAT COULD LEAD TO DELAYS IN CONSUMMATION OF THE PLAN. THERE CAN BE NO ASSURANCE THAT EACH OF THESE CONDITIONS WILL BE SATISFIED OR WAIVED (AS PROVIDED IN THE PLAN) OR THAT THE PLAN WILL BE CONSUMMATED. EVEN AFTER THE EFFECTIVE DATE, DISTRIBUTIONS UNDER THE PLAN MAY BE SUBJECT TO SUBSTANTIAL DELAYS FOR HOLDERS OF CLAIMS AND INTERESTS THAT ARE DISPUTED. IN ADDITION, WITH RESPECT TO THE HOLDERS OF ALLOWED GENERAL UNSECURED CLAIMS, WHILE INTERIM DISTRIBUTIONS MAY BE MADE PERIODICALLY, FINAL DISTRIBUTIONS WILL NOT BE MADE UNTIL ALL DISPUTED GENERAL UNSECURED CLAIMS ARE RESOLVED.

               EACH OF CLASS 2 (PRE-PETITION CREDIT AGREEMENT CLAIMS), CLASS 5A (SUBSIDIARY GENERAL UNSECURED CLAIMS) AND CLASS 5B (LCE GENERAL UNSECURED CLAIMS) WILL BE DEEMED TO HAVE ACCEPTED THE PLAN IF THE HOLDERS OF CLAIMS IN EACH SUCH CLASS (OTHER THAN ANY HOLDER DESIGNATED UNDER SUBSECTION 1126(e) OF THE BANKRUPTCY CODE) WHO CAST VOTES IN FAVOR OF THE PLAN HOLD AT LEAST TWO-THIRDS IN DOLLAR AMOUNT AND MORE THAN ONE-HALF IN NUMBER OF THE ALLOWED CLAIMS THAT ARE HELD BY HOLDERS OF CLAIMS ACTUALLY VOTING IN SUCH CLASS.

               THE DEBTORS WILL REQUEST THAT THE BANKRUPTCY COURT CONFIRM THE PLAN UNDER BANKRUPTCY CODE SECTION 1129(b). SECTION 1129(b) PERMITS CONFIRMATION OF THE PLAN DESPITE REJECTION BY ONE OR MORE CLASSES IF THE BANKRUPTCY COURT FINDS THAT THE PLAN "DOES NOT DISCRIMINATE UNFAIRLY" AND IS "FAIR AND EQUITABLE" AS TO THE CLASS OR CLASSES THAT DO NOT ACCEPT THE PLAN. BECAUSE CLASS 8

IS DEEMED NOT TO HAVE ACCEPTED THE PLAN, THE DEBTORS WILL REQUEST THAT THE BANKRUPTCY COURT FIND THAT THE PLAN IS FAIR AND EQUITABLE AND DOES NOT DISCRIMINATE UNFAIRLY AS TO CLASS 8 (AND ANY OTHER CLASS THAT FAILS TO ACCEPT THE PLAN, INCLUDING, WITHOUT LIMITATION, CLASS 5B). AS CO-PROPONENTS OF THE PLAN, CLASS 7A AND CLASS 7B SUPPORT THE PLAN. FOR A MORE DETAILED DESCRIPTION OF THE REQUIREMENTS FOR ACCEPTANCE OF THE PLAN AND OF THE CRITERIA FOR CONFIRMATION, SEE SECTION X HEREIN, ENTITLED "REQUIREMENTS FOR CONFIRMATION OF PLAN."

               THIS DISCLOSURE STATEMENT HAS BEEN APPROVED BY ORDER OF THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION OF A KIND AND IN SUFFICIENT DETAIL TO ENABLE HOLDERS OF CLAIMS AND INTERESTS TO MAKE AN INFORMED JUDGMENT WITH RESPECT TO VOTING TO ACCEPT OR REJECT THE PLAN. HOWEVER, THE BANKRUPTCY COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE A RECOMMENDATION OR DETERMINATION BY THE BANKRUPTCY COURT WITH RESPECT TO THE MERITS OF THE PLAN.

               NO PARTY IS AUTHORIZED BY THE DEBTORS TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PLAN, THE NEW TERM NOTES OR THE NEW COMMON STOCK OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. NO REPRESENTATIONS OR INFORMATION CONCERNING THE DEBTORS, THEIR FUTURE BUSINESS OPERATIONS OR THE VALUE OF THEIR PROPERTIES HAVE BEEN AUTHORIZED BY THE DEBTORS OTHER THAN AS SET FORTH HEREIN.

               THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH
SECTION 1125 OF THE BANKRUPTCY CODE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NONBANKRUPTCY LAWS. ENTITIES HOLDING OR TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING CLAIMS AGAINST, INTERESTS IN OR SECURITIES OF, THE DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT ONLY IN LIGHT OF THE PURPOSE FOR WHICH IT WAS PREPARED.

               IF THE REQUISITE ACCEPTANCES OF THE PLAN ARE RECEIVED, THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS OR INTERESTS (INCLUDING THOSE WHO DO NOT SUBMIT BALLOTS OR MASTER BALLOTS TO ACCEPT OR TO REJECT THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY) WILL BE BOUND BY THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

               THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE

"SEC") OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL OR REGULATORY AUTHORITY, AND NEITHER SUCH COMMISSION NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

               THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF AND NEITHER THE DELIVERY OF THIS DISCLOSURE STATEMENT NOR ANY DISTRIBUTION OF PROPERTY HEREUNDER PURSUANT TO THE PLAN WILL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE DEBTORS SINCE THE DATE HEREOF.

               EACH CREDITOR OF THE DEBTORS SHOULD CONSULT WITH SUCH CREDITOR'S LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS AS TO ANY SUCH MATTERS CONCERNING THE SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN, THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

                          I. INTRODUCTION AND SUMMARY

               This Disclosure Statement is being furnished by the Debtors, pursuant to section 1125 of the Bankruptcy Code, in connection with the solicitation of votes to accept or reject the Plan (as it may be altered, amended, modified or supplemented as described herein) from Holders of (i) the Pre-Petition Credit Agreement Claims, (ii) Subsidiary General Unsecured Claims and (iii) LCE General Unsecured Claims. All capitalized terms used in this Disclosure Statement have the meanings ascribed to such terms in Section II of this Disclosure Statement, except as otherwise indicated. The following introduction and summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Disclosure Statement.

A.      THE SOLICITATION

               On the Filing Date, each of the Debtors filed separate petitions under chapter 11 of the Bankruptcy Code. On November 11, 2001, the Debtors filed the Plan with the Bankruptcy Court. Concurrently therewith, the Debtors filed the Disclosure Statement with the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and in connection with the solicitation of votes to accept or reject the Plan (the "Solicitation"). On January 14, 2002, the Debtors filed the First Amended Chapter 11 Plan and this related Disclosure Statement with the Bankruptcy Court.

               On January 14, 2002, the Bankruptcy Court determined that this Disclosure Statement contains "adequate information" in accordance with section 1125 of the Bankruptcy Code. Pursuant to section 1125(a)(1) of the Bankruptcy Code, "adequate information" is defined as "information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and history of the debtor and the condition of the Debtors' books and records, that would enable a hypothetical reasonable investor typical of holders of claims or interests of the relevant class to make an informed judgment about the plan . . ." 11 U.S.C. Section 1125(a)(1).

               THE BANKRUPTCY COURT HAS SCHEDULED A HEARING TO CONSIDER CONFIRMATION OF THE PLAN FOR FEBRUARY 28, 2002 BEFORE THE HONORABLE ALLAN L. GROPPER, UNITED STATES BANKRUPTCY JUDGE, UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ALEXANDER HAMILTON CUSTOMS HOUSE, ONE BOWLING GREEN, NEW YORK, NEW YORK 10004. THE HEARING MAY BE ADJOURNED FROM TIME TO TIME WITHOUT FURTHER NOTICE OTHER THAN BY ANNOUNCEMENT IN THE BANKRUPTCY COURT ON THE SCHEDULED DATE OF SUCH HEARING. ANY OBJECTIONS TO CONFIRMATION OF THE PLAN MUST BE IN WRITING AND MUST BE FILED WITH THE CLERK OF THE BANKRUPTCY COURT AND SERVED ON THE COUNSEL LISTED BELOW TO ENSURE RECEIPT BY THEM ON OR BEFORE FEBRUARY 22, 2002 AT 4:30 P.M. (EASTERN TIME). COUNSEL ON WHOM OBJECTIONS MUST BE SERVED ARE:

Fried, Frank, Harris, Shriver & Jacobson
One New York Plaza
New York, New York 10004
Attn:  Brad Eric Scheler, Esq.
       Lawrence A. First, Esq.
       Bonnie Steingart, Esq.             Attorneys for the Debtors

Pachulski, Stang, Ziehl, Young & Jones
10100 Santa Monica Boulevard, 11th Floor
Los Angeles, California 90067
Attn:  Marc Beilinson, Esq.
       Werner Disse, Esq.                 Attorneys for the Creditors' Committee

Kronish, Lieb, Weiner & Hellman
1114 Avenue of the Americas
New York, New York 10036
Attn: Jay Randall Indyke, Esq.            Attorneys for the Creditors' Committee
      Charles Shaw, Esq.

Office of the United States Trustee
33 Whitehall Street, 21st Floor
New York, New York 10004
Attn:  Wendy Rosenthal, Esq.              United States Trustee

O'Melveny & Myers LLP
1999 Avenue of the Stars, Suite 900
Los Angeles, California 90067
Attn:  Robert White, Esq.                 Attorneys for the Agent

Paul Weiss Rifkind
Wharton & Garrison
1285 Avenue of the Americas
New York, New York 10019                  Attorneys for Onex Corporation and
Attn:  Robert Drain, Esq.                 Oaktree Capital Management LLC

B.      RECOMMENDATIONS

               THE DEBTORS, THE CREDITORS' COMMITTEE, THE AGENT AND THE INVESTORS RECOMMEND THAT EACH ENTITY ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN. The Debtors, the Creditors' Committee, the Agent and the Investors believe that:

               1. the Plan provides the best possible result for the Holders of Claims;

               2. with respect to each Impaired Class of Claims, the distributions under the Plan, if any, are not less than the amounts that would be received if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code;

               3. acceptance of the Plan is in the best interests of holders of Claims.

C.      SUMMARY OF KEY PROVISIONS OF THE PLAN

               The purpose of the plan is to restructure the Debtors' outstanding indebtedness and resolve the Debtors' liquidity problems, thereby enhancing the recoveries for the Debtors' creditors and enabling the Debtors to continue as a going concern. In addition, the Plan is the product of extensive negotiations between the Investors, the Pre-Petition Lenders and the Creditors' Committee. The Plan represents a compromise between the divergent viewpoints held by the Debtors' major creditor constituencies regarding the value of the Debtors and the consideration to be distributed, and the allocation of the consideration to be distributed, in connection with the reorganization of the Debtors. In particular, the Creditors' Committee has suggested that various causes of actions exist against the Pre-Petition Lenders. The Plan incorporates a settlement of the claims against the Pre-Petition Lenders, whereby the Investors will pay to LCE up to $45 million that will be distributed to Holders of General Unsecured Claims and all claims against the Pre-Petition Lenders will be released.

               The Plan provides for the issuance to Holders of Allowed Pre-Petition Credit Agreement Claims of (a) 100% of the New Common Stock and (b) 100% of the New Term Notes; provided, however, that in consideration for funding the Unsecured Settlement Distribution, the Investors shall receive 100% of the New Common Stock, and provided, further, that pursuant to the settlement, each Holder of a Pre-Petition Credit Agreement Claim (including the Investor Pre-Petition Credit Agreement Claims in excess of $300 million aggregate principal amount) shall receive its Pro Rata Share of the New Term Notes based on the ratio of such Pre-Petition Credit Agreement Claim to all Pre-Petition Credit Agreement Claims (other than $300 million aggregate principal amount of the Investor Pre-Petition Credit Agreement Claims).

               Holders of Allowed General Unsecured Claims will receive Cash distributions from the Unsecured Settlement Distribution which is a pool of $45 million in Cash plus any interest earned on such funds through the date of distribution.

               Based on the Debtors' books and records, the Debtors estimate that each Holder of an Allowed Subsidiary General Unsecured Claim will receive a distribution in Cash of twelve percent (12%) of its Allowed Claim from the Unsecured Settlement Distribution, and each Holder of an Allowed LCE General Unsecured Claim shall each receive a distribution in Cash equal to its Pro Rata Share of the remaining amount of the Unsecured Settlement Distribution, estimated to be at least ten percent (10%) (and potentially higher). At the twelve percent (12%) recovery level for Allowed Subsidiary General Unsecured Claims under the Plan, the Holders of Allowed LCE General Unsecured Claims will not receive a distribution that is less than nine and one-half percent (9-1/2%) of their Allowed Claims.

               If by reason of the fact that the aggregate amount of Allowed General Unsecured Claims is higher than the Debtors' estimate and therefore the Unsecured Settlement Distribution is insufficient to provide for a distribution of twelve percent (12%) to the Holders of Allowed Subsidiary General Unsecured Claims and a distribution of at least nine and one-half percent (9-1/2%) to the Holders of Allowed LCE General Unsecured Claims, the distribution to the Holders of Allowed LCE General Unsecured Claims will not be reduced below nine and one-half percent (9-1/2%) unless and until the distribution to the Holders of Allowed Subsidiary General

Unsecured Claims has been reduced to eleven and one-half percent (11-1/2%). However, as described on the following chart, if the aggregate amount of Allowed General Unsecured Claims is significantly higher than the Debtors' estimate such that the Unsecured Settlement Distribution is insufficient to fund a distribution of at least eleven and one-half percent (11-1/2%) to the Holders of Allowed Subsidiary General Unsecured Claims and at least nine and one-half percent (9-1/2%) to the Holders of Allowed LCE General Unsecured Claims, any such deficiency shall be allocated on a pro rata basis between the Holders of Allowed Subsidiary General Unsecured Claims and Allowed LCE General Unsecured Claims.

               Because there is a fixed amount of Cash from which the Holders of Allowed General Unsecured Claims will receive distributions under the Plan, the distributions to each Holder of an Allowed General Unsecured Claim depends on the amount of total General Unsecured Claims actually Allowed. Approximately $1,200,000,000 in Claims were filed against the Debtors. Based on the Debtors' books and records, the Debtors estimate there are approximately $427,000,000 in General Unsecured Claims that will ultimately be Allowed. Therefore, under the Plan and based on the Debtors' estimation of Allowed General Unsecured Claims, each Holder of an Allowed Subsidiary General Unsecured Claim would receive Cash in an amount equal to 12% of such Allowed Subsidiary General Unsecured Claim and each Holder of an Allowed LCE General Unsecured Claim would receive Cash in an amount equal to 10% of such Allowed LCE General Unsecured Claim. However, because the Debtors cannot predict the amount of Claims that will ultimately be Allowed against the Debtors, there can be no assurances that Holders of Allowed General Unsecured Claims would receive such a recovery.

               If and to the extent that the actual amount of Allowed General Unsecured Claims is greater than or less than the Debtors' estimation, the Plan sets forth the relative recoveries of Holders of Allowed General Unsecured Claims at different levels of the aggregate amount of Allowed General Unsecured Claims. Thus, pursuant to the Plan, Holders of Allowed General Unsecured Claims will receive Cash from the Unsecured Settlement Distribution in an amount equal to the product of the Allowed Amount of such Holder's Claim multiplied by the Applicable Class 5A Allowance Factor or the Applicable Class 5B Allowance Factor set forth below:

------------------------------------------------------------------------------------------------------------
 Allowed Amount of General                   Applicable Class 5A Allowance     Applicable Class 5B Allowance
 Unsecured Claims                            Factor                            Factor
------------------------------------------------------------------------------------------------------------
 $375,000,000.00                             .1200000                          .1200000
 $375,000,000.01-$400,000,000.00             .1200000                          .1108786
 $400,000,000.01-$415,000,000.00             .1200000                          .1054058
 $415,000,000.01-$429,816,666.00             .1200000                          .1000000
 $429,816,666.01-$443,520,833.00             .1200000                          .0950000
 $443,520,833.01-$448,504,347.83             .1150000                          .0950000
 $448,504,347.84-$460,000,000.00             .1121261                          .0926259
 $460,000,000.01-$470,000,000.00             .1097404                          .0906551
 $470,000,000.01-$480,000,000.00             .1074542                          .0887665
 $480,000,000.01-$490,000,000.00             .1052612                          .0869549
 $490,000,000.01-$500,000,000.00             .1031560                          .0852158
 $500,000,000.01-$525,000,000.00             .0982438                          .0811579
 $525,000,000.01-$550,000,000.00             .0937782                          .0774689
 $550,000,000.01-$575,000,000.00             .0897009                          .0741007
 $575,000,000.01-$600,000,000.00             .0859633                          .0710132
 $600,000,000.01-$650,000,000.00             .0793508                          .0655506
 $650,000,000.01-$700,000,000.00             .0736829                          .0608684
 $700,000,000.01-$750,000,000.00             .0687707                          .0568106
 $750,000,000.01-$800,000,000.00             .0644725                          .0532599
 $800,000,000.01-$900,000,000.00             .0573089                          .0473421
 $900,000,000.01-$1,000,000,000.00           .0515780                          .0426079
 $1,000,000,000.01-$1,100,000,000.00         .0468891                          .0387345
 $1,100,000,000.01-$1,200,000,000.00         .0429817                          .0355066
------------------------------------------------------------------------------------------------------------

               Thus, for illustration purposes only, if the actual aggregate amount for Allowed General Unsecured Claims were $445,000,000.00, each Holder of an Allowed Subsidiary General Unsecured Claim would receive Cash in an amount equal to 11.5% of such Allowed Subsidiary General Unsecured Claim and each Holder of an Allowed LCE General Unsecured Claim would receive Cash in an amount equal to 9.5% of such Allowed LCE General Unsecured Claim; alternatively, if the actual aggregate amount of Allowed General Unsecured Claims were $850,000,000, then each Holder of an Allowed Subsidiary General Unsecured Claims would receive Cash in an amount equal to 5.73089% of such Allowed Subsidiary General Unsecured Claim and each Holder of an Allowed LCE General Unsecured Claims would receive Cash in an amount equal to 4.73421% of such Allowed LCE General Unsecured Claim.

               Priority Claims, Miscellaneous Secured Claims, PBGC Claims, and Convenience Claims shall be Unimpaired by the Plan. The Plan provides for the extinguishment of Intercompany LCE Claims, Intercompany Subsidiary Claims, Intercompany Cineplex Odeon Claims and the Old LCE Common Stock Interests.

D.      SUMMARY OF CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

               The Plan categorizes the Claims against, and Interests in, the Debtors which exist on the Filing Date into twelve Classes. The Plan also

                      (i) provides that each holder of an Allowed Administrative Expense will be paid in full in Cash on the later of (a) the Effective Date, (b) the date on which the Bankruptcy Court enters an order allowing such Administrative Expense and (c) the date on which the Debtors and the Holder of such Allowed Administrative Expense otherwise agree; provided, however, that Allowed Administrative Expenses representing (a) obligations incurred under the DIP Facility Agreement shall be paid in full in Cash on the Effective Date, and (b) obligations incurred in the ordinary course of business consistent with past practice, or assumed by the Debtors shall be paid in full or performed by the Debtors or Reorganized Debtors in the ordinary course of business, consistent with past practice; provided further, however, that Allowed Administrative Expenses incurred by the Debtors or Reorganized Debtors after the Confirmation Date, including (without limitation) claims for professionals' fees and expenses, shall not be subject to application and may be paid by the Debtors or Reorganized Debtors, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval;

                      (ii) provides that Allowed Priority Tax Claims will receive (a) Cash payments made in equal annual installments beginning on or before the first anniversary following the Effective Date with the final installment being payable no later than the sixth anniversary of the date of the assessment of such Allowed Priority Tax Claim, together with interest on the unpaid balance of such Allowed Priority Tax Claim from the Effective Date calculated at the Market Rate, or (b) such other treatment agreed to by the Holder of such Allowed Priority Tax Claim and the Debtors or Reorganized Debtors, as the case may be; and

                      (iii) specifies the manner in which the Claims and Interests in each Class are to be treated.

For a more precise explanation, please refer to the discussion in Section VI herein, entitled "SUMMARY OF THE PLAN" and to the Plan itself.

               The table below provides a summary of the classification, treatment, and distributions to be made in respect of, Claims and Interests in each Class under the Plan.

------------------------------------------------------------------------------------------------
                  TYPE OF CLAIM
CLASS           OR EQUITY INTEREST                            TREATMENT
------------------------------------------------------------------------------------------------
1        PRIORITY CLAIMS (UNIMPAIRED)     ON THE LATEST OF (a) THE EFFECTIVE DATE, (b)
                                          THE DATE ON WHICH SUCH PRIORITY CLAIM BECOMES AN
                                          ALLOWED PRIORITY CLAIM, OR (c) THE DATE ON WHICH
                                          THE DEBTORS AND THE HOLDER OF SUCH ALLOWED
                                          PRIORITY CLAIM OTHERWISE AGREE, EACH
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
                  TYPE OF CLAIM
CLASS           OR EQUITY INTEREST                            TREATMENT
------------------------------------------------------------------------------------------------
                                          HOLDER OF AN ALLOWED PRIORITY CLAIM WILL BE
                                          ENTITLED TO RECEIVE CASH IN AN AMOUNT SUFFICIENT
                                          TO RENDER SUCH ALLOWED PRIORITY CLAIM UNIMPAIRED
                                          UNDER SECTION 1124 OF THE BANKRUPTCY CODE;
                                          PROVIDED, HOWEVER, ALLOWED PRIORITY CLAIMS
                                          REPRESENTING OBLIGATIONS INCURRED IN THE ORDINARY
                                          COURSE SHALL BE PAID IN FULL OR PERFORMED BY THE
                                          REORGANIZED DEBTORS IN THE ORDINARY COURSE OF
                                          BUSINESS, CONSISTENT WITH PAST PRACTICE.
------------------------------------------------------------------------------------------------
2        PRE-PETITION CREDIT AGREEMENT    ON THE EFFECTIVE DATE, THE HOLDERS OF ALLOWED
         CLAIMS (IMPAIRED)                PRE-PETITION CREDIT AGREEMENT CLAIMS SHALL
                                          RECEIVE THEIR PRO-RATA SHARE OF (i) 100% OF THE
                                          NEW TERM NOTES AND (ii) 100% OF THE NEW COMMON
                                          STOCK; PROVIDED, HOWEVER, THAT IN CONSIDERATION
                                          FOR PAYING TO LCE UP TO $45 MILLION TO FUND THE
                                          UNSECURED SETTLEMENT DISTRIBUTION, (i) THE
                                          INVESTORS SHALL, ON THE EFFECTIVE DATE, RECEIVE
                                          100% OF THE NEW COMMON STOCK AND (ii) EACH HOLDER
                                          OF A PRE-PETITION CREDIT AGREEMENT CLAIM
                                          (INCLUDING THE INVESTOR PRE-PETITION CREDIT
                                          AGREEMENT CLAIMS IN EXCESS OF $300 MILLION
                                          AGGREGATE PRINCIPAL AMOUNT) SHALL, ON THE
                                          EFFECTIVE DATE, RECEIVE ITS PRO RATA SHARE OF THE
                                          NEW TERM NOTES BASED ON THE RATIO OF SUCH
                                          PRE-PETITION CREDIT AGREEMENT CLAIM TO ALL
                                          PRE-PETITION CREDIT AGREEMENT CLAIMS (OTHER THAN
                                          $300 MILLION OF THE INVESTOR PRE-PETITION CREDIT
                                          AGREEMENT CLAIMS).
------------------------------------------------------------------------------------------------
3        MISCELLANEOUS SECURED CLAIMS     ON THE LATEST OF (a) THE EFFECTIVE DATE, (b)
         (UNIMPAIRED)                     THE DATE ON WHICH SUCH MISCELLANEOUS SECURED
                                          CLAIM BECOMES AN ALLOWED CLAIM, AND (c) THE DATE
                                          ON WHICH THE DEBTORS AND THE HOLDERS OF SUCH
                                          ALLOWED MISCELLANEOUS SECURED CLAIM OTHERWISE
                                          AGREE, AT THE ELECTION OF THE DEBTORS PRIOR TO THE
                                          EFFECTIVE DATE EACH HOLDER OF AN ALLOWED CLASS 3
                                          MISCELLANEOUS SECURED CLAIM WILL BE ENTITLED TO
                                          RECEIVE ON ACCOUNT OF SUCH HOLDER'S ALLOWED
                                          MISCELLANEOUS SECURED CLAIM ONE OF THE FOLLOWING
                                          TREATMENTS: (i) THE LEGAL, EQUITABLE AND
                                          CONTRACTUAL RIGHTS TO WHICH SUCH ALLOWED
                                          MISCELLANEOUS SECURED
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
                  TYPE OF CLAIM
CLASS           OR EQUITY INTEREST                            TREATMENT
------------------------------------------------------------------------------------------------
                                          CLAIM ENTITLES SUCH HOLDER WILL REMAIN UNALTERED,
                                          (ii) SUCH HOLDER'S ALLOWED MISCELLANEOUS SECURED
                                          CLAIM WILL BE REINSTATED AND RENDERED UNIMPAIRED
                                          IN ACCORDANCE WITH SECTION 1124(2) OF THE
                                          BANKRUPTCY CODE, OR (iii) SUCH OTHER TREATMENT AS
                                          MUTUALLY AGREED TO BY THE DEBTORS AND SUCH HOLDER.
------------------------------------------------------------------------------------------------
4        PBGC CLAIMS (UNIMPAIRED)         ON THE EFFECTIVE DATE, THE HOLDER OF THE
                                          ALLOWED PBGC CLAIMS SHALL BE ENTITLED TO
                                          RECEIVE ON ACCOUNT OF SUCH HOLDER'S ALLOWED
                                          PBGC CLAIM ONE OF THE FOLLOWING TREATMENTS:
                                          (a) LEGAL, EQUITABLE AND CONTRACTUAL RIGHTS TO
                                          WHICH SUCH ALLOWED PBGC CLAIM ENTITLES SUCH
                                          HOLDER SHALL REMAIN UNALTERED; (b) SUCH
                                          HOLDER'S ALLOWED PBGC CLAIM SHALL BE
                                          REINSTATED AND RENDERED UNIMPAIRED IN
                                          ACCORDANCE WITH SECTION 1124(2) OF THE
                                          BANKRUPTCY CODE, OR (c) SUCH OTHER TREATMENT
                                          AS MUTUALLY AGREED TO BY THE DEBTORS AND SUCH
                                          HOLDER.
------------------------------------------------------------------------------------------------
5A       SUBSIDIARY GENERAL UNSECURED     AS SOON AS PRACTICABLE FOLLOWING THE EARLIER
         CLAIMS (IMPAIRED)                OF (a) THE FOUR-MONTH ANNIVERSARY OF THE
                                          EFFECTIVE DATE AND (b) THE DATE ON WHICH ALL
                                          DISPUTED GENERAL UNSECURED CLAIMS HAVE BEEN
                                          RESOLVED BY A FINAL ORDER OF THE BANKRUPTCY COURT,
                                          SUBJECT TO A RESERVE FOR DISPUTED CLAIMS, EACH
                                          HOLDER OF AN ALLOWED SUBSIDIARY GENERAL UNSECURED
                                          CLAIM SHALL RECEIVE FROM THE UNSECURED SETTLEMENT
                                          DISTRIBUTION, ON ACCOUNT OF SUCH ALLOWED
                                          SUBSIDIARY GENERAL UNSECURED CLAIMS, CASH IN AN
                                          AMOUNT EQUAL TO THE PRODUCT OF THE ALLOWED AMOUNT
                                          OF SUCH HOLDER'S CLAIM MULTIPLIED BY THE
                                          APPLICABLE CLASS 5A ALLOWANCE FACTOR SET FORTH IN
                                          SCHEDULE III TO THE PLAN.
------------------------------------------------------------------------------------------------
5B       LCE GENERAL UNSECURED CLAIMS     AS SOON AS PRACTICABLE FOLLOWING THE EARLIER
         (IMPAIRED)                       OF (a) THE FOUR MONTH ANNIVERSARY OF THE
                                          EFFECTIVE DATE AND (b) THE DATE ON WHICH ALL
                                          DISPUTED GENERAL UNSECURED CLAIMS HAVE BEEN
                                          RESOLVED BY A FINAL ORDER OF THE BANKRUPTCY COURT,
                                          SUBJECT TO A RESERVE FOR
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
                  TYPE OF CLAIM
CLASS           OR EQUITY INTEREST                            TREATMENT
------------------------------------------------------------------------------------------------
                                          DISPUTED CLAIMS, EACH HOLDER OF AN ALLOWED LCE
                                          GENERAL UNSECURED CLAIM SHALL RECEIVE FROM THE
                                          UNSECURED SETTLEMENT DISTRIBUTION, ON ACCOUNT OF
                                          SUCH ALLOWED LCE GENERAL UNSECURED CLAIM, CASH IN
                                          AN AMOUNT EQUAL TO THE PRODUCT OF THE ALLOWED
                                          AMOUNT OF SUCH HOLDER'S CLAIM MULTIPLIED BY THE
                                          APPLICABLE CLASS 5B ALLOWANCE FACTOR SET FORTH IN
                                          SCHEDULE III TO THE PLAN.
------------------------------------------------------------------------------------------------
6        CONVENIENCE CLAIMS (UNIMPAIRED)  AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVE
                                          DATE, EACH HOLDER OF AN ALLOWED CONVENIENCE CLAIM
                                          ($500 OR LESS) SHALL RECEIVE CASH IN AN AMOUNT
                                          SUFFICIENT TO RENDER SUCH ALLOWED CONVENIENCE
                                          CLAIM (INCLUDING AS REDUCED BY ELECTION OF THE
                                          HOLDER OF SUCH CLAIM) UNIMPAIRED UNDER SECTION
                                          1124 OF THE BANKRUPTCY CODE.
------------------------------------------------------------------------------------------------
7A       INTERCOMPANY LCE CLAIMS          ALL INTERCOMPANY LCE CLAIMS WILL BE
         (IMPAIRED)                       EXTINGUISHED AND NO DISTRIBUTIONS WILL BE MADE
                                          IN RESPECT OF SUCH INTERCOMPANY LCE CLAIMS.
------------------------------------------------------------------------------------------------
7B       INTERCOMPANY SUBSIDIARY CLAIMS   ALL INTERCOMPANY SUBSIDIARY CLAIMS WILL BE
         (IMPAIRED)                       EXTINGUISHED AND NO DISTRIBUTIONS WILL BE MADE
                                          IN RESPECT OF SUCH INTERCOMPANY SUBSIDIARY
                                          CLAIMS.
------------------------------------------------------------------------------------------------
7C       INTERCOMPANY CINEPLEX ODEON      ALL INTERCOMPANY CINEPLEX ODEON CLAIMS WILL BE
         CLAIMS (IMPAIRED)                EXTINGUISHED AND NO DISTRIBUTIONS WILL BE MADE
                                          IN RESPECT OF SUCH INTERCOMPANY CINEPLEX ODEON
                                          CLAIMS.
------------------------------------------------------------------------------------------------
8        OLD LCE COMMON STOCK INTERESTS   ON THE EFFECTIVE DATE, ALL OLD LCE COMMON
         (IMPAIRED)                       STOCK INTERESTS WILL BE EXTINGUISHED AND NO
                                          DISTRIBUTIONS WILL BE MADE IN RESPECT OF SUCH OLD
                                          LCE COMMON STOCK INTERESTS.
------------------------------------------------------------------------------------------------
9        SUBSIDIARY COMMON STOCK          ON THE EFFECTIVE DATE, EACH HOLDER OF A
         INTERESTS (UNIMPAIRED)           SUBSIDIARY COMMON STOCK INTEREST SHALL RETAIN
                                          SUCH INTEREST AND ITS RESPECTIVE SHARE OR SHARES
                                          OF COMMON STOCK OF THE DEBTORS REPRESENTING SUCH
                                          INTEREST.
------------------------------------------------------------------------------------------------

               For a more detailed description of the foregoing Classes of Claims and Interests, see Section VI herein, entitled "SUMMARY OF THE PLAN."

E.       NOTICE TO HOLDERS OF CLAIMS AND INTERESTS

         All Holders of Impaired Claims against and Interests in the Debtors should read this Disclosure Statement, together with the Plan, the form of Ballot and/or Master Ballot, as applicable, and the applicable Voting Instructions (collectively, the "Solicitation Materials"), in their entirety before voting on the Plan.

         Pursuant to the provisions of the Bankruptcy Code, only Impaired Classes of Claims and Interests are entitled to vote to accept or reject the Plan. The Classes of Claims Impaired under the Plan consist of Class 2 (Prepetition Credit Agreement Claims), Class 5A (Subsidiary General Unsecured Claims), Class 5B (LCE General Unsecured Claims), Class 7A (Intercompany LCE Claims), Class 7B (Intercompany Subsidiary Claims) and Class 7C (Intercompany Cineplex Odeon Claims). The Class of Interests Impaired under the Plan consists of Class 8. See Section VI herein, entitled "SUMMARY OF THE PLAN" for a description of these Classes. The Debtors are seeking acceptance of the Plan from Holders of Pre-Petition Credit Agreement Claims, LCE General Unsecured Claims and Subsidiary General Unsecured Claims. Class 1 (Priority Claims), Class 3 (Miscellaneous Secured Claims), Class 4 (PBGC Claims), Class 6 (Convenience Claims) and Class 9 (Subsidiary Common Stock Interests) are Unimpaired, and Holders of Claims or Interests in such Classes are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Class 7A Intercompany LCE Claims, Class 7B Intercompany Subsidiary Claims, Class 7C Intercompany Cineplex Odeon Claims and Class 8 Old Common Stock Interests are impaired and will not receive or retain any property under the Plan on account of their claims and interests and, therefore, are deemed not to have accepted the Plan pursuant to section 1126(g) of the Bankruptcy Code. However, as co-proponents of the Plan, Holders of Claims in Class 7A and Class 7B support the Plan.

         Unless otherwise directed by the Bankruptcy Court, only votes cast by or at the direction of Holders of Claims in accordance with the voting instructions will be counted for purposes of voting on the Plan. See Section XIII herein, entitled "Voting and Confirmation of the Plan."

         The solicitation will expire at 4:30 p.m. (Eastern Time), on February 22, 2002 (the "Voting Deadline"), unless the Voting Deadline is extended or waived by the Debtors. After carefully reviewing this Disclosure Statement, the Plan and the other applicable Solicitation Materials, each Holder of a Pre-Petition Credit Agreement Claim, LCE General Unsecured Claim or Subsidiary General Unsecured Claim should vote to accept or reject the Plan in accordance with the Voting Instructions, and return the appropriate Ballot(s) or Master Ballot(s) in accordance with the instructions set forth therein so they are received prior to the Voting Deadline. For further information, see Section XIII herein, entitled "VOTING AND CONFIRMATION OF THE PLAN."

         This Disclosure Statement is being transmitted only to Holders of Impaired Claims and Interests.

         WHEN CONFIRMED BY THE BANKRUPTCY COURT, THE PLAN WILL BIND ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, WHETHER OR NOT THEY ARE ENTITLED TO VOTE OR DID VOTE ON THE PLAN AND WHETHER OR NOT THEY RECEIVE OR RETAIN ANY DISTRIBUTIONS OR PROPERTY UNDER THE PLAN. THUS, ALL HOLDERS OF IMPAIRED CLAIMS AND IMPAIRED INTERESTS ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS SCHEDULES, EXHIBITS AND APPENDICES CAREFULLY AND IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR TO REJECT THE PLAN. THIS DISCLOSURE STATEMENT CONTAINS IMPORTANT INFORMATION ABOUT THE PLAN, CONSIDERATIONS PERTINENT TO ACCEPTANCE OR REJECTION OF THE PLAN, AND DEVELOPMENTS CONCERNING THE CHAPTER 11 CASES.

         CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS, AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL FUTURE RESULTS. Except with respect to the projections referenced in Section IX herein, entitled "FINANCIAL PROJECTIONS, VALUATION AND ASSUMPTIONS USED" (the "Projections"), which are only a prediction and not a guaranty of future results, and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof. Such events may have a material impact on the information contained in this Disclosure Statement. The Debtors and Reorganized Debtors do not intend to update the Projections. Thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections. Further, the Debtors do not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement shall not under any circumstances imply that the information herein is correct or complete as of any time subsequent to the date hereof.

         EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

         If you did not receive a Ballot in your package of Solicitation Materials and believe that you should have, please contact the Information Agent named below at the address or telephone number set forth in Section XIII of this Disclosure Statement entitled "VOTING AND CONFIRMATION OF THE PLAN."

                                II. DEFINITIONS

         Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neutral gender shall include the masculine, the feminine and the neutral. Unless the context requires otherwise, the following words and phrases shall have the meanings set forth below when used in initially capitalized form in this Disclosure Statement:

         Administrative Expense: (a) Any right to payment constituting a cost or expense of administration of the Chapter 11 Cases (including, without limitation, professional fees and expenses) under section 503(b) of the Bankruptcy Code and (b) a Claim given the status of an Administrative Expense by Final Order of the Bankruptcy Court.

         Affiliate: As defined in section 101(2) of the Bankruptcy Code.

         Agent: Bankers Trust, as agent under the Pre-Petition Credit Agreement.

         Allowed: With respect to Claims and Interests, (a) Any Claim against or Interest in a Debtor, proof of which is timely filed, or by order of the Bankruptcy Court is not or will not be required to be filed, (b) any Claim or Interest that has been or is hereafter listed in the Schedules as neither disputed, contingent or unliquidated, and for which no timely proof of claim has been filed, or (c) any Claim allowed pursuant to the Plan; provided, however, that with respect to any Claim or Interest described in clauses (a) or (b) above, such Claim or Interest shall be allowed only if (i) no objection to the allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court or (ii) such an objection is so interposed and the Claim or Interest shall have been allowed by a Final Order (but only if such allowance was not solely for the purpose of voting to accept or reject the Plan.) Except as otherwise specified in the Plan or a Final Order of the Bankruptcy Court the amount of an Allowed Claim shall not include interest on such Claim from and after the Filing Date.

         Applicable Class 5A Allowance Factor: With respect to any given determination date under the Plan, for purposes of calculating the amount that should be payable to any Holder of Allowed Subsidiary General Unsecured Claims from the Unsecured Settlement Distribution, the factor set forth on Schedule III to the Plan that corresponds to the Maximum Allowable Amount of General Unsecured Claims as of such determination date. For illustration purposes only, if the Maximum Allowable Amount of General Unsecured Claims is $425,000,000, the Applicable Class 5A Allowance Factor would be .1200000. If and to the extent that Disputed Claims are disallowed or expunged from time to time, the Class 5A Allowance Factor will increase, as set forth on Schedule III to the Plan.

         Applicable Class 5B Allowance Factor: With respect to any given determination date under the Plan, for purposes of calculating the amount that should be payable to any Holder of Allowed LCE General Unsecured Claims from the Unsecured Settlement Distribution, the factor set forth on Schedule III to the Plan that corresponds to the Maximum Allowable Amount of General Unsecured Claims as of such determination date. For illustration purposes only, if the Maximum Allowable Amount of General Unsecured Claims is $ 425,000,000, the Applicable Class 5B Allowance Factor would be .1000000. If and to the extent that Disputed Claims are disallowed or expunged from time to time, the Class 5B Allowance Factor will increase, as set forth on Schedule III to the Plan.

         Ballot: The form distributed, together with the Disclosure Statement, to Holders of Claims in classes that are Impaired and entitled to vote on the Plan for the purpose of indicating acceptance or rejection of the Plan.

         Bankers Trust: Bankers Trust Company in its capacity as Agent and as Pre-Petition Lender.

         Bankruptcy Code: Title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

         Bankruptcy Court: The United States Bankruptcy Court for the Southern District of New York, or any other court having jurisdiction over these Chapter 11 Cases.

         Bankruptcy Rules: The Federal Rules of Bankruptcy Procedure promulgated under Section 2075 of title 28 of the United States Code and the Local Rules of the Bankruptcy Court, each as amended from time to time, as applicable to the Chapter 11 Cases.

         Bar Date: September 26, 2001

         Board: The board of directors of the Debtors or Reorganized Debtors, as applicable.

         Business Day: Any day other than a Saturday, Sunday or "legal holiday" as such term is defined in Bankruptcy Rule 9006(a).

         By-Laws: The By-Laws of the Debtors (other than LCE) in effect as of the Filing Date.

         Canadian Debtors: Cineplex Odeon, and the other entities listed on
Schedule II to the Plan, as Applicants, in the CCAA Cases.

         Canadian DIP: The loans made by LCE to Cineplex Odeon pursuant to the Credit Agreement dated February 28, 2001, as amended, between LCE as lender, Cineplex Odeon as borrower and Deutsche Bank, as agent.

         Canadian Plan: The Plan of Compromise and Arrangement proposed by the Canadian Debtors in the CCAA Cases.

         Cash: Currency, a certified check, a cashier's check or a wire transfer of good funds from any source, or a check drawn on a domestic bank by the Debtors, the Reorganized Debtors or other Entity making any distribution under the Plan.

         Cause of Action: Any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment, and claims, whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise.

         CCAA: The Canadian Companies' Creditors Arrangement Act.

         CCAA Cases: Those cases commenced by the Canadian Debtors under the CCAA.

         Chapter 11 Cases: The cases under Chapter 11 of the Bankruptcy Code filed by the Debtors that were commenced on the Filing Date, with case numbers 01-40346 through 01-40582.

         Cineplex Odeon: Cineplex Odeon Corporation, a corporation organized under the laws of Canada, and a wholly-owned subsidiary of LCE.

         Claim: Any right to (a) payment from a Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (b) an equitable remedy for breach of performance if such breach gives rise to a right to payment from a Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

         Class: A class of Claims or Interests designated pursuant to the Plan.

         Class 5A Payment Amount: The product of the then Applicable Class 5A Allowance Factor multiplied by the amount of each Holder's Allowed Subsidiary General Unsecured Claim.

         Class 5B Payment Amount: The product of the then Applicable Class 5B Allowance Factor multiplied by the amount of each Holder's Allowed LCE General Unsecured Claim.

         Class 5 Claims Reserve: The Unsecured Settlement Distribution that shall be held in a segregated interest bearing account to be established by the Reorganized Debtors on the Effective Date for the purpose of making distributions to Holders of Allowed General Unsecured Claims pursuant to Section
11.4 of the Plan.

         Combination: The combination completed on May 14, 1998 of the Loews Theatres exhibition business of Sony Pictures Entertainment, Inc., a wholly owned subsidiary of Sony Corporation of America, and Cineplex Odeon.

         Confirmation Date: The date on which the Confirmation Order shall be entered on the docket maintained by the Clerk of the Bankruptcy Court with respect to the Chapter 11 Cases.

         Confirmation Hearing: The hearing held by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code regarding the confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

         Confirmation Order: The order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

         Convenience Claim: Any Unsecured Claim that is (i) Allowed for an amount of $500 or less or (ii) is Allowed in an amount greater than $500, but which is reduced to $500 by election of the Holder thereof pursuant to such Holder's Ballot. In no event shall any Convenience Claim exceed $500 for purposes of allowance, treatment or distribution under the Plan.

         Creditor: Any Entity that is the Holder of a Claim against a Debtor that arose on or before the order for relief in these Chapter 11 Cases or a Claim against a Debtor's estate of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code.

         Creditors' Committee: The official committee of unsecured Creditors appointed in these Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code on March 2, 2001, as the same may be constituted from time to time.

         Creditors' Committee Designee: Mr. William Kaye, or another representative to be appointed by the Creditors' Committee on or before the Effective Date to provide input and assistance to the Debtors or the Reorganized Debtors in analyzing, objecting to, compromising and settling Disputed Claims.

         Debtors: LCE and its subsidiaries listed on Schedule I to the Plan, as debtors and debtors-in-possession in the Chapter 11 Cases.

         DIP Agent: Bankers Trust, as agent for the DIP Lenders.

         DIP Facility Agreement: The Debtor In Possession Credit Agreement, as amended from time to time, and ancillary documents, dated as of February 15, 2001, among the Debtors, the DIP Agent and the DIP Lenders.

         DIP Lenders: The lenders under the DIP Facility Agreement.

         Disclosure Statement: The disclosure statement that relates to the Plan and that has been approved by the Bankruptcy Court as containing adequate information as required by section 1125 of the Bankruptcy Code.

         Disputed: With respect to Claims, any Claim that is not Allowed.

         Effective Date: The date that is 11 days after the Confirmation Date, or, if such date is not a Business Day, the next succeeding Business Day, or such later date after the Confirmation Date as determined by the Debtors so long as no stay of the Confirmation Order is in effect on such date; provided, however, that if, on or prior to such date, all conditions to the Effective Date set forth in Article Thirteen of the Plan have not been satisfied or waived, then the Effective Date shall be the first Business Day following the day on which all such conditions to the Effective Date have been satisfied or waived or such later date as the Debtors may determine.

         Entity: Any individual, corporation, limited or general partnership, limited liability company, joint venture, association, joint stock company, estate, entity, trust, trustee,

United States trustee, unincorporated organization, government, governmental unit (as defined in the Bankruptcy Code), agency or political subdivision thereof.

         Exchange Act: The Securities Exchange Act of 1934, as amended.

         February 2001 Letter of Intent: The letter of intent, dated February 14, 2001, by and between LCE, Cineplex Odeon, Onex, Oaktree Capital and Pacific Capital Group, Inc.

         February LOI Investors: Onex, Pacific Capital and Oaktree.

         Filing Date: February 15, 2001, the date on which each of the Debtors filed a voluntary petition for relief commencing the Chapter 11 Cases.

         Final Decree: A final decree closing the Chapter 11 Cases as described in Bankruptcy Rule 3022.

         Final Dip Order: The final order of the Bankruptcy Court, dated April 4, 2001, approving the DIP Facility Agreement.

         Final Order: An order, ruling or judgment of the Bankruptcy Court or any other court of competent jurisdiction as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending, or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or, on and after the Effective Date, the Reorganized Debtors or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court or other court of competent jurisdiction shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be filed with respect to such order, shall not cause such order not to be a Final Order.

         General Unsecured Claim: All LCE General Unsecured Claims and Subsidiary General Unsecured Claims, including, without limitation, any and all environmental Claims and other Claims arising from or relating to properties that were owned, leased or operated by the Debtors in Cicero, Illinois.

         Holder: Any Entity that holds a Claim or Interest.

         HSBC Bank: HSBC Bank USA, a New York bank and trust company, as Indenture Trustee.

         Impaired: Any Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

         Indenture: The Indenture, dated as of August 5, 1998, as amended, between LCE, as issuer and the Indenture Trustee pursuant to which the Pre-Petition Notes were issued.

         Indenture Trustee: HSBC Bank, as successor indenture trustee to Bankers Trust Company as indenture trustee under the Indenture, or its duly appointed successor (if any).

         Instrument: Any share of stock, security, promissory note or other "Instrument" within the meaning of that term as defined in section 9-102(47) of the UCC, as revised in 2001.

         Intercompany Cineplex Odeon Claims: All Claims held by a Canadian Debtor against any of the Debtors.

         Intercompany Claims: All Intercompany LCE Claims, Intercompany Subsidiary Claims and Intercompany Cineplex Odeon Claims.

         Intercompany LCE Claims: All Claims (a) held by LCE against any Subsidiary Debtor or (b) held by any Subsidiary Debtor against LCE, including, without limitation, all Claims arising as a result of advances made (i) by LCE to any Subsidiary Debtor or (ii) by any Subsidiary Debtor to LCE, as the case may be.

         Intercompany Subsidiary Claims: All Claims held by a Subsidiary Debtor against another Subsidiary Debtor, including, without limitation, Claims arising as a result of advances made by a Subsidiary Debtor to another Subsidiary Debtor.

         Interests: All equity interests in a Debtor, including, but not limited to, shares of common stock and any rights, options, warrants, calls, subscriptions or other similar rights or agreements, commitments or outstanding securities obligating a Debtor to issue, transfer or sell any shares of capital stock of a Debtor.

         Investors: Oaktree Capital and Onex, which, in the aggregate, beneficially own at least $300 million aggregate principal amount in Pre-Petition Credit Agreement Claims and $177,700,000 in Pre-Petition Note Claims, in each case, either directly or through one or more Affiliates.

         Investors' Pre-Petition Credit Agreement Claims: All Pre-Petition Credit Agreement Claims held by the Investors.

         LCE: Loews Cineplex Entertainment Corporation, a Delaware corporation.

         LCE General Unsecured Claim: Any Claim (other than a Convenience Claim, a Pre-Petition Credit Agreement Claim, a Miscellaneous Secured Claim, a Priority Claim, a Priority Tax Claim, an Administrative Expense Claim, a PBGC Claim, an Intercompany Claim, or any Claim subordinated under section 510(b) of the Bankruptcy Code) against LCE, including without limitation, all Pre-Petition Notes Claims and any and all Claims including environmental Claims arising from or related to properties that were owned, leased or operated by the Debtors in Cicero, Illinois.

         Market Rate: The rate of interest per annum (rounded upward, if necessary, to the nearest whole 1/100 of 1%) equal to the yield equivalent (as determined by the Secretary of the Treasury) of the average accepted auction price for the last auction of one-year United States Treasury bills settled at least fifteen (15) days prior to the Effective Date.

         Maximum Allowable Amount: With respect to any Disputed General Unsecured Claim, the least of the amounts (a) set forth in the proof(s) of claim filed by the Holder thereof, (b) determined by a Final Order of the Bankruptcy Court or any other court of competent jurisdiction as the maximum fixed amount of such General Unsecured Claim or as the estimated amount of such General Unsecured Claim for allowance, distribution and reserve purposes, (c) in the case of a proof of claim filed in an unliquidated, undetermined or contingent amount, as determined by a Final Order of the Bankruptcy Court or any other court of competent jurisdiction, or (d) as agreed upon, in writing, by the Debtors and the Holder of such Disputed Claim.

         Miscellaneous Secured Claim: Any Claim, including any Claim secured by a valid mechanics lien on property of the Debtors' estates, other than a Pre-Petition Credit Agreement Claim or an Administrative Expense, that is a secured claim within the meaning of, and to the extent allowable as a secured claim under, section 506 of the Bankruptcy Code.

         National Western: The National Western Life Insurance Company.

         New Common Stock: The 100,000 shares of common stock of Reorganized LCE, par value $.01 per share, to be issued by Reorganized LCE on and after the Effective Date pursuant to the Plan.

         New Subsidiary Certificates of Incorporation: The new certificates or articles of incorporation or formation or an amendment to the current certificates or articles for each of the Reorganized Debtors other than Reorganized LCE.

         New Term Loan Agreement: The term loan agreement and ancillary documents between the Reorganized Debtors, the lenders thereto and Bankers Trust, as Agent to be effective as of the Effective Date. A term sheet setting forth the material terms of the New Term Note Loan Agreement is attached as Exhibit A to the Plan.

         New Term Notes: The new term notes in the approximate aggregate principal amount of $429,409,000 to be issued pursuant to the New Term Loan Agreement to the Holders of Allowed Pre-Petition Credit Agreement Claims pursuant to Section 6.2 of the Plan.

         New Working Capital Credit Agreement: The working capital credit agreement and ancillary documents, dated as of the Effective Date, between the Reorganized Debtors, the lenders thereto and Bankers Trust as Agent containing the terms of the New Working Capital Facility. A term sheet setting forth the material terms of the New Working Capital Credit Agreement is attached as Exhibit B to the Plan.

         New Working Capital Facility: The $100 million credit facility to be provided to the Reorganized Debtors under the terms of the New Working Capital Credit Agreement.

         Oaktree Capital: Oaktree Capital Management, LLC and/or one or more of its Affiliates.

         Old LCE By-Laws: The By-Laws of LCE in effect as of the Filing Date.

         Old LCE Certificate of Incorporation: The certificate of incorporation of LCE in effect as of the Filing Date.

         Old LCE Common Stock: The common stock of LCE, par value $.01 per share, issued and outstanding as of the Filing Date.

         Old LCE Common Stock Interest: Any Interest evidenced by Old LCE Common Stock or any Claim, if any, relating to Old LCE Common Stock that is subordinated under section 510(b) of the Bankruptcy Code and any other Interest other than Subsidiary Common Stock Interests.

         Onex: Onex Corporation, a corporation organized under the laws of Canada and/or one or more of its Affiliates.

         Pacific Capital: Pacific Capital Group, Inc. and/or one or more of its affiliates.

         PBGC: The Pension Benefit Guaranty Corporation.

         PBGC Claims: Any and all claims of the PBGC.

         Plan: The chapter 11 plan of reorganization of the Debtors, together with all exhibits thereto, as the same may be amended and modified from time to time in accordance with section 1127 of the Bankruptcy Code, a copy of which is attached as Appendix I.

         Pre-Petition Credit Agreement: The Senior Revolving Credit Agreement, dated as of May 14, 1998, as amended, modified or supplemented from time to time, between LCE, the Pre-Petition Lenders and Bankers Trust, as a lender and Agent for the Pre-Petition Lenders.

         Pre-Petition Credit Agreement Claims: Any and all Claims in respect of, or in connection with, all or any portion of the aggregate outstanding and unpaid amount of principal and interest due and owing under, and subject to the terms and provisions of, the Pre-Petition Credit Agreement and all other Loan Documents (as defined in the Pre-Petition Credit Agreement), including, without limitation, any and all interest, costs, attorneys' fees and other expenses owed by the Debtors or for which the Debtors may be liable in connection therewith. In addition, pursuant to paragraph 6 of the DIP Facility Agreement, the DIP Lenders and the DIP Agent have agreed that for purposes of the Plan, the DIP Repayment Loan (as defined in the DIP Facility Agreement) will be treated as secured Pre-Petition Claims. In this regard, any and all Claims in receipt of the DIP Repayment Loans shall be considered for all purposes of the Plan Pre-Petition Credit Agreement Claims and shall not be considered Administrative Expenses.

         Pre-Petition Lender Agreement: The agreement, dated August 2001, as amended from time to time, by and between Onex, Oaktree Capital, the Agent, and certain of the other Pre-Petition Lenders.

         Pre-Petition Lenders: Bankers Trust, as administrative agent, and the lenders named as party to the Pre-Petition Credit Agreement.

         Pre-Petition Note Claims: Any and all Claims of the Indenture Trustee and Holders of Pre-Petition Notes arising under the Indenture or the transaction, agreements or Instruments upon which the Pre-Petition Notes are based.

         Pre-Petition Note Holders: The holders of the Pre-Petition Notes.

         Pre-Petition Notes: The 8-7/8% Senior Subordinated Notes due 2008 issued by LCE pursuant to the Indenture.

         Priority Claim: Any Claim, other than a Priority Tax Claim or an Administrative Expense, which is entitled to priority of payment under section 507(a) of the Bankruptcy Code.

         Priority Tax Claim: Any Claim which is entitled to priority of payment under section 507(a)(8) of the Bankruptcy Code.

         Pro Rata Share: A proportionate share, so that the ratio of the amount of property distributed on account of an Allowed Claim or Allowed Interest, as the case may be, in a class is the same as the ratio such Claim or Interest bears to the total amount of all Claims or Interests (including Disputed Claims or Disputed Interests until disallowed) in such class.

         Related Documents: The Plan and all documents necessary to consummate the transactions contemplated by the Plan.

         Reorganized Debtors: The Debtors from and after the effectiveness of the Plan on the Effective Date.

         Reorganized LCE: LCE from and after the effectiveness of the Plan on the Effective Date.

         Reorganized LCE By-Laws: The By-Laws of Reorganized LCE substantially in the form attached as Exhibit C to the Plan.

         Reorganized LCE Certificate of Incorporation: The certificate of incorporation of Reorganized LCE, as amended and restated pursuant to the Plan, substantially in the form attached as Exhibit D to the Plan.

         Schedules: The schedule of assets and liabilities filed by the Debtors with the Bankruptcy Court on June 29, 2001 in accordance with section 521(1) of the Bankruptcy Code, and any supplements and amendments thereto.

         Senior Executive Employment Agreements: The Senior Executive Employment Agreements between Reorganized LCE and Lawrence J. Ruisi and Travis Reid. Term Sheets setting forth the material terms of the Senior Executive Employment Agreements are attached as Exhibit E to the Plan.

         Subsidiary Common Stock: Collectively, all common stock of the Debtors (other than LCE) issued and outstanding as of the Filing Date.

         Subsidiary Common Stock Interest: Any Interest evidenced by Subsidiary Common Stock.

         Subsidiary Debtors: All of the Debtors other than LCE.

         Subsidiary General Unsecured Claim: Any Claim (other than a Convenience Claim, a Pre-Petition Credit Agreement Claim, a Miscellaneous Secured Claim, a Priority Claim, a Priority Tax Claim, an Administrative Expense Claim, a PBGC Claim, an Intercompany Claim, or any Claim subordinated under section 510(b) of the Bankruptcy Code) against any Debtor other than LCE, including without limitation, any and all Claims including environmental Claims against any Subsidiary Debtor arising from or related to properties that were owned, leased or operated by the Debtors in Cicero, Illinois.

         UCC: The Uniform Commercial Code in effect in the State of New York, as of the date hereof.

         Unimpaired: Any Class of Claims or Interests that is not Impaired.

         Unsecured Settlement Distribution: $45,000,000 in Cash.

         Voting Deadline: The date established in the order of the Bankruptcy Court approving the Disclosure Statement as the deadline by which votes to accept or reject the Plan must be received.

                                III. BACKGROUND

A.       BUSINESS AND PROPERTIES OF THE DEBTORS

         1. Introduction

         The Debtors are one of the world's largest commercial motion picture theatre exhibition companies. As of November 30, 2001, the Debtors or their subsidiaries owned, operated and/or had an interest in 2,451 screens at 264 theatres in 20 states and the District of Columbia, six Canadian provinces, Spain, Hungary and Korea. The Debtors' principal markets include New York and the metropolitan area, Boston, Chicago, Baltimore, Dallas, Houston,

Detroit, Los Angeles, Seattle, and Washington, D.C. In addition, one of LCE's wholly owned, non-Debtor subsidiaries, Cineplex Odeon, operates theatres throughout Canada.(1) For the fiscal year ended February 28, 2001, the Debtors (excluding their joint ventures and partnerships) had revenue of $903.5 million, 70% of which came from box office receipts and 30% from concession sales and other revenues.

         The Debtors were formed by the combination, completed on May 14, 1998, of the Loews Theatres exhibition business of Sony Pictures Entertainment Inc. ("SPE"), a wholly owned subsidiary of Sony Corporation of America ("SCA"), and Cineplex Odeon, another major motion picture exhibitor with operations predominantly in the U.S. and Canada (the "Combination"). As a result of the Combination, the Debtors now operate under the Loews Theatres and Cineplex Odeon Theatres names in North America and under these and other trade names abroad. As a result of the Combination and recent efforts, reflected industry-wide, to construct state-of-the-art multi-screen cinema complexes with digital surround sound and stadium seating commonly known as "Megaplex" theatres, the Debtors have significantly grown their business. Accordingly, the Debtors have opened and refurbished a substantial number of screens over the last several years and in fiscal year 2001 alone opened 224 screens in 16 theatres (including theatres owned and/or operated by Affiliates of the Debtors). In addition, in June 1998, the Debtors formed an international division to develop, construct and operate theatres outside of the U.S. and continue to consider expansion opportunities in selected areas throughout the world.

         2. Employees

         As of February 28, 2001, the Debtors employed approximately 14,000 employees, including approximately 1,415 full-time and 12,585 part-time employees engaged in the operation of the Debtors' theatres and in marketing, general corporate and administrative positions. The Debtors believe their relations with their employees are satisfactory.

         3. Executive Offices

         The Debtors' headquarters are located at 711 Fifth Avenue, New York, New York 10022 and their telephone number is (212) 833-6200.

         4. Competition

         Due to the large number of exhibitors, the film exhibition industry is competitive yet fragmented. As of February 28, 2001, the Debtors had 2,563 screens at 294 locations, which represented approximately 6.4% of all exhibition screens in North America. The Debtors' share of the total industry box office receipts in North America during fiscal 2001 (including 100% of

-----------
1 In addition to restructuring the Debtors through the Chapter 11 Cases, Cineplex Odeon, a direct subsidiary of LCE, and its direct and indirect subsidiaries filed for protection under the CCAA. For a further description of these proceedings, see Article II.E.6.

the operations of its joint ventures and partnerships) was approximately 8.7% of the $7.66 billion total box office revenue in North America.

         The film exhibition business is highly seasonal and has heightened attendance levels during the summer months and holidays. During non-peak periods, earnings can fluctuate dramatically due to the presence or absence of successful films. Film box office revenue is very sensitive to changes in attendance levels because a significant amount of the costs to exhibit films, such as rents, payrolls, etc., are fixed costs necessary to operate theatres.

B.       FINANCIAL INFORMATION

         Financial information regarding the Debtors is set forth in Appendices II and III hereto, consisting of the LCE's Form 10-K for fiscal year ended February 28, 2001 and the Debtor's Form 10-Q for the third quarter of fiscal year ended February 28, 2002.

C.       CORPORATE STRUCTURE OF DEBTORS

         LCE is incorporated in the State of Delaware and is the direct or indirect parent company of each of the other 236 Debtors, which are incorporated or organized under the laws of various states. Many of the Debtors are single purpose entities that operate one theatre. Several Debtors, however, operate more than one theatre, including Plitt Theatres, Inc. and RKO Century Warner Theatres, Inc., each of which operate numerous theatres. LCE manages and operates all aspects of each of the Debtors' theatres and businesses. LCE also holds, through certain of the Debtors, a 50 percent partnership or joint venture interest in Yelmo Cineplex de Espana ("Yelmo"), Magic Johnson Theatres ("MJT"), Loeks-Star Partners ("LSP"), and holds a 24 percent interest in Megabox Cineplex ("Megabox"). Megabox, Yelmo, LSP and MJT together hold interests in and/or operate 405 screens at 34 theatres. Certain of the Debtors also operate theatres owned by other entities pursuant to management agreements, for which the Debtors receive a management fee.

D.       CAPITAL STRUCTURE OF THE DEBTORS

         1. Equity

         The equity portion of LCE's capital structure is comprised of (i) 300,000,000 authorized shares of Old LCE Common Stock, of which 58,538,646 shares were issued and outstanding as of August 31, 2001, and (ii) 10,000,000 authorized shares of Class B non-voting common stock, par value $.01 per share, of which 84,000 shares were issued and outstanding as of August 31, 2001.

         The high and low sale prices per share of Old LCE Common Stock (based upon the NYSE composite tape as reported in published financial sources) for each fiscal quarter 1999, 2000 and 2001 are set forth below.

         HIGH AND LOW SALE PRICES PER SHARE OF THE OLD LCE COMMON STOCK
         --------------------------------------------------------------
FISCAL QUARTER                      HIGH                           LOW
--------------                      ----                           ---

2001
Fourth                              $0.81                          $0.25
Third                               $1.88                          $0.63
Second                              $4.38                          $1.75
First                               $4.38                          $2.25

2000
Fourth                              $6.50                          $4.13
Third                               $8.38                          $6.19
Second                             $10.94                          $7.94
First                              $12.88                          $9.13

1999
Fourth                             $10.88                          $8.63
Third                              $10.69                          $7.50
Second                             $15.50                          $7.88
First                              $19.00                         $15.44


         On February 15, 2001, the day on which trading of the Old LCE Common Stock was suspended, the closing market price of the Old LCE Common Stock was $0.39 per share.

         2. Debt

                  (a) PRE-PETITION CREDIT AGREEMENT

         Prior to the Filing Date, LCE partially funded its and its subsidiaries' operations through the Pre-Petition Credit Agreement. The Pre-Petition Credit Agreement consisted of a $1 billion senior revolving credit facility comprised of two tranches (a $750 million senior secured revolving credit facility and a $250 million uncommitted facility) and is secured by substantially all assets (other than real property interests) of LCE and its wholly owned domestic subsidiaries, including all equipment, inventory and accounts receivable. LCE also pledged to the Pre-Petition Lenders its equity interest in its domestic subsidiaries and a portion of its equity interest in each of its foreign subsidiaries. In addition, as a result of certain amendments to the Pre-Petition Credit Agreement, the Pre-Petition Lenders received security interests in certain of the Debtors' fee-owned and leasehold real property interests. As of the Filing Date the amount of direct borrowings (including principal, interest and outstanding letters of credit) under the Pre-Petition Credit Agreement totaled $742,302,246.

                  (b) MORTGAGE DEBT

         The Debtors have two loans outstanding to National Western that are secured by mortgages on the Debtors' Catalina and El Dorado theatres located in Tucson, Arizona. As of

August 31, 2001, the principal amount of indebtedness owed by the Debtors to National Western was approximately $3.6 million with respect to the El Dorado theatre and $2.7 million with respect to the Catalina Theatre. The interest rate for each of the mortgages is approximately 10% per annum and the final payment with respect to each of the mortgages is due on September 1, 2007.

                  (c) PRE-PETITION NOTES

         Pursuant to the Indenture, LCE issued $300 million aggregate principal amount of 8 7/8% senior subordinated notes due 2008.(2) HSBC Bank is the Indenture Trustee with respect to the Pre-Petition Notes. The Pre-Petition Notes are unsecured and contractually subordinated to all present and future Senior Indebtedness (as defined in the Indenture) of LCE. Based on the Debtors' Schedules, approximately $300,000,000 in principal and $13,312,500 accrued but unpaid interest was outstanding with respect to the Pre-Petition Notes as of the Filing Date.

E.       BACKGROUND AND EVENTS LEADING TO CHAPTER 11 FILING

         1. The Theatre Industry

         Recent trends in the movie theatre industry have presented theatre exhibitors with considerable new challenges. In an attempt to attract larger audiences, the industry has been significantly transformed by an emphasis on the importance of constructing Megaplex theatres. Megaplexes were designed to be more profitable and to lead to economies of scale by allowing exhibitors to spread operating facilities and fixed costs over more screens. The first Megaplexes were very successful in the locations where they were opened, generating significant cash flow and healthy returns. In recent years, motion picture exhibitors, including the Debtors, have sought to remain competitive by building Megaplex theatres or expanding and/or reconfiguring their older theaters as Megaplexes. However, the Megaplex build out was focused on growth in revenues and screens and was not accompanied by the industry's closure of a sufficient number of older, obsolete theatres. In addition, many exhibitors built Megaplexes near other Megaplexes, thus reducing their profitability. This caused an industry-wide glut of theatre screens, with the result that many theatres, particularly older theatres contribute only marginally to cash flow from operations, or operate at a loss.

         In addition, the percentage of box office revenue that film distributors can command as licensing fees has steadily increased because there are so many screens competing for the right to license the films. Moreover, a greater percentage of box office revenue is paid for the early weeks of a run than for later weeks. The large number of screens makes it possible for a

-----------
2 The Pre-Petition Notes were originally issued on August 5, 1998 to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), but became registered under the Securities Act after LCE completed an offering on November 19, 1998 to exchange the principal amount of the privately placed Pre-Petition Notes for a like principal amount of registered notes.

larger number of consumers to see a movie during the early weeks of a run. As a result, theatre exhibitors have seen their operating costs rise and experienced declining revenues during the later weeks of a film run.

         Moreover, during 2000 particularly, there were fewer box office hits than in the recent past. Theatre exhibitors' business is seasonal in nature, with the highest attendance and revenues generally occurring during the summer months and holiday seasons. Summer 2000 was not a strong season, due in part to the absence of successful films and a decline in box office revenue during the Olympic games. The decline in attendance has also reduced income from concessions, from video games in the lobbies and from on-screen advertising.

         Higher operating and construction costs, increased debt levels and new competition associated with the Megaplexes have resulted in an oversupply of theatre screens and have put significant financial pressure on the entire theatre exhibition industry. The combination of poor industry-wide box office results and the negative impact of the oversupply of screens resulted in pronounced cash flow declines throughout the theater industry. Additionally, industry-wide downgrades of exhibitors' debt by rating agencies combined with rising interest rates during 2000 caused a tightening of liquidity. Faced with reduced cash flows and earnings, many of the Debtors' competitors experienced liquidity crises and filed petitions for relief under chapter 11 of the Bankruptcy Code.

         2. The Debtors' Pre-Petition Attempt to Restructure

         As noted above, the Debtors have significantly grown their business through the Combination, construction of new Megaplexes and the expansion and/or reconfiguration of their older theatres. Implementation of the Debtors' growth strategy, together with the issues effecting the industry generally, created significant liquidity constraints for the Debtors. The construction of new theatres required the expenditure of significant funds both for (i) the initial cost and upkeep of the new theatres and (ii) the upkeep or reconfiguration of the Debtors' older theatres that have seen their audiences drawn away by the newer Megaplexes. The decrease in cash flow caused by weak box office results and an oversupply of theatres could not offset the increasing capital expenditures of the Debtors that were incurred as part of the Debtors' build-out.

         During fiscal 1999 and 2000, the Debtors experienced significant net losses. The losses were primarily caused by flat or declining attendance levels (including a particularly disappointing performance at the box office during the 2000 summer season) coupled with the continuing costs of new theatre construction. Similar losses were felt industry-wide, where an approximately 3.0% decrease in industry attendance resulted in a corresponding decrease in industry box office revenue in calendar year 2000. These losses were exacerbated by Megaplexes drawing audiences away from the Debtors' older theatres. As a result, the Debtors were forced to halt certain of their construction projects and to suspend other projects to reduce their significant construction costs.

         In addition to the Debtors' significant capital expenditures that were depleting the Debtors' cash flow, the Debtors' older, obsolete theatres that were leased under long-term commitments were not generating enough cash to offset the rent and operating costs. Moreover, prior to the chapter 11 filings, the Debtors could not unilaterally dispose of their older, unprofitable theatres, which are typically subject to long term leases that are no longer economically viable. As a result, their per screen attendance, operating margins and profits per patron, like those in the industry generally, have decreased because of the presence of the new screens. As a result, the Debtors undertook a comprehensive analysis of their properties and related operations in order to eliminate or renegotiate those leases and commitments that were underperforming or no longer viable. Thus, as part of their periodic review of their theatre portfolio, at the close of the summer 2000 movie season, the Debtors made a decision to accelerate the closing of underperforming theatres and reduce the number of screens they operated in order to combat the negative effects of the industry wide addition of new Megaplexes. The Debtors also explored ways to improve older theatres. Unfortunately, these actions were not enough to offset poor operating revenues from the summer 2000 movie season, which fell well below projections.

         To combat the liquidity crisis caused in part by higher operating and construction costs and significant debt levels, the Debtors pursued various avenues for raising ancillary revenues and reducing costs. For example, during Fiscal 2001, the Debtors completed a profitable on-screen advertising arrangement as well as various other sponsorship deals to increase ancillary revenues and also implemented overhead reduction plans which resulted in a reduction in general and administrative overhead. These initiatives resulted in an improvement in cash flow. In addition, the Debtors considered a number of potential strategic transactions to alleviate the financial pressure caused by the liquidity crisis. The Debtors were active in seeking capital through other sources, including asset securitizations, equity offerings, sale-leaseback transactions, strategic alliances with other exhibitors or an in-court restructuring of certain of the Debtors' subsidiaries. Specifically, in 2000, the Debtors entered into negotiations with other significant theatre operators in order to explore potential merger opportunities, and had discussions with their existing equity investors, as well as other potential strategic investors, to try to obtain additional equity financing. The Debtors also entered into negotiations with a number of parties in an effort to sell certain of their underperforming assets and sought to renegotiate several of their underperforming leases in order to obtain more favorable terms. Although the Debtors successfully renegotiated certain of their leases and sold certain assets, the Debtors were unable to implement the other more wide-ranging alternatives on the scale necessary to relieve the Debtors' long-term liquidity crisis. In addition, in early 2001, the Pre-Petition Lenders advised the Debtors that they were no longer willing to fund the losses resulting from the leases for the Debtors' underperforming locations while the Debtors attempted to negotiate a consensual out-of-court restructuring. These conditions are among the factors that led to the Debtors' filing for bankruptcy protection.

         3. Pre-Petition Defaults

         As a result of the Debtors' liquidity crisis, the Debtors and the Pre-Petition Lenders amended the Pre-Petition Credit Agreement, for various reasons, five times during the year prior to the Filing Date. On February 29, 2000, the Debtors and the Lenders entered into the First Amendment to Credit Agreement which relaxed certain financial covenants applicable to LCE and improved its ability to access funds under the Pre-Petition Credit Agreement.

         As a result of the Debtors' performance and ongoing capital requirements in the second quarter of 2000, the Debtors failed to satisfy certain financial covenants under the Pre-Petition Credit Agreement for such quarter. On or about September 19, 2000, the Debtors and Pre-Petition Lenders entered into the Second Amendment and Limited Waiver to Credit Agreement, which granted the Debtors a waiver until November 29, 2000 of the Debtors' non-compliance with such covenants and allowed the Debtors to continue to access funds under the Pre-Petition Credit Agreement. In consideration for such amendment and waiver, the Debtors agreed to grant to the Pre-Petition Lenders mortgages on certain fee and leasehold properties of the Debtors. The Debtors did not, however, grant the mortgages that were to be granted under the Second Amendment pursuant to its terms, and, instead, negotiated a further amendment to the Pre-Petition Credit Agreement.

         On or about October 16, 2000, the Debtors and the Pre-Petition Lenders entered into the Third Amendment and Limited Waiver to the Pre-Petition Credit Agreement. Under the terms of the Third Amendment, the Debtors were given access to additional capital through November 24, 2000 in exchange for the Debtors' providing the Pre-Petition Lenders with fee and leasehold mortgages with respect to certain properties of the Debtors having an aggregate value equal to the amount of the increased loans. As a result of the Second and Third Amendments, the Debtors' availability under the Pre-Petition Credit Agreement increased to $705 million, with the incremental availability being secured by mortgages on five of the Debtors' properties.

         On or about November 21, 2000, the Debtors and the Pre-Petition Lenders entered into the Fourth Amendment and Limited Waiver to Credit Agreement to extend the waiver from November 24, 2000 until December 8, 2000. The Fourth Amendment provided for an increase in the interest rate for existing and future borrowings under the Pre-Petition Credit Agreement.

         On or about December 7, 2000, the Debtors and the Pre-Petition Lenders entered into the Fifth Amendment and Limited Waiver to Credit Agreement. Under the terms of the Fifth Amendment, the Pre-Petition Lenders extended the waiver of compliance with various financial covenants from December 8, 2000 until January 26, 2001. In addition, the Debtors' availability was increased to $750,000,000 less certain amounts from the proceeds from the sale of certain assets, with the incremental availability being secured by additional fee and leasehold mortgages on certain of the Debtors' properties.

         Because the Debtors were under significant financial pressures for reasons described above, including the drain on cash flow caused by obsolete theatre leases, the capital expenditure commitments and the inability to generate sufficient revenue to offset these costs, the Debtors' ability to meet their obligations was affected and the Debtors' liquidity deteriorated even further. As a result, the Debtors' Pre-Petition Lenders advised the Debtors that they would not extend any additional credit to the Debtors or fund the Debtors' capital expenditures or consensual renegotiation or termination of underperforming leases outside the chapter 11 bankruptcy process. Therefore, the waiver provided by the Fifth Amendment expired on January 26, 2001 and an event of default occurred under the Pre-Petition Credit Agreement. In addition, an interest payment for the Pre-Petition Notes in the amount of approximately $13,312,500 was due on February 2, 2001. On January 31, 2001, Bankers Trust, as agent under the Pre-Petition Credit Agreement, advised the Indenture Trustee and LCE that the Debtors were in default under the Pre-Petition Credit Agreement and that pursuant to the terms of the Indenture, the February 2, 2001 interest payment could not be made. Pursuant to the terms of the Indenture, LCE had thirty days to cure the default arising as a result of the failure to make the interest payment. Given the foregoing circumstances and their deteriorating financial situation, the Debtors filed these Chapter 11 Cases on the Filing Date.

         4. Pre-Petition Financing and Restructuring Negotiations

         As noted above, prior to the filing of these Chapter 11 Cases, the Debtors entered into negotiations with other significant theatre operators in order to explore potential merger opportunities, and had discussions with their existing equity investors, as well as other potential strategic investors, to try to obtain additional equity financing. In this regard, during the months leading up to the Filing Date, the Debtors held significant discussions with Oaktree, the beneficial owner at the time of at least $75 million in Pre-Petition Credit Agreement Claims and at least $178 million in principal amount of Pre-Petition Notes. Among other things, the Debtors discussed with Oaktree the possibility of filing Plitt Theatres, Inc. and its subsidiaries under chapter 11 of the Bankruptcy Code and a filing of Cineplex Odeon under the CCAA, together with an out-of-court restructuring and recapitalization of LCE and its other subsidiaries. Ultimately, the Debtors determined, after discussions with Oaktree and the Debtors' Pre-Petition Lenders, that such a restructuring of the Debtors was not a viable alternative because of the Debtors' deteriorating economic condition. As a result, the Debtors held discussions with other potential investors, including Onex and Pacific Capital. Onex, either directly or through one or more of its affiliates, was the beneficial owner at the time of at least $171 million in Pre-Petition Credit Agreement Claims. At the time, discussions were also held between the Debtors and Pacific Capital, which then did not own any of the Pre-Petition Credit Agreement Claims or Pre-Petition Notes. Both Onex and Pacific Capital individually submitted proposals to the Debtors that contemplated the restructuring of the Debtors' outstanding indebtedness and the acquisition of the Debtors' business. In addition, in the days leading up to the Filing Date, Onex and Pacific Capital submitted a joint proposal to the Debtors. The Debtors held significant discussions with both Onex and Pacific Capital with respect to these proposals. After significant discussions, the Debtors determined that the joint proposal of Onex, Pacific Capital and Oaktree, memorialized in the February 2001 Letter of Intent, dated February 14, 2001, was in the best interest of the Debtors, their estates and their creditors.

         5. February 2001 Letter of Intent

         Pursuant to the February 2001 Letter of Intent, Onex, Pacific Capital and Oaktree. the February 2001 LOI Investors, agreed, subject to numerous and significant conditions, to acquire the Debtors and fund a plan of reorganization that was designed to resolve the Debtors' liquidity problems and enable the Debtors to continue as a going concern. Under the February 2001 Letter of Intent, pursuant to a chapter 11 plan of reorganization, the February 2001 LOI Investors would convert at least $247.1 million of Pre-Petition Credit Agreement Claims held by them into 88% of the new equity to be issued by the reorganized Debtors. The other holders of Pre-Petition Credit Agreement Claims would receive, in the aggregate, distributions of new term notes to be issued by the reorganized Debtors in a principal amount equal to 98.26% of the Pre-Petition Credit Agreement Claims held by such other holders. Holders of unsecured claims, including holders of the Pre-Petition Notes would receive the remaining 12% of the equity to be issued and warrants to purchase up to an additional 5% of the new equity at an exercise price equal to 150% of the per share price of the equity in the reorganized Debtors. The reorganized Debtors were also to obtain a new working capital facility that would be senior to the new term notes.

         6. Filing of the Chapter 11 Cases and the Cineplex Odeon Proceedings Under the CCAA

         As discussed above, due to their liquidity constraints, including the Pre-Petition Lenders' unwillingness to continue to fund the Debtors' losses resulting from their unprofitable leases, and defaults under the Pre-Petition Credit Agreement and Pre-Petition Notes, on February 15, 2001, the Debtors commenced their Chapter 11 Cases.

         In addition to restructuring the Debtors through the Chapter 11 Cases, Cineplex Odeon and the other Canadian Debtors filed for protection under the CCAA. As noted above, Cineplex Odeon is a wholly owned subsidiary of LCE. LCE has retained Lenczner, Slaght, Royce Smith & Griffin as Canadian counsel to LCE in the CCAA cases and to pursue LCE's claims against Cineplex Odeon. The circumstances that required the commencement by the Canadian Debtors of proceedings under the CCAA are generally consistent with those that required the Debtors to commence the Chapter 11 Cases -- namely, a liquidity crisis caused in large part by an oversupply of movie theatre screens and capital expenditure commitments that could not ultimately be funded.

F.       EVENTS LEADING TO THE FORMULATION OF THE PLAN

         1. The Debtors' Underperforming and Burdensome Leases

         As described above, one of the significant factors that led to the Debtors' liquidity crisis and subsequent filing of the Chapter 11 Cases included the Debtors' inability to exit burdensome leasehold obligations. The filing of the Chapter 11 Cases has enabled the Debtors to terminate those burdensome leases on an economically viable basis. Therefore, the Debtors undertook a comprehensive analysis of their theatre portfolio and related operations and put a program in place to eliminate or renegotiate those leases that were no longer economically viable. As a result of this review, between February 15, 2001 and November 30, 2001, the Debtors obtained Bankruptcy Court approval to reject 77 underperforming and burdensome leases comprising 516 screens. As of September 30, 2001, the Debtors had closed 73 theatres comprising 481 screens. The Debtors have estimated that the rejection of theatre leases will result in a cash flow benefit of approximately $20-25 million on an annual basis.

         In addition, as part of the Debtors' evaluation of their lease portfolio, the Debtors negotiated with various landlords for lease modifications in order to improve the economic terms of certain of the Debtors' leases. Since the Filing Date, the Debtors have executed over 20 lease modifications that have allowed the Debtors to turn unprofitable leases into profitable and viable locations.

         As a result of the Debtors' review and restructuring of their theatre portfolio, the Debtors have improved their liquidity and financial situation significantly. Such improvements in the Debtors' portfolio and operations have allowed the Debtors to maximize the recovery to creditors under the Plan.

         2. Creditors' Committee Attempt to Terminate Exclusivity

         As more particularly described in Section III.E.5 above, the February 2001 Letter of Intent provided, among other things, that the Debtors would not negotiate with any third party for a period of 30 days. Despite the fact that the February LOI Investors had reached an agreement in principal with regards to the recapitalization and restructuring of the Debtors, the February LOI Investors were not able to reach an agreement with the Pre-Petition Lenders with respect to certain terms of the restructuring, including the terms of the notes to be issued to the holders of the Pre-Petition Credit Agreement Claims. As a result of this inability to formulate a definitive agreement, the February 2001 Letter of Intent expired by its terms on March 17, 2001. Thereafter, by letter dated April 3, 2001, Pacific Capital informed the Debtors that it would no longer be a party to the transactions contemplated in the February 2001 Letter of Intent. After the February 2001 Letter of Intent expired, the Debtors continued to facilitate the negotiations between the Investors (Onex and Oaktree), the other Pre-Petition Lenders and the Debtors' other constituencies in order facilitate the formulation of an agreement that would provide the basis for a consensual chapter 11 plan of reorganization.

         On May 17, 2001, the Creditors' Committee filed a motion with the Bankruptcy Court seeking to terminate the Debtors' exclusive period to file a plan of reorganization and to permit the Creditors' Committee to file its own plan of reorganization (a draft of which was attached to its motion). The Creditors' Committee argued, among other things, that by entering into the February 2001 Letter of Intent that provided for a thirty-day exclusive negotiation period, the Debtors did not maximize the value of the Debtors estate. The Debtors responded by noting that the February 2001 Letter of Intent had expired pursuant to its terms two months earlier and that the Debtors were actively working to formulate the basis of a chapter 11 plan of reorganization that would maximize values for all parties. In addition, in its motion, the Creditors Committee asserted that the Debtors had significant claims against a number of parties, including certain of the Debtors' shareholders and Pre-Petition Lenders that should, but have not, been pursued. Specifically, the Creditors' Committee raised issues regarding, among other things, the validity of the security interests granted to the Pre-Petition Lenders and the allowability of the Pre-Petition Credit Agreement Claims and potential Causes of Action against the Pre-Petition Lenders. The Creditors' Committee also argued that (a) the claims of the Holders of Pre-Petition Notes (which were issued by LCE) are structurally subordinated to Subsidiary General Unsecured Claims, (b) LCE should not be consolidated with the Subsidiary Debtors and (c) the Holders of the Pre-Petition Notes should not share in distributions on a pro rata basis with Holders of Subsidiary General Unsecured Claims. Finally, in its motion, the Creditors' Committee argued that, to the detriment of the Debtors' creditors, it was being excluded from the chapter 11 plan process by the Debtors and that the Debtors' exclusive periods should therefore be terminated.

         The Debtors believed that the reasons set forth in the motion by the Creditors' Committee to terminate exclusivity were without merit and were inconsistent with the facts and applicable law. After the Creditors' Committee filed its motion, the Debtors filed a motion to extend exclusivity for 120 days. The Creditors' Committee objected to the Debtors' motion for an extension of exclusivity on substantially the same grounds as its motion to terminate exclusively described above. On June 12, 2001, the Court, after hearing arguments concerning both motions, denied in full the Creditors' Committee's motion seeking to terminate exclusivity and entered an order extending the Debtors' exclusivity for 120 days. Pursuant to the order, the Debtors' exclusive right to file a plan or plans of reorganization was extended until October 15, 2001. On September 27, 2001, the Debtors filed a motion seeking to extend their exclusive period to file a plan of reorganization for an additional 120 days, and on October 10, 2001, the Court entered an order extending the Debtors' exclusive right to file a plan or plans of reorganization until February 11, 2002.

         3. Negotiations Leading to the Filing of a Plan

         As noted above, since the Filing Date, the Debtors have encouraged direct negotiations among the Investors, the Pre-Petition Lenders, the Creditors' Committee and the Debtors' other constituencies to facilitate the formulation of a plan of reorganization. The Debtors encouraged such negotiations in hopes that an agreement would be reached among the Debtors' creditor constituencies that would form the basis for a consensual plan.

         Although the February 2001 Letter of Intent had terminated by its own terms, the Investors and the other Pre-Petition Lenders continued to negotiate in order to resolve a number of intercreditor issues and to develop the basis for a plan of reorganization that would be acceptable to them. As a result of these discussions, the Investors and the majority of Pre-Petition Lenders reached an agreement in principal with respect to the terms of a potential restructuring. This agreement was memorialized in the Pre-Petition Lender Agreement that was executed in August, 2001 by the Investors and the holders of two-thirds of the Pre-Petition Credit Agreement Claims and that has been extended twice by amendments. The Debtors are not parties to the Pre-Petition Lender Agreement. The Pre-Petition Lender Agreement provided that the Investors and the other Pre-Petition Lenders that were a party thereto would, subject to the requirements of the Bankruptcy Code, vote their claims in favor of a plan of reorganization that was developed pursuant to and that was consistent with such agreement. In addition, the Pre-Petition Lenders agreed that any purchasers of their claims would agree to abide by the terms of the Pre-Petition Lender Agreement. The Pre-Petition Lender Agreement contemplated a plan of reorganization in which the Investors would receive the majority of the equity to be issued in the reorganized Debtors, the other Holders of the Pre-Petition Credit Agreement Claims would receive new term notes to be issued by the reorganized Debtors, and Holders of General Unsecured Claims were to receive the remaining equity to be issued by the reorganized LCE. Significantly, the Pre-Petition Lender Agreement also contemplates the Pre-Petition Lenders providing new financing for the Reorganized Debtors.

         The Creditors' Committee rejected the distribution proposed by the Pre-Petition Lender Agreement to the Holders of General Unsecured Claims and asserted that (i) the Debtors have a higher enterprise value than that contemplated by the Pre-Petition Lender Agreement, (ii) the General Unsecured Creditors should receive a greater distribution and (iii) the Pre-Petition Lender Agreement did not address the Creditors' Committee's issues with respect to the security interests granted to, and potential causes of action against, the Holders of the Pre-Petition Claims. Therefore, consistent with the Debtors' desire and efforts to develop a consensual plan of reorganization, the Debtors continued to encourage negotiations among the Debtors' creditor constituencies.

         During the period in August 2001 that the Pre-Petition Lenders were finalizing the Pre-Petition Lender Agreement, the Debtors continued their efforts to facilitate a consensual restructuring, and facilitated renewed negotiations among the Investors, Pre-Petition Lenders, the Pre-Petition Note Holders and the Creditors' Committee in order to achieve a consensual restructuring.

         Although the Debtors and the Holders of Pre-Petition Credit Agreement Claims (including, the Investors) do not believe that there is merit to the issues or alleged Causes of Action raised by the Creditors' Committee, in order to facilitate a consensual plan and to settle and compromise any and all issues raised by the Creditors' Committee, the Investors, the Pre-Petition Lenders and the Creditors' Committee reached a compromise whereby the Creditors' Committee could obtain incremental value in Cash (rather than the stock provided for in the Pre-Petition Lender Agreement) for the General Unsecured Creditors which would be funded in whole or part by the Investors in exchange for the Creditors' Committee's support of the Plan, releases of all Claims against the Pre-Petition Lenders and provides for the Debtors' retention of third party claims and Causes of Action, including Causes of Action relating to the Combination. In reaching this agreement, the Creditors' Committee determined that, among other things, a $45 million Cash distribution provided significantly greater value to the Holders of General Unsecured Claims than the value that would have been realized by obtaining a minority equity position in the Reorganized Debtors and through the pursuit of claims relating to the Combination.

         As a result of the agreement reached among the Creditors' Committee, the Investors and the Pre-Petition Lenders with respect to a consensual restructuring, in October 2001, the Investors and the Pre-Petition Lenders executed an amendment to the Pre-Petition Lender Agreement to incorporate the basic terms of the Creditors' Committee agreement, as set forth in the Plan. The Pre-Petition Lender Agreement, as amended, forms the basis of the Plan. A copy of the Pre-Petition Lender Agreement is attached hereto as Exhibit A.

         On November 11, 2001, the Debtors filed the Plan, which as discussed herein, represents a compromise between the divergent viewpoints held by the Debtors, the Creditors' Committee, the Investors and the Pre-Petition Lenders. Subsequent to filing the Plan, the Debtor's major creditor constituencies reached a compromise resolving the intercreditor disputes discussed below. The Debtors and their major creditor constituencies believe that it is in the best interest of the Debtors' estates and creditors to emerge from chapter 11 in the near-term pursuant to a consensual plan of reorganization.

         As set forth in Section IX, the Debtors' financial advisors believe that Reorganized Debtors will have an estimated enterprise value of between $850 million and $950 million. In formulating the Plan, the Debtors have used $900 million which is the mid-point of such valuation range.

         As discussed above, the Debtors have had discussions since prior to the Filing Date with various parties about a potential acquisition and/or recapitalization of the Debtors. Based on these significant discussions, the Debtors believe that the $900 million valuation range used as the basis of the Plan is a fair estimated enterprise value.

         As discussed further below, the Debtors, in formulating the Plan, address the issues and concerns raised by various constituencies (as discussed above).

         - Pre-Petition Credit Agreement Claims. As noted above, the Creditors' Committee has raised certain issues with respect to the perfection and validity of the security interests granted the Pre-Petition Lenders and the allowability of the Pre-Petition Credit Agreement Claims. The Debtors and the Pre-Petition Lenders believe that such claims and alleged Causes of Action are without merit or basis. Therefore, the Plan provides (a) the Holders of Pre-Petition Credit Agreement Claims with 100% of the New Term Notes and 100% of the New Common Stock after giving effect to the distribution of New Common Stock to the Holders of General Unsecured Claims and
                  (b) the Holders of General Unsecured Claims would be entitled to a portion of the New Common Stock. However, the Investors, in order to facilitate a consensual plan, have committed to pay to LCE up to $45 million in Cash whereby:

                  (x) Reorganized LCE will distribute the Unsecured Settlement Distribution to the Holders of General Unsecured Claims in full and complete settlement and release pursuant to Rule 9019 of the Bankruptcy Rules of any and all claims and Causes of Action alleged by the Creditors' Committee with respect to the Pre-Petition Credit Agreement Claims and the Pre-Petition Lenders;

                  (y) in consideration for paying to LCE up to $45 million to enable LCE to fund the Unsecured Settlement Distribution and in satisfaction of $300 million aggregate principal amount of Pre-Petition Credit Agreement Claims held by them, the Investors will receive 100% of the New Common Stock;

                  (z) the other holders of Pre-Petition Credit Agreement Claims (including the Investors in respect of their Pre-Petition Credit Agreement Claims in excess of $300 million aggregate principal amount) will receive their pro rata share (calculated without $300 million aggregate principal amount of the Investor Pre-Petition Credit Agreement Claims) of 100% of the New Term Notes.

         - The Debtors believe the Plan provides the Holders of General Unsecured Claims with a distribution of value that is not less than the value of the distribution to which they are legally entitled to in accordance with Section 1129(a)(7)(A)(ii) of the Bankruptcy Code and also provides for a Cash distribution.

         - Pre-Petition Notes. As noted above, the Creditors' Committee also raised certain issues with respect to the Pre-Petition Notes. Specifically, in connection with the formulation of this Plan: (i) certain members of the Creditors' Committee argued, among other things, that LCE should not be substantively consolidated with the Subsidiary Debtors for any purpose, that LCE General Unsecured Claims are structurally subordinated to Subsidiary General Unsecured Claims and that the Holders of LCE General Unsecured Claims should not share in distributions on a pro rata basis with Holders of Subsidiary General Unsecured Claim; (ii) Holders of LCE General Unsecured Claims disputed these assertions and asserted, among other things, that LCE holds valid positive aggregate Intercompany LCE Claims against the Subsidiary Debtors and would be entitled to distributions on account of such Claims in the absence of substantive consolidation of LCE and the Subsidiary Debtors, and the Holders of Subsidiary General Unsecured Claims dispute this assertion; and (iii) the Debtors, believing that these issues are primarily intercreditor disputes between the Holders of LCE General Unsecured Claims and Subsidiary General Unsecured Claims and should be resolved between those Holders, did not take a position as to them. In order to facilitate a consensual plan and to compromise and settle these intercreditor disputes, the Debtors, the Creditors' Committee, Merrill Lynch and the Investors have agreed to a compromise and settlement of all such intercreditor issues by not substantively consolidating LCE with any or all of the Subsidiary Debtors and providing the Holders of LCE General Unsecured Claims and Subsidiary General Unsecured Claims with the distributions provided under the applicable provisions of the Plan as described in Sections VI(C)(2)(e) and VI(C)(2)(f) of this Disclosure Statement such that, as soon as practicable following the earlier of (a) the four-month anniversary of the Effective Date and (b) the date on which all Disputed General Unsecured Claims have been resolved by a Final Order of the Bankruptcy Court, each Holder of an Allowed General Unsecured Claim will receive from the Unsecured Settlement Distribution, on account of such Allowed Subsidiary General Unsecured Claim or Allowed LCE General Unsecured Claim, Cash in an amount equal to such Holder's Class 5A Payment Amount or Class 5B Payment Amount, as applicable, in accordance with the applicable provisions of the Plan as described in Sections VI(I)(5) and VI(I)(6) of this Disclosure Statement. Pursuant to the settlement and compromise, provided the Maximum Allowable Amount of Claims is greater than $375,000,000, the Holders of Subsidiary General Unsecured Claims will receive greater distributions based on their Allowed Subsidiary General Unsecured Claims than Holders of LCE General Unsecured Claims.

                           IV. THE CHAPTER 11 CASES

         On the Filing Date, the Debtors commenced the Chapter 11 Cases. Since the Filing Date, the Debtors have continued to operate as debtors-in-possession subject to the supervision of the Bankruptcy Court. Transactions out of the ordinary course of business have required Bankruptcy Court approval. In addition, the Bankruptcy Court has supervised the Debtors' employment of attorneys, accountants and other professionals.

         An immediate effect of the filing of the bankruptcy petitions was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoined the commencement or continuation of all collection efforts by creditors, the enforcement of liens against the Debtors and litigation against the Debtors. This injunction remains in effect, unless modified or lifted by order of the Bankruptcy Court, until a plan of reorganization is confirmed and becomes effective.

A.       APPOINTMENT OF CREDITORS' COMMITTEE

         On February 27, 2001, the United States Trustee appointed the Creditors' Committee, which consisted of 7 members. Thereafter, on October 3, 2001, the United States Trustee amended the appointment to include Merrill Lynch, Pierce, Fenner & Smith, Inc. ("Merrill Lynch"). On or about January 7, 2002, Merrill Lynch resigned from the Creditors' Committee. The members of, and the counsel and advisors retained by the Creditors' Committee are set forth below. HSBC Bank, the Indenture Trustee for the Pre-Petition Notes, is a member of, and has taken an active role in the Creditors' Committee. As such, HSBC Bank has endeavored to ensure that the Holders of Pre-Petition Note Claims realize value for their Claims.

         1. Members of the Creditors' Committee

HSBC Bank USA, as Indenture Trustee
140 Broadway, 12th Floor
New York, New York  10005-1180

The Coca Cola Company
One Coca-Cola Plaza
Atlanta, Georgia  30313

Simon Property Group, LP
National City Center
115 West Washington Street
Indianapolis,  Indiana  46204

J.D. Carlisle, Development Corp.
352 Park Avenue South

New York, New York 10010

Allied Advertising L.P.
545 Boylston Street
Boston, Massachusetts  02116

Fast Food Merchandisers, Inc.
2641 Meadowbrook Road
P.O. Box 800
Rocky Mount, North Carolina  27802-0800

National Cinema Supply Corporation
14499 North Dale Mabry Highway, Suite 201
Tampa, Florida  33618

         2. Professionals retained by the Creditors' Committee

Pachulski, Stang, Ziehl, Young & Jones
10100 Santa Monica Boulevard, 11th Floor
Los Angeles, California 90067
Attn:  Marc Beilinson, Esq.
       Werner Disse, Esq.                 Attorneys for the Creditors' Committee

Kronish, Lieb, Weiner & Hellman
1114 Avenue of the Americas
New York, New York 10036
Attn:  Jay Randall Indyke, Esq.           Attorneys for the Creditors' Committee
       Charles Shaw, Esq.

KPMG
200 Crescent Court
Suite 300
Dallas, Texas 75201
Attn:  Larry Lattig                       Financial Advisors for the Creditors'
                                          Committee

B.       OTHER SIGNIFICANT CHAPTER 11 EVENTS

         1. The DIP Agreement

         On the Filing Date, the Debtors filed a Motion seeking authority of the Bankruptcy Court to, among other things, enter into the DIP Facility Agreement. On February 15, 2001, the Bankruptcy Court approved the DIP Facility Agreement on an interim basis. After a hearing held before the Bankruptcy Court on April 4, 2001, the Bankruptcy Court entered the Final DIP Order approving the DIP Facility Agreement.

         The DIP Facility Agreement provides for (i) a total of up to $60,000,000 to be available for the Debtors' working capital needs and capital expenditures (the "U.S. Revolving Credit Loans"), less the aggregate principal amount of the up to $20,000,000 available for advances under the DIP Facility Agreement to be advanced to Cineplex Odeon under the Canadian DIP (the "Canadian Loans") outstanding from time to time, (ii) up to $20,000,000 for the Canadian Loans less the aggregate amount of U.S. Revolving Credit Loans outstanding in excess of $40,000,000 from time to time and (iii) $85,942,728, plus accrued interest, if any, through the Filing Date on those advances under the Pre-Petition Credit Agreement from and after August 31, 2000 (the "DIP Repayment Loans") to be used to repay such advances. The maturity of the DIP Facility Agreement will be the earliest of (x) January 31, 2002, (y) confirmation of a plan of reorganization or (z) such earlier date on which the loans become due and payable pursuant to the terms thereof. Fees and expenses under the DIP Facility Agreement include (i) a $900,000 facility fee, (ii) a $600,000 agreement fee, (iii) a letter of credit fee equal to 3.25% per annum of the face amount of such letter of credit, (iv) a $75,000 monthly administrative fee, (v) an unused commitment fee and (vi) a $750,000 deferred work fee payable upon the effectiveness of a plan of reorganization. Under the DIP Facility Agreement, all post-petition loans provided thereunder bear interest at an adjusted Eurodollar rate plus 3.25% or, at the Debtors' election, a base rate plus 1.5% per annum.

         The Final DIP Order provided that the Pre-Petition Lenders would receive monthly adequate protection payments from the Debtors in an amount equal to interest at the contract non-default rate on the amount of obligations outstanding under the Pre-Petition Credit Agreement; provided, the Bankruptcy Court, however, retained the right to determine the manner in which the adequate protection payments would be applied.(3) The Final DIP Order also set forth the DIP Lenders' agreement that under any plan of reorganization the DIP Repayment Loans would be treated as Pre-Petition secured claims.(4)

         Following the execution of the DIP Facility Agreement, the Debtors executed three amendments to the DIP Facility Agreement. The first amendment to the DIP Facility Agreement (the "First Amendment") was executed in April, 2001 and provided the Debtors with greater flexibility in the use of the proceeds of the postpetition working capital facility by (i) permitting the Debtors to access the $20 million that had originally only been available to Cineplex Odeon; (ii) adjusting the monthly availability limitations; and (iii) adjusting the minimum EBITDA covenant. The First Amendment was critical to ensure that the Debtors had sufficient availability and flexibility under the DIP Facility Agreement to meet all of their

-----------
3 As discussed in the "Summary of the Plan", under the Plan such adequate assurance payments are deemed interest payments and not reductions of principal.

4 Accordingly, as discussed in the "Summary of the Plan", all claims with respect to the DIP Repayment Loans are considered Pre-Petition Credit Agreement Claims under the Plan.

postpetition obligations. The First Amendment was approved by the Court on April 4, 2001 in connection with the approval of the Final DIP Order. The second amendment to the DIP Facility Agreement (the "Second Amendment") enabled the Debtors to obtain the necessary financing to continue the construction of a theatre located in New York, New York. Execution of the Second Amendment to the DIP Facility Agreement was approved by the Court on July 3, 2001. Lastly on June 28, 2001, the Debtors executed the third amendment to the DIP Facility Agreement (the "Third Amendment") that added a $4.5 million replacement letter of credit sublimit to the DIP Facility Agreement for the issuance of replacement letters of credit. This sublimit enabled the Debtors to issue replacement letters of credit without reducing the Debtors' availability under the DIP Facility Agreement for working capital and capital expenditure needs. The Court entered an order approving the Third Amendment on July 13, 2001.

         Under the DIP Facility Agreement currently in effect, the commitment of the DIP Lenders terminates on January 31, 2001. As contemplated by the Plan, the Debtors will not emerge from chapter 11 until after the commitment terminates and therefore require an extension of this commitment through the end of their chapter 11 cases. As a result, the Debtors have requested and the DIP Agent has agreed to extend the DIP Lenders' commitment through March 31, 2002, and the Debtors intend shortly to file a motion seeking approval of such extension.

         2. Claims of Critical Film Distributors

         The Debtors' businesses are dependent upon a continuous and timely supply of films for their survival. Because there are a limited number of film distributors throughout the film industry and the Debtors have no alternative source of film supply if those film distributors cease supplying the Debtors, the Debtors sought authority to provisionally pay Pre-Petition claims of those critical film distributors. The Bankruptcy Court approved the Debtors' request pursuant to an order dated February 15, 2001, and in doing so preserved the Debtors' critical sources of new films. However, after entry of the order, the Debtors were notified by a number of the critical film distributors that language in the order raised issues and needed to be modified. Additionally, the film distributors raised issues with respect to the protections afforded to them in the Final DIP Order. Because the film distributors are absolutely essential to the Debtors' business, after lengthy negotiations, the Debtors filed a motion to amend the film payables order and to amend the Final DIP Order which was approved by the Court on May 7, 2001. As a result, the Debtors' supply of films has never been interrupted during these Chapter 11 Cases. In addition, the Debtors believe that in the ordinary course of business, the Debtors have paid all or substantially all of the claims of the film distributors.

         3. Assumption of an Unexpired Nonresidential Real Property Lease Relating to a Theatre Being Constructed in Boston, Massachusetts

         The Debtors are the tenants under a nonresidential real property lease relating to the construction and operation of a theatre in Boston, Massachusetts. In light of the Debtors' belief that the immediate assumption of the lease would be critical to the timely and successful completion of the theatre, the Debtors sought authority to assume the lease on the Filing Date. As of the Filing Date, the Debtors had already invested substantial sums towards the planning and construction of the theatre. Also, the timely construction and opening of the theatre was significant to enabling the Debtors to realize value from the theatre because it is located in the Boston area, which is a key market. Pursuant to an order dated February 15, 2001, the Bankruptcy Court approved the Debtors' request to assume the theatre lease.

         4. Assumption of Construction Contracts

         Since the Filing Date, the Debtors have continued their efforts to complete the build-outs of certain theatres. In connection with these efforts, the Debtors have filed three motions seeking authority to assume the construction contracts of certain contractors involved in the construction of theatres in Elizabeth, New Jersey and Country Club Hills, Illinois. By three separate orders, the Bankruptcy Court has approved the Debtors' assumption of such contracts.

         5. Financing and Assumption of an Unexpired Nonresidential Real Property Lease Relating to a Theatre Being Constructed in New York, New York

         Thirty Fourth Street Cinemas, Inc., one of the Debtors, is a party to a nonresidential real property lease with West 34th Street, LLC for the West 34th Street Theatre being constructed in New York, New York. Pursuant to the terms of this lease, the Debtors were required to complete the themeing of the West 34th Street Theatre and fit the West 34th Street Theatre with fixtures. Although the Debtors had invested more than $8 million towards the planning and construction of the West 34th Street Theatre, the Debtors were unable to complete the construction because the theatre was not one of the projects that had been pre-approved by the DIP Lenders under the DIP Facility Agreement. As a result, the Debtors entered into negotiations with the West 34th Street landlord to address the Debtors' construction obligations at the West 34th Street Theatre. Ultimately, the parties agreed that three principals of the landlord would finance the Debtors' construction obligations at the theater. This transaction, however required the DIP Lenders to subordinate their liens on the collateral for the loan and required a number of other amendments to the DIP Facility Agreement. Therefore, the Debtors and the Agent executed the Second Amendment to the DIP Facility Agreement to allow this transaction and the completion of the theatre. Once the terms of the financing and the Second Amendment were finalized, the Debtors sought Court approval of the financing transaction and the assumption of the theatre lease. On July 3, 2001, the Court granted such approval and relief.

         6. Rejection of Certain Unexpired Nonresidential Real Property Leases and Abandonment of Certain Fixtures and Equipment

         Prior to and since the Filing Date, the Debtors have determined that certain of their theatre leases were burdensome because the theatres operated at those sites had been unprofitable, and certain equipment used at these theatres was of no value. Accordingly, the Debtors have filed seven motions seeking authority to reject certain nonresidential real property leases and to abandon certain fixtures and equipment (primarily seats and film projectors) located at these theatres because the costs associated with any attempts to market the leases and store the fixtures and equipment outweighed any potential benefit the Debtors might realize should they find a potential buyer. Pursuant to seven separate orders, the Bankruptcy Court has approved the Debtors' rejection of 76 nonresidential real property leases and the abandonment of certain fixtures and equipment located at the leased properties.

         7.       Lease Modifications

         As part of the Debtors' evaluation of their lease portfolio, the Debtors determined that unless the economic terms of certain of their leases were modified, the Debtors would have to reject such leases. Therefore, the Debtors have been negotiating with various landlords for lease modifications in order to improve the economic terms of certain of the Debtors' leases. As a result, since the Filing Date, the Debtors have executed over 20 lease modifications. Additionally, in order to facilitate the process of obtaining the approval of the lease modifications, the Debtors filed a motion with the Court seeking authority to adopt streamlined procedures for the approval of lease modifications. The Court entered an order approving the lease modification procedures on May 11, 2001.

         8.       Schedules and Statements of Financial Affairs

         Section 521 of the Bankruptcy Code and Bankruptcy Rule 1007 direct that a debtor must prepare and file certain schedules of assets and liabilities, current income and current expenditures, executory contracts and unexpired leases and related information (the "Schedules") and statements of financial affairs (the "Statements") when a chapter 11 case is commenced. The purpose of filing the Schedules and Statements is to provide a debtor's creditors, equity interest holders and other interested parties with sufficient information to make informed decisions regarding the debtor's reorganization. On the Filing Date, the Debtors requested, and were granted, an extension of time to file their Schedules and Statements. The Schedules and Statements were filed with the Bankruptcy Court on June 29, 2001.

         9.       Bar Date

         By order dated August 2, 2001, the Bankruptcy Court fixed September 24, 2001 as the date by which proofs of claims were required to be filed in the Debtors' Chapter 11 Cases. Thereafter, the Debtors notified all known claimants subject to the Bar Date of their need to file proofs of claims with the Bankruptcy Court. The Bar Date was subsequently extended by the Bankruptcy Court to September 26, 2001. The Debtors are currently reviewing, analyzing and reconciling the amounts estimated by the Debtors and claims filed by creditors, however, the Bankruptcy Court will make a final determination of the allowability of claims. Accordingly, the ultimate amount of such liabilities is presently not determinable.

         10.      Retention and Severance Plan

         During the negotiation and development of the Plan, it was critical for the Debtors to retain their existing officers and senior managers to facilitate the successful development, filing and implementation of the Plan. Therefore, to help retain the services of the Debtors' existing officers and senior managers, the Debtors, after consultation with their major creditor constituencies, developed a retention and severance plan (the "Retention and Severance Plan"). On October 10, 2001, the Debtors filed a motion seeking the Bankruptcy Court's approval of the proposed Retention and Severance Plan and on October 29, 2001 (the "Retention and Severance Plan Effective Date"), the Bankruptcy Court entered an order approving the Retention and Severance Plan.

         The Retention and Severance Plan is designed to encourage the Debtors' key employees to continue working with the Debtors through the end of their chapter 11 cases. Under the retention component of the Retention and Severance Plan, key employees of the Debtors ("Key Employees") are eligible to participate and are divided into three levels: (i) Level One, which consists of 9 senior officers, (ii) Level Two, which consists of 21 officers at the vice president level and above and (iii) Level Three, which consists of 48 other key employees. Level One employees receive a lump sum bonus (the "Retention Bonus") equal to 66.7% of their annual base salary. Retention Bonuses paid to Level Two employees are determined on an individual basis, but the total payments to Level Two employees are capped at 33.3% of the Level Two employee's aggregate annual base salary. Retention Bonuses paid to Level Three employees are also determined on an individual basis, but the total payments to Level Three employees are capped at 25% of Level Three employee's aggregate annual base salary. In addition, because the retention component of the Retention and Severance Plan is designed to provide financial incentives to employees to remain with the Debtors until they emerge from chapter 11, while at the same time creating the appropriate incentives to ensure that the Debtors' business operations are maintained during the chapter 11 cases, a portion of the retention payment is tied to the successful execution of the Debtors' business plan.

         The severance component of the Retention and Severance Plan provides eligible employees with assurances that they will be compensated if they remain with the Debtors and are ultimately terminated within one year after the consummation of the Plan. Each eligible employee that is a party to an existing employment agreement with the Debtors, which includes all Level One employees and certain Level Two employees (a "Contract Employee"), who is terminated without cause after the Retention and Severance Plan Effective Date and before the consummation date will receive the greater of (i) the maximum amount, determined as of the Contact Employee's termination date, to which the Contact Employee would be entitled under his or her existing employment contract and
(ii) in the case of Level One Contract Employees, one and a half times the Contract Employee's Total Compensation(5) or, in the case of Level Two Contract Employees, one times the Contract Employee's annual base salary (the "Severance Amount"). Any Contract Employee whose employment has not been terminated and who is employed by the Debtors on the consummation date will nevertheless be entitled to the Severance Amount if a replacement agreement has not been approved by the Court in connection with the confirmation of the Plan. A replacement agreement generally means an employment agreement to be entered into between a Contract Employee and the Debtors, which will be effective as of and following the consummation date and which consists of terms and conditions, no less favorable than those set forth in the Contract Employee's existing employment agreement,


---------------------

5 Total Compensation includes base salary, target bonus or guaranteed bonus, automobile and parking allowance, company 401(k) and profit sharing contributions and company paid health coverage premiums. The Retention and Severance Plan provides that nothing in the plan shall limit, modify or reduce any rights eligible employees may have under any other agreements with the Debtors.

except that (a) the annual base salary under such agreement shall not be less than the Contract Employee's base salary in effect immediately prior to the Consummation Date and (b) the term of the such agreement shall be no shorter than the initial term of such Contract Employee's existing agreement.

         If an eligible employee is terminated without cause after the Retention and Severance Plan Effective Date (or after the Plan is consummated in the case of Contract Employees) and before the first anniversary of the date the Plan is consummated, (a) in the case of Contract Employees, they will receive the greater of (i) the Severance Amount and (ii) the maximum amount the Contract Employee would be entitled to under his or her replacement agreement determined as of the date of termination, (b) in the case of Level Two non-Contract Employees, they will be eligible for severance ranging from 16 weeks to 52 weeks of base salary based on the length of such employees' employment by the Debtors and (c) in the case of any remaining non-Contract Employees of the Debtors, they will be eligible for severance ranging from 8 weeks to 52 weeks of base salary based on the length of such employees' employment by the Debtors.

         With respect to Lawrence Ruisi, Travis Reid, and Level One and Level Two Contract Employees, the terms of the Retention and Severance Plan will be superceded, governed and satisfied by the employment arrangements described in
Section 9.12 of the Plan.

         11.      Litigation Relating to Certain Former Theatre Location

         One of the Debtors' formerly leased drive-in theatres, the Bel Aire Drive-In (the "Bel Aire") in Cicero, Illinois, was located on property that has been the subject of litigation involving certain environmental risks. The Bel Aire was located on property on which third parties disposed of substantial quantities of construction debris, auto shredder residue and other waste and debris. Such material may contain unknown quantities of hazardous substances. Pursuant to an order of the Bankruptcy Court dated March 20, 2001, the Debtors rejected the Bel Aire lease.

         The Bel Aire property is the subject of an action, filed in March 1999 in the Circuit Court of Cook County, Illinois by the Illinois attorney general's office, seeking civil penalties and various forms of equitable relief, including the removal of all wastes allegedly present at the property, soil and groundwater testing and remediation, if necessary. The Debtors' range of potential liability with respect to this action cannot be reasonably estimated at this time due to several unknown factors, including the scope of contamination, the likelihood of any particular remedial action being required, the allocation of liability, if any, to other responsible parties and the ability of such parties to satisfy their share of such liability.

         The Debtors believe that all Claims asserted by the State of Illinois are General Unsecured Claims, and accordingly, the Plan defines General Unsecured Claims to include "all LCE General Unsecured Claims and Subsidiary General Unsecured Claims, including, without limitation, any and all environmental Claims and other Claims arising from or relating to properties that were owned, leased or operated by the Debtors in Cicero, Illinois." This definition is intended to clarify that claims asserted by the State of Illinois related to the Bel Aire are General Unsecured Claims. In addition, the Debtors believe that this action (and any other actions or claims arising from or in connection with the Bel
Aire) is automatically stayed under section 362 of the Bankruptcy Code. In addition, with respect to the Bel Aire action, the Debtors note that (i) any violations of Illinois law occurred prepetition, (ii) the Debtors rejected the Bel Aire lease and, as a result, no longer have any control over, or continuing obligations relating to, the property, and (iii) the State of Illinois failed to file a proof of claim against the Debtors.

         Despite the application of the automatic stay and its inability to receive a recovery from the Debtors estates, the Illinois attorney general's office has continued to prosecute this action. Due to the complex nature of this litigation and the difficulties inherent in attempting to prevent the State of Illinois from violating the automatic stay, the Debtors have continued to defend against this action while reserving all of their rights under applicable bankruptcy law. Nevertheless, the Debtors believe that since the State of Illinois failed to file proof of claim, the State of Illinois will not have an Allowed Claim, and its Claims will be discharged upon confirmation of the Plan.

         12.      Litigation with Six West Retail Acquisition, Inc.

         On July 24, 1997, Six West Retail Acquisition, Inc. ("Six West"), a real estate development company, initiated a lawsuit against LCE and some of its affiliates in the U.S. District Court for the Southern District of New York, seeking injunctive relief and unspecified monetary damages. Six West alleges that LCE has violated federal antitrust laws by engaging in block booking agreements and monopolizing the motion picture exhibition market in New York City. Six West owns or leases the Paris and New York Twin theatres in Manhattan. The Paris theatre was managed by one of the LCE's subsidiaries under an oral management agreement that has been terminated. The New York Twin theatre is managed by one of LCE's subsidiaries under a written management agreement. Six West also alleges that LCE violated its contractual and fiduciary responsibilities in managing the two theatres. On December 3, 1997, Six West filed an amended complaint asserting similar claims with respect to the Festival Theatre which was operated by one of LCE's subsidiaries until it was closed in 1994. All of the defendants moved to dismiss the amended complaint by motion dated January 8, 1998. The court decided both motions in a memorandum opinion and order dated March 8, 2000. The court granted defendants' motion to dismiss the contract claims against the individual non-corporate defendants and a portion of one claim against LCE. The court denied the motion with respect to the remainder of the amended complaint and the non-Debtor corporate defendants. Discovery in the action is still in progress. The Debtors believe that Six West's claims are without merit.

         This action was stayed with respect to those defendants that are Debtors as a result of the filing of the Chapter 11 Cases. Any liability of the Debtor defendants will be a prepetition General Unsecured Claim that will be discharged upon the confirmation of the Plan. As a result, the Debtors believe that jurisdiction to determine the liability, if any, of the Debtor defendants lies in the Bankruptcy Court.

         13.      Motion for Appointment of an Examiner

         On November 6, 2001, Merrill Lynch, Pierce, Fenner & Smith Inc. ("Merrill Lynch"), in its capacity as a creditor of the Debtors, filed a motion (the "Examiner Motion") with the Bankruptcy Court for an order directing the appointment of an examiner and seeking to file a memorandum of law under seal. According to its Examiner Motion, Merrill Lynch sought, among other things, the appointment of an examiner "with authority: (1) to investigate and file a report on potential claims (including preference, fraudulent transfers and other causes of action that may lie under state and federal law) available to the Debtors' estates against LCE's shareholders, directors officers, agents, representatives and other insiders and the Debtors' pre-petition lenders; (2) to review the fairness of recovery values (including the allocation of proceeds of any such causes of action) among the creditor classes; and (3) to investigate such other facts and circumstances as the [Bankruptcy] Court may direct." The Debtors, the Agent, the Creditors' Committee and the Investors believed there is no reason or basis for Merrill Lynch having filed the Examiner Motion. All such parties in interest intended to ask the Bankruptcy Court to consider the bona fides of Merrill Lynch's effort and motives for filing the Examiner Motion. A hearing on the Examiner Motion was scheduled for November 21, 2001. However, prior to the November 21 hearing, the Debtors, the Agent, the Creditors' Committee and the Investors entered into negotiations with Merrill Lynch in order to resolve the issues raised in the Examiner Motion. As a result of these negotiations, the parties reached the settlement and compromise embodied in
Section 9.13 of the Plan. The settlement and compromise resolves all of the issues raised in the Examiner Motion and therefore, Merrill Lynch has agreed to withdraw its Examiner Motion with prejudice.

         14.      CCAA Proceedings

         Following the commencement of the CCAA proceedings, the Canadian Debtors obtained the authority of the Superior Court of Justice of Ontario (the "Canadian Court") to repudiate certain of their leases. As of the date hereof, the Canadian Debtors have repudiated 44 underperforming leases for theatres comprising 254 screens and renegotiated the terms of certain other leases. The Canadian Debtors also entered into the Canadian DIP with LCE under which the CCAA Debtors may borrow up to $20 million to fund their working capital requirements. Since Cineplex Odeon filed the CCAA Cases, the Canadian Court has granted four extensions of the stay of proceedings and as a result, the date by which Cineplex Odeon must file a plan of arrangement or compromise is February 8, 2002. Cineplex Odeon intends to file a plan of arrangement or compromise shortly that is consistent with the Plan and that would be consummated prior to or simultaneously with the occurrence of the Effective Date. There can be no assurance that the Canadian Plan will be approved by the Canadian Court. Once the Canadian Plan is filed in the CCAA Cases, consistent with the applicable orders of the Canadian Court, Cineplex Odeon will provide copies of the Canadian Plan to creditors in the CCAA Cases, and the Debtors will provide copies of the Canadian Plan to any Creditor that requests a copy. In addition, information regarding the CCAA Cases may be obtained from the Monitor appointed in the CCAA Cases, Ernst & Young, Inc., Toronto-Dominion Centre, 16th Floor, 222 Bay Street, P.O. Box 251, Toronto, ON, M5K 1J7, attention: Benjamin J. Babcock, Senior Vice President, (416) 943-3917.

         15.      Commitment Letter and Fee Letter for New Working Capital
                  Facility

         On December 21, 2001, LCE and Bankers Trust, as Agent for a group of lenders (the "Lenders"), executed a commitment letter (the "Commitment Letter") whereby the Lenders committed to fund the Reorganized Debtors' $100,000,000 New Working Capital Facility upon confirmation of the Plan pursuant to the terms set forth in a term sheet (the "Term Sheet") attached to the Commitment Letter. A copy of the Commitment Letter is attached as Exhibit B to this Disclosure Statement and is incorporated by reference. The $100,000,000 New Working Capital Facility will be guaranteed by all wholly-owned North American subsidiaries of Reorganized LCE and will be secured by liens on all tangible and intangible personal property and, subject to certain limitations, real property and leasehold interests of Reorganized LCE and the guarantors. All amounts outstanding under the New Working Capital Facility will bear interest, at LCE's option, at either the Base Rate plus 2.75% per annum or the reserve adjusted Euro-Dollar Rate plus 3.75% per annum. The New Working Capital Facility will mature on February 28, 2007. The New Working Capital Facility will be used by the Debtors to, among other things, repay the loans made under the DIP Facility Agreement, provide for the working capital requirements and general corporate purposes of the Reorganized Debtors, be available for issuances of letters of credit, and enable the Debtors to fund a portion of the Unsecured Settlement Distribution. The commitment of Bankers Trust, as Agent, to fund the New Working Capital Facility terminates on the earlier of March 31, 2002 or upon the occurrence of certain other events and is subject to a number of conditions, including the execution of the New Working Capital Credit Agreement.

         Simultaneously with the execution of the Commitment Letter and in accordance with the Commitment Letter, the parties executed a separate fee letter (the "Fee Letter") that sets forth the fees to be paid by the Debtors to Bankers Trust and the Lenders. A copy of the Fee Letter is included in Exhibit B to this Disclosure Statement. The Debtors' obligation to pay any fees is subject to Bankruptcy Court approval. Pursuant to the Commitment Letter, the commitment terminates unless on the first business day following the hearing on the adequacy of this Disclosure Statement, the Debtors file a motion with the Bankruptcy Court seeking (i) approval of the Commitment Letter and (ii) authority to pay the fees set forth in the Fee Letter, and an order is entered with respect to the motion by January 31, 2002. As such, the Debtors intend to file such motion following the hearing on the adequacy of the Disclosure Statement.

         16.      Magic Johnson Theatres

         S&J Theatres, Inc., one of the Debtors ("S&J"), holds a 50% partnership interest in Magic Johnson Theatres. Johnson Development Corporation holds the remaining 50% partnership interest Under the partnership agreement governing the operation of the Magic Johnson Theatres circuit, the Debtors are responsible for film booking arrangements and management of the theatres.

         As of November 30, 2001, the Magic Johnson Theatres partnership held interests in 5 locations with a total of 60 screens. Magic Johnson Theatres has been negotiating with certain of its landlords to modify the terms of certain leases. Subject to a satisfactory resolution of such negotiations, the Debtors currently intend to assume the partnership agreement and related contracts. If the Debtors assume the partnership agreement and related contracts, the obligations of the partnership will not be affected by the Plan.

         17.      Collective Bargaining Agreements

         The Debtors are parties to a number of collective bargaining agreements. The Debtors' collective bargaining agreements with Local 110 union, which represents approximately 75 employees in Chicago, Illinois and Local 182 union, which represents 24 employees in Boston, Massachusetts have recently expired. Although the Debtors continue to negotiate new collective bargaining agreements with these unions, the Debtors have not yet been able to negotiate satisfactory agreements. Unless the Debtors and the unions are able to negotiate satisfactory collective bargaining agreements, the effected employees may strike or be locked-out by the Debtors or the Reorganized Debtors. Although, in the past, such actions have not had material effects on the Debtors' businesses, there can be no assurances that such actions will not have a material effect on the Debtors' businesses or the Reorganized Debtors' business.

                      V. EFFECT OF CONSUMMATION OF THE PLAN

         If the Plan is confirmed and becomes effective, it will result in a restructuring of the Debtors by providing for, among other things, the issuance to Holders of Allowed Pre-Petition Credit Agreement Claims of 100% of the New Term Notes and 100% of the New Common Stock less any New Common Stock distributable to Holders of General Unsecured Claims; provided, however, that as a result of the Investors' commitment to pay to LCE, on the Effective Date, up to $45 million for LCE to fund the Unsecured Settlement Distribution, (i) the Investors shall receive 100% of the New Common Stock; and (ii) each Holder of a Pre-Petition Credit Agreement Claim (including the Investor Pre-Petition Credit Agreement Claims in excess of $300 million aggregate principal amount) shall receive its Pro-Rata share of the New Term Notes based on the ratio of such Pre-Petition Credit Agreement Claim to all Pre-Petition Credit Agreement Claims (including the Investor Pre-Petition Credit Agreement Claims in excess of $300 million aggregate principal amount). Holders of Allowed General Unsecured Claims will receive from the Unsecured Settlement Distribution (i.e., $45 million in Cash) Cash in an amount equal to such Holder's Class 5A Payment Amount or Class 5B Payment Amount, as applicable, in accordance with the applicable provisions of the Plan as described in Sections VI(I)(5) and VI(I)(6) of this Disclosure Statement. Priority Claims, Miscellaneous Secured Claims, PBGC Claims, Convenience Claims and Intercompany LCE Claims shall be Unimpaired by the Plan. Priority Tax Claims will be paid in full in deferred Cash payments. The Plan provides for the extinguishment of the Intercompany Subsidiary Claims, the Intercompany LCE Claims, the Intercompany Cineplex Odeon Claims and the Old LCE Common Stock Interests. If and to the extent a claimant is able to establish that funds are held by the Debtors in an express or statutory trust, claims to the funds held in such trust will not be affected by the Plan.

         If the Plan is confirmed and becomes effective, all Holders of Claims against or Interests in the Debtors will be bound by the terms of the Plan, whether or not they have voted to accept the Plan in accordance with the Plan and the Voting Instructions. To be counted, Ballots and Master Ballots to vote to accept or reject the Plan described herein must be submitted in accordance with the voting instructions accompanying the Ballots and Master Ballots (the "Voting Instructions"). See Section XIII herein, entitled "VOTING AND CONFIRMATION OF THE PLAN."

                            VI. SUMMARY OF THE PLAN

A.       BRIEF EXPLANATION OF CHAPTER 11

         Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment of creditors and equity security holders, respectively, who hold substantially similar claims or interests with respect to the distribution of the value of a Debtors' assets. In furtherance of these two goals, upon the filing of a petition for relief under Chapter 11, section 362 of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against a debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's Chapter 11 case.

         The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the treatment of claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions, and except as provided in the plan itself or the confirmation order, confirmation discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefore the obligations specified under the confirmed plan, and terminates all rights and interests of Pre-Petition equity security holders.

         The following is an overview of certain material provisions of the Plan. The following summaries of the material provisions of the Plan do not purport to be complete and are qualified in their entirety by reference to all the provisions of the Plan, including all exhibits thereto, all documents described therein and the definitions therein of certain terms used below.

B.       GENERAL INFORMATION CONCERNING TREATMENT OF CLAIMS AND INTERESTS

         1.       Administrative Expenses, Priority Tax Claims and Unimpaired
                  Classes

         The Plan provides (i) that each holder of an allowed Administrative Expense, allowed Priority Tax Claims or allowed Priority Claim will receive payment in full or other treatment as agreed upon by such holder and the Debtors; (ii) that the rights of each Holder of an Allowed Miscellaneous Secured Claim will remain unaltered or that such Claim will be reinstated or otherwise treated as agreed upon by such Holder and the Debtors; (iii) that the rights of the Holder of an Allowed PBGC Claim shall remain unaltered; (iv) that each Holder of an Allowed Convenience Claim shall receive Cash in an amount sufficient to render such Allowed Convenience Claim unimpaired; and (v) that the right of each Holder of an Allowed Intercompany LCE claim shall remain unaltered.

         2.       Pre-Petition Credit Agreement Claims

         The Pre-Petition Credit Agreement Claims are Allowed in the aggregate amount of $742,086,588, including outstanding letters of credit and accrued but unpaid interest, (pursuant to the DIP Final Order, this amount includes the DIP Repayment Loans). The Plan provides that all adequate assurance payments received by the Holders of Pre-Petition Credit Agreement Claims during the Chapter 11 Cases pursuant to paragraph 10(iii) of the Final DIP Order or otherwise shall be retained by such Holder and deemed interest payments and not reduction of principal. In addition, but for the settlement (discussed below), on the Effective Date, each Holder of an Allowed Pre-Petition Credit Agreement Claim would receive its Pro Rata Share of (i) 100% of the New Term Notes and
(ii) 100% of the New Common Stock after
giving effect to any New Common Stock distributable to the Holders of the General Unsecured Claims. The Investors hold in the aggregate at least $300 million aggregate principal amount of Pre-Petition Credit Agreement Claims. The Investors would therefore receive in respect of the Pre-Petition Credit Agreement Claims held by them their Pro Rata Share of the New Term Notes and New Common Stock with the other Holders of Pre-Petition Credit Agreement Claims.

         The Creditors' Committee has raised certain issues regarding the validity of the security interests granted in connection with the Pre-Petition Credit Agreement Claims and the allowance of the Pre-Petition Credit Agreement Claims and potential Causes of Action against the Pre-Petition Lenders. The Debtors and the Holders of Pre-Petition Credit Agreement Claims (including, the Investors) do not believe that there is merit to such issues or alleged Causes of Action. However, the Investors, in order to facilitate a consensual plan and to settle and compromise any and all such issues and alleged Causes of Action, have committed to pay to LCE, on the Effective Date, $45 million for LCE to fund the Unsecured Settlement Distribution. The Unsecured Settlement Distribution (which would be funded in whole or in part by the Investors) would be used to provide the Holders of General Unsecured Claims with a Cash distribution in lieu of any New Common Stock. In consideration for the Investor's commitment to fund the Unsecured Settlement Distribution, the Plan provides that the Investors, in consideration for such actions, and in full settlement, release and discharge of $300 million aggregate principal amount of the Investors Pre-Petition Credit Agreement Claims, shall receive that portion of the New Common Stock that was to be distributed to the Holders of General Unsecured Claims and all the New Common Stock that would have been distributed to the other Holders of Pre-Petition Credit Agreement Claims (such distributions to the Investors shall be in lieu of the New Terms Notes the Investors would have otherwise received on account of the $300 million aggregate principal amount in Pre-Petition Credit Agreement Claims and such New Term Notes will be distributed to the other Holders of Pre-Petition Credit Agreement Claims) such that (i) on the Effective Date, the Investors shall receive 100% of the New Common Stock and (ii) each Holder of a Pre-Petition Credit Agreement Claim (including the Investor Pre-Petition Credit Agreement Claims in excess of $300 million aggregate principal amount) shall, on the Effective Date, receive its pro rata share of 100% New Term Notes based on the ratio of such Pre-Petition Credit Agreement Claim to all Pre-Petition Credit Agreement Claims (including the Investor Pre-Petition Credit Agreement Claims in excess of $300 million aggregate principal amount).

         Pursuant to Section 9.13 of the Plan, the Plan shall constitute a good faith compromise and settlement of any Causes of Action or disputes that could have been brought by a Holder of a General Unsecured Claim, the Debtors or any other party in interest against a Holder of a Pre-Petition Credit Agreement Claim. Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of this settlement pursuant to Bankruptcy Rule 9019 and its finding that this is a good faith settlement pursuant to any applicable state laws, given and made after due notice and opportunity for hearing, and shall bar the prosecution of any such Cause of Action by any Holder of a General Unsecured Claim, the Debtor or any other party in interest against a Holder of a Pre-Petition Credit Agreement Claim.

         The Plan also provides that with respect to Class 5A Subsidiary General Unsecured Claims and Class 5B LCE General Unsecured Claims, as soon as practicable following the earlier of (i) the four-month anniversary of the Effective Date (distributions made on such date shall be subject to the Disputed Class 5 Claim Reserve) and (ii) the date on which all Disputed General Unsecured Claims have been resolved by a Final Order of the Bankruptcy Court, each Holder of an Allowed General Unsecured Claim will receive from the Unsecured Settlement Distribution, on account of such Allowed Subsidiary General Unsecured Claims or Allowed LCE General Unsecured Claims, Cash in an amount equal to such Holder's Class 5A Payment Amount or Class 5B Payment Amount, as applicable, in accordance with the applicable provisions of the Plan as described in Sections VI(I)(5) and VI(I)(6) of this Disclosure Statement.

         Each Holder of a Subsidiary Common Stock Interest will retain such Interest and its respective share or shares of common stock of the Debtors representing such Interest. Holders of Intercompany LCE Claims, Intercompany Subsidiary Claims, Intercompany Cineplex Odeon Claims and Old LCE Common Stock Interests will receive no distribution under the Plan.

         To allow the Debtors to complete a financial restructuring in the manner which will maximize their enterprise values, the Debtors are soliciting acceptances of the Plan from Holders of Pre-Petition Credit Agreement Claims and General Unsecured Claims. Holders of Intercompany LCE Claims, Intercompany Subsidiary Claims, Intercompany Cineplex Odeon Claims and Old LCE Common Stock Interests do not receive or retain any property under the Plan. Under section 1126(g) of the Bankruptcy Code, the Holders of Intercompany LCE Claims, Intercompany Subsidiary Claims, Intercompany Cineplex Odeon Claims and Old LCE Common Stock Interests are deemed not to have accepted the Plan, and the acceptance of such Holders will not be solicited. As co-proponents of the Plan, the Holders of Intercompany LCE Claims and Intercompany Subsidiary Claims support the Plan. The Debtors presently intend to seek confirmation of the Plan and to cause the Effective Date to occur as soon as practicable. There can be no assurance, however, as to when the Effective Date will actually occur. Procedures for the distribution of cash and securities pursuant to the Plan, including matters that are expected to affect the timing of the receipt of distributions by Holders of Claims in certain Classes and that could affect the amount of distributions ultimately received by such Holders, are described in "PROVISIONS COVERING DISTRIBUTIONS" in Section VI.H.

         The Debtors, the Creditors' Committee the Agent and the Investors believe that the Plan provides the best possible treatment for all Classes of Claims. The Bankruptcy Court must find, however, that a number of statutory tests are met before it may confirm the Plan. Many of these tests are designed to protect the interests of Holders of Claims or Interests who do not vote to accept the Plan, but who will be bound by the provisions of the Plan if it is confirmed by the Bankruptcy Court. The "cramdown" provisions of section 1129(b) of the Bankruptcy Code, for example, permit confirmation of a Chapter 11 plan of reorganization in certain circumstances even if the plan is not accepted by all impaired classes of claims and interests. See Section XIII herein, entitled "VOTING AND CONFIRMATION OF THE PLAN."

         The Debtors will request that the Bankruptcy Court confirm the Plan under Bankruptcy Code section 1129(b). Section 1129(b) permits confirmation of the Plan despite rejection by one or more impaired classes if the Bankruptcy Court finds that the Plan "does not discriminate unfairly" and is "fair and equitable" as to the rejecting class or classes. Class 7A, Class 7B, Class 7C and Class 8 are Impaired and will not receive or retain any property under the Plan. As co-proponents of the Plan, Class 7A and Class 7B support the Plan. Because Class 7C and Class 8 are deemed not to have accepted the Plan, the Debtors will request that the Bankruptcy Court find that the Plan is fair and equitable and does not discriminate unfairly as to Class 7C and Class 8 (and any other Class that fails to accept the Plan). Additionally, in the event that Class 5B does not support the Plan, the Debtors will request that the Bankruptcy Court confirm the Plan under Bankruptcy Code section 1129(b). As noted above, the Bankruptcy Court may confirm the Plan under Bankruptcy Code section 1129(b) if the Plan is fair and equitable as to the rejecting classes. A plan is fair and equitable to the dissenting class or classes if the holder of any claim or interest junior to the claims or interests of such class will not receive or retain under the plan on account of such junior claim or interest any property.

         For a more detailed description of the requirements for acceptance of the Plan and of the criteria for confirmation notwithstanding rejection by certain classes, see Section XI herein, entitled "REQUIREMENTS FOR CONFIRMATION OF PLAN."

C.       CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

         Section 1123 of the Bankruptcy Code requires that, for purposes of treatment and voting, a Chapter 11 plan divide the different claims against, and equity interests in, the Debtors into separate classes based upon their legal nature. In accordance with section 1123 of the Bankruptcy Code, claims of a substantially similar legal nature are usually classified together, as are equity interests which give rise to the same legal rights; the "claims" and "equity interests" themselves, rather than their holders, are classified.

         Under a Chapter 11 plan, the separate classes of claims and equity interests must be designated either as "impaired" or "unimpaired" by the plan. If a class of claims is "impaired," the Bankruptcy Code affords certain rights to the holders of such claims, such as the right to vote on the plan (unless the plan provides for no distribution to the holders, in which case, the holder is deemed to reject the plan), and the right to receive under the Chapter 11 plan property of a value that is not less than the value the holder would receive if the debtor were liquidated under Chapter 7. Under section 1124 of the Bankruptcy Code, a class of claims or interests is "impaired" unless the plan (i) does not alter the legal, equitable, or contractual rights of the holders or (ii) irrespective of the holders' acceleration rights, cures all defaults (other than those arising from the debtor's insolvency, the commencement of the case, or nonperformance of a nonmonetary obligation), reinstates the maturity of the claims or interests in the class, compensates the holders for actual damages incurred as a result of their reasonable reliance upon any acceleration rights, and does not otherwise alter their legal, equitable, or contractual rights. Typically, this means the holder of an unimpaired claim will receive on the later of the effective date or the date on which amounts owing are due and payable, payment in full, in cash, with post-petition interest to the extent appropriate and provided under the governing agreement (or if there is no agreement, under applicable nonbankruptcy law), and the remainder of the debtor's obligations, if any, will be performed as they come due in accordance with their terms. Thus, other than its right to accelerate the debtor's obligations, the holder of an unimpaired claim will be placed in the position it would have been in had the debtor's case not been commenced.

         As discussed above, section 1123 of the Bankruptcy Code provides that a plan of reorganization shall classify the claims of a debtor's creditors and equity interest holders. In compliance therewith, the Plan divides Claims and Interests into twelve Classes and sets forth the treatment for each Class. In accordance with section 1123(a), Administrative Expenses and Priority Tax Claims have not been classified. The Debtors also are required, as discussed above, under section 1122 of the Bankruptcy Code, to classify Claims and Interests into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Classes. The Debtors believe that the Plan has classified all Claims and Interests in compliance with the provisions of section 1122 of the Bankruptcy Code, but it is possible that a Holder of a Claim or Interest may challenge the classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In such event, the Debtors intend, to the extent permitted by the Bankruptcy Court and the Plan, to make such reasonable modifications of the classifications under the Plan to permit confirmation and to use the Plan acceptances received in this solicitation for the purpose of obtaining the approval of the reconstituted Class or Classes of which the accepting Holder is ultimately deemed to be a member. Any such reclassification could adversely affect the Class in which such Holder was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan. Furthermore, a reclassification of a Claim or Interest after solicitation of acceptances of the Plan could necessitate a resolicitation of acceptances of the Plan.

         The classification of Claims and Interests and the nature of distributions to Holders of Impaired Claims or Impaired Interests in each Class are summarized below. See "SECURITIES TO BE ISSUED AND TRANSFERRED UNDER THE PLAN" in Section VI.D. for a description of the manner in which the number of shares of New Common Stock will be determined and Section VII herein, entitled "RISK FACTORS," for a discussion of various other factors that could materially affect the value of the New Common Stock distributed pursuant to the Plan.

         1.       Unclassified Claims

         The Bankruptcy Code does not require classification of certain priority claims against a debtor. In these Chapter 11 Cases, these unclassified claims include Administrative Expenses and Priority Tax Claims. All distributions referred to below that are scheduled for the Effective Date will be made on the Effective Date or as soon as practicable thereafter.

                  (a)      ADMINISTRATIVE EXPENSES

         Administrative Expenses are the actual and necessary costs and expenses of the Debtors' Chapter 11 Cases that are allowed under sections 503(b) of the Bankruptcy Code. Those expenses will include the Debtors' obligations under the DIP Facility Agreement (other than the DIP Repayment Loans (as defined in the Final DIP Order) which Claims, consistent with the agreement of the Pre-Petition Lenders, are treated as Pre-Petition Credit Agreement Claims), post-petition salaries and other employee benefits, post-petition rents, amounts owed to vendors providing goods and services to the Debtors during the Chapter 11 Cases, tax obligations incurred after the Filing Date, and certain statutory fees and charges assessed under section 1930 of title 28 of the United States Code. Other Administrative Expenses include the actual, reasonable fees and expenses incurred during the Chapter 11 Cases of the Debtors' professionals and the professionals retained by the Creditors' Committee and any other official committees appointed in the Chapter 11 Cases.

         The following is a table setting forth the dollar amount of compensation for professional services rendered and reimbursement of expenses incurred by professionals on behalf of the Debtors and the Creditors' Committee and paid to date on the Chapter 11 cases.



                                              Interim Fees and Expenses
     Attorneys                                Distributed through December 31, 2001
     ---------                                -------------------------------------
1.   Fried, Frank, Harris, Shriver &                         $2,081,151.94
     Jacobson, Counsel for the Debtors

2.   Togut, Segal & Segal LLP,                                 $197,830.54
     Co-counsel for the Debtors

3.   Lenczner, Slaght, Royce, Smith &                           $11,067.01
     Griffin, Canadian Counsel for LCE

4.   Pachulski, Stang, Ziehl, Young &                          $751,270.79
     Jones P.C., Co-counsel for the
     Creditors' Committee

5.   Kronish, Lieb, Weiner & Hellman,                          $114,615.19
     Co-counsel for the Creditors'
     Committee

     Accountants
     -----------

6.   PricewaterhouseCoopers LLP,                               $803,606.72
     Accountants to the Debtors

     Financial Advisors
     ------------------

7.   Lazard Freres & Co. LLC,                                $1,034,416.93
     Investment Bankers to the Debtors

8.   KPMG,                                                     $697,489.80
     Financial Advisors to the
      Creditors' Committee

     Public Relations
     ----------------

9.   Kekst & Company,                                           $28,144.01
     Communications Advisors to the
     Debtors

     Real Estate
     -----------
10.  Huntley Financial Group,                                  $168,101.50
     Real Estate Advisors to the Debtors


         With respect to the Administrative Claims of Lazard Freres & Co. LLC ("Lazard"), the Debtors and Lazard entered into an engagement letter (the "Engagement Letter") dated February 8, 2001, pursuant to which the Debtors retained Lazard to provide financial advisory services to the Debtors. An order (the "Retention Order") authorizing the Debtors to retain Lazard under sections 327(a) and 328(a) of the Bankruptcy Code pursuant to the terms of the Engagement Letter was entered by the Bankruptcy Court on March 14, 2001. The Engagement Letter provides, among other things, that Lazard will receive the following fees as compensation for its services:

                  (a) a fee of $150,000 per month payable in cash, for each month of the term of Lazard's engagement, commencing with the month of February 2001; and

                  (b) a $4.05 million Restructuring Transaction Fee payable in cash promptly upon the closing of such Restructuring Transaction.

         In addition, the Engagement Letter obligates the Debtors to reimburse Lazard for all reasonable out of pocket expenses incurred by Lazard in connection with its representation of the Debtors. All monthly fees paid by the Debtors (except for the first six monthly fees) shall be credited against the Restructuring Transaction Fee. The Engagement Letter defines a Restructuring Transaction as, among other things, "any financial restructuring and/or recapitalization of the [Debtors] pursuant to chapter 11 of the . . . Bankruptcy
Code . . . ." Therefore, confirmation of the Plan and the closing of the transaction contemplated hereby would constitute a "Restructuring Transaction" and, under the Engagement Letter, Lazard would be entitled to receive the Restructuring Transaction Fee, subject to Bankruptcy Court approval of a final fee application therefore. If the restructuring contemplated by the Plan is consummated on February 28, 2002, Lazard will have earned $4,950,000 plus reimbursement for expenses incurred.

         The Plan is in large measure the result of the efforts of the Debtors' management, Lazard and Fried Frank. A core team of professionals from Lazard and Fried Frank spent significant time negotiating the terms of the Plan, often to the exclusion of other matters. As a result of these efforts, the Debtors have been able to formulate a Plan that has the support of the Creditors' Committee, the Agent and the Investors. In light of the value of the restructuring transaction contemplated by the Plan and the time spent by Lazard developing the Plan, the Debtors believe the Restructuring Transaction Fee is reasonable.

         Administrative Expenses representing liabilities incurred in the ordinary course of business, consistent with past practice, by the Debtors or liabilities arising under loans or advances to the Debtors after the Filing Date, whether or not incurred in the ordinary course of business, will continue to be paid by the Debtors in accordance with the terms and conditions of the particular transaction and any related agreements and instruments. All other Allowed Administrative Expenses will be paid, in full, in Cash, on the Effective Date or as soon thereafter as is practicable, or on such other terms as to which the Debtors and the Holder of such Administrative Expense agree.

         The Debtors anticipate that most Administrative Expenses will be paid as they come due during the Chapter 11 Cases and that the Administrative Expenses to be paid on the Effective Date of the Plan will, for the most part, comprise the unpaid allowed fees and expenses incurred by professionals retained in the Chapter 11 Cases and the costs attendant to the Debtors' assumption of executory contracts and unexpired leases under the Plan.

         All payments to professionals for compensation and reimbursement of expenses and all payments to reimburse expenses of members of the Creditors' Committee will be made in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Rules relating to the payment of interim and final compensation and expenses. The Bankruptcy Court will review and determine all such requests. In addition to the foregoing, section 503(b) of the Bankruptcy Code provides for payment of compensation to creditors and other persons making a "substantial contribution" to a Chapter 11 case, and to attorneys for, and other professional advisors to, such persons. Requests for such compensation must be approved by the Bankruptcy Court after notice and a hearing at which the Debtors and other parties-in-interest may participate, and if appropriate, object to the allowance thereof.

         Under the Plan, each holder of an Allowed Administrative Expense will be paid in full in Cash on the later of (i) the Effective Date, (ii) the date on which the Bankruptcy Court enters an order allowing such Administrative Expense and (iii) the date on which the Debtors and the Holder of such Allowed Administrative Expense otherwise agree; provided, however, that Allowed Administrative Expenses representing (a) obligations incurred under the DIP Facility Agreement shall be paid in full in Cash on the Effective Date, and (b) obligations incurred in the ordinary course of business consistent with past practice, or assumed by the Debtors shall be paid in full or performed by the Debtors or Reorganized Debtors in the ordinary course of business, consistent with past practice; provided further, however, that Allowed Administrative Expenses incurred by the Debtors or Reorganized Debtors after the Confirmation Date, including, without limitation, claims for professionals' fees and expenses, shall not be subject to application and may be paid by the Debtors or Reorganized Debtors, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval.

                  (b)      PRIORITY TAX CLAIMS

         Priority Tax Claims consist of unsecured claims by federal, state and local governmental units for taxes specified in section 507(a)(8) of the Bankruptcy Code, such as certain income taxes, property taxes, and excise taxes. These unsecured claims are given a statutory priority in right of payment.

         At the sole option of the Debtors, each Holder of an Allowed Priority Tax Claim shall receive (i) cash payments made in equal annual installments beginning on or before the first anniversary following the Effective Date with the final installment being payable no later than the sixth anniversary of the date of the assessment of such Allowed Priority Tax Claim, together with interest on the unpaid balance of such Allowed Priority Tax Claim from the Effective Date calculated at the Market Rate; or (ii) such other treatment agreed to by the Holder of such Allowed Priority Tax Claim and the Debtors or Reorganized Debtors, as the case may be. The foregoing treatment of Allowed Priority Tax Claims is consistent with the provisions of section 1129(a)(9)(C) of the Bankruptcy Code, and the Holders of Allowed Priority Tax Claims are not entitled to vote on the Plan.

         2.       Classified Claims and Interests

                  (a)      CLASS 1-PRIORITY CLAIMS

         Class 1 Claims are Unimpaired. Class 1 consists of all Allowed Priority Claims. A Priority Claim is a Claim against the Debtors for an amount entitled to priority under section 507(a) of the Bankruptcy Code, and does not include any Administrative Expense or Priority Tax Claims. These Priority Claims include, among others: (a) unsecured Claims for accrued employee compensation earned within 90 days prior to the Filing Date, to the extent of $4,300 per employee; and (b) contributions to employee benefit plans arising from services rendered within 180 days prior to the Filing Date, but only for such plans to the extent of (i) the number of employees covered by such plans multiplied by $4,300, less (ii) the aggregate amount paid to such employees under section 507(a)(3) of the Bankruptcy Code, plus the aggregate amount paid by the estate on behalf of such employees to any other employee benefit plan.

         The Plan provides that, on the latest of (i) the Effective Date, (ii) the date on which such Priority Claim becomes an Allowed Priority Claim, or
(iii) the date on which the Debtors and the Holder of such Allowed Priority Claim otherwise agree, each Holder of an Allowed Priority Claim will be entitled to receive Cash in an amount sufficient to render such Allowed Priority Claim Unimpaired under section 1124 of the Bankruptcy Code; provided, however, Allowed Priority Claims representing obligations incurred in the ordinary course shall be paid in full or performed by the Reorganized Debtors in the ordinary course of business, consistent with past practice. Allowed Priority Claims in Class 1 are not Impaired under the Plan and, accordingly, the Holders of Allowed Priority Claims in Class 1 are not entitled to vote for or against the Plan and will be deemed to have accepted the Plan.

                  (b)      CLASS 2-PRE-PETITION CREDIT AGREEMENT CLAIMS

         Class 2 Claims are Impaired. Class 2 consists of the Pre-Petition Credit Agreement Claims. The Pre-Petition Credit Agreement Claims are any and all Claims in respect of, or in connection with, all or any portion of the aggregate outstanding and unpaid amount of principal and interest due and owing under, and subject to the terms and provisions of, the Pre-Petition Credit Agreement and any and all related documents, including, without limitation, any and all accrued adequate protection payments in respect thereof and any and all interest, costs, attorneys' fees and other expenses owed by the Debtors or for which the Debtors may be liable in connection therewith.

         The Pre-Petition Credit Agreement Claims are Allowed in the aggregate amount of $742,086,538 (pursuant to the DIP Final Order, this amount includes the DIP Repayment Loans). The Plan provides that all adequate assurance payments received by the Holders of Pre-Petition Credit Agreement Claims during the Chapter 11 Cases pursuant to paragraph 10(iii) of the Final DIP Order or otherwise shall be retained by such Holder and deemed interest payments and not reduction of principal. In addition, subject to the Settlement (discussed below), on the Effective Date, each Holder of an Allowed Pre-Petition Credit Agreement Claim shall receive its Pro Rata Share of (i) 100% of the New Term Notes and (ii) 100% of the New Common Stock. The Investors hold in the aggregate at least $300 million aggregate principal amount of Pre-Petition Credit Agreement Claims. The Investors would therefore receive in respect of the Pre-Petition Credit Agreement Claims held by them their Pro Rate Share of the New Term Notes and the New Common Stock with the other Holders of Pre-Petition Credit Agreement Claims.

         The Creditors' Committee has raised certain issues regarding the validity of the security interests granted in connection with the Pre-Petition Credit Agreement Claims and the allowance of the Pre-Petition Credit Agreement Claims and potential Causes of Action against the Pre-Petition Lenders. The Debtors and the Holders of Pre-Petition Credit Agreement Claims (including, the Investors) do not believe that there is merit to such issues or alleged Causes of Action. However, the Investors, in order to facilitate a consensual plan and to settle and compromise any and all such issues and alleged Causes of Action, has committed to fund the Unsecured Settlement Distribution. The Unsecured Settlement Distribution would be used to provide the Holders of General Unsecured Claims with a Cash distribution in lieu of any New Common Stock. In consideration for the Investor's commitment to pay to LCE, on the Effective Date, up to $45 million for LCE to fund the Unsecured Settlement Distribution, the Plan provides that the Investors, in consideration for such actions, and in full settlement, release and discharge of $300 million aggregate principal amount of the Investors Pre-Petition Credit Agreement Claims, shall receive that portion of the New Common Stock that was to be distributed to the Holders of General Unsecured Claims and all the New Common Stock that would have been distributed to the other Holders of Pre-Petition Credit Agreement Claims (such distributions to the Investors shall be in lieu of the New Terms Notes the Investors would have otherwise received on account of $300 million aggregate principal amount of their Pre-Petition Credit Agreement Claims and such New Term Notes will be distributed to the other Holders of Pre-Petition Credit Agreement Claims and to the Investors on account of their Pre-Petition Credit Agreement Claims in excess of $300 million aggregate principal amount) such that (i) on the Effective Date, the Investors shall receive 100% of the New Common Stock and
(ii) each Holder of a Pre-Petition Credit Agreement Claim (including Investor Pre-Petition Credit Agreement Claims in excess of $300 million) shall, on the Effective Date, receive its pro rata share of 100% New Term Notes based on the ratio of such Pre-Petition Credit Agreement Claim to all Pre-Petition Credit Agreement Claims (including the Investor Pre-Petition Credit Agreement Claims in excess of $300 million aggregate principal amount).

         Pursuant to Section 9.13 of the Plan, the Plan shall constitute a good faith compromise and settlement of any Causes of Action or disputes that could have been brought by a Holder of a General Unsecured Claim, the Debtors or any other party in interest against a Holder of a Pre-Petition Credit Agreement Claim. Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of this settlement pursuant to Bankruptcy Rule 9019 and its finding that this is a good faith settlement pursuant to any applicable state laws, given and made after due notice and opportunity for hearing, and shall bar any such Cause of Action by any Holder of a General Unsecured Claim, the Debtor or any other party in interest against a Holder of a Pre-Petition Credit Agreement Claim.

         The Class 2 Pre-Petition Credit Agreement Claims are Impaired and, accordingly, the Holders of such Claims are entitled to vote to accept or reject the Plan. The Holders of a majority of the Pre-Petition Credit Agreement Claims have indicated their intent to accept the Plan.

                  (c)      CLASS 3-MISCELLANEOUS SECURED CLAIMS

         Class 3 Claims are Unimpaired. Class 3 consists of all Miscellaneous Secured Claims. Miscellaneous Secured Claims are all Claims other than a Pre-Petition Credit Agreement Claim or an Administrative Expense, that are secured claims within the meaning of, and to the extent allowable as secured claims under, section 506 of the Bankruptcy Code. Miscellaneous Secured Claims include, but are not limited to, Claims for payment pursuant to mortgages granted by the Debtors on certain of their real property interests, including the Claim of National Western pursuant to certain mortgages on the Debtors' Catalina and El Dorado theatres in Tucson, Arizona. Based on the Debtors' books and records, the Debtors believe that there are approximately $6.3 million in Miscellaneous Secured Claims. To the extent, if any, that the value of the collateral securing a Class 3 Miscellaneous Secured Claim is less than the amount of such Allowed Miscellaneous Secured Claim, the difference will be treated as a General Unsecured Claim.

         Under the Plan, on the latest of (a) the Effective Date, (b) the date on which such Miscellaneous Secured Claim becomes an Allowed Claim, and (c) the date on which the Debtors and the Holders of such Allowed Miscellaneous Secured Claim otherwise agree, at the election of the Debtors prior to the Effective Date, each Holder of an Allowed Class 3 Miscellaneous Secured Claim will be entitled to receive one of the following treatments: (i) the legal, equitable and contractual rights to which such Allowed Miscellaneous Secured Claim entitles such Holder will remain unaltered, (ii) such Holder's Allowed Miscellaneous Secured Claim will be reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code, or (iii) such other treatment as mutually agreed to by the Debtors and such Holder. Class 3 Miscellaneous Secured Claims are Unimpaired and, accordingly, the Holders of such Claims are not entitled to vote for or against the Plan and will be deemed to have accepted the Plan.

                  (d)      CLASS 4-PBGC CLAIMS

         Class 4 Claims are Unimpaired. Class 4 consists of all PBGC Claims. The PBGC is a wholly-owned United States corporation established pursuant to Title IV of the Employee Retirement Income Security Act of 1974 ("ERISA"). The PBGC was created to administer and enforce a mandatory government insurance program covering defined benefit pension plans. In the event that such a pension plan is terminated with insufficient assets to pay guaranteed pension obligations, the PBGC assumes control of the plan and pays most (if not all) of the benefits due thereunder. Any person who is, on the plan's termination date, a contributing sponsor of the plan or a member of such a contributing sponsor's controlled group is liable for the total amount of unfunded benefit liabilities.

         For purposes of this Disclosure Statement, PBGC Claims are any and all Claims of the PBGC in respect of pension plans of which Cineplex Odeon or LCE is the plan sponsor, including any action brought under Title IV of ERISA to collect premiums or to recover liabilities incurred in connection with a plan termination. All of the PBGC's Claims are contingent. Under the Plan, the Holder of the Allowed PBGC Claims shall be entitled to receive on account of such Holder's Allowed PBGC Claims the following treatment: The legal, equitable and contractual rights to which such Allowed PBGC Claims entitles such Holder shall remain unaltered. Class 4 PBGC Claims are Unimpaired and, accordingly, the Holders of such Claims are not entitled to vote for or against the Plan and will be deemed to have accepted the Plan.

                  (e)      CLASS 5A-SUBSIDIARY GENERAL UNSECURED CLAIMS

         Class 5A Claims are Impaired. Class 5A consists of all Subsidiary General Unsecured Claims. Subsidiary General Unsecured Claims are all Claims (other than a Convenience Claim, a Pre-Petition Credit Agreement Claim, a Miscellaneous Secured Claim, a Priority Claim, a Priority Tax Claim, an Administrative Expense Claim, a PBGC Claim, an Intercompany Claim, or any Claim subordinated under section 510(b) of the Bankruptcy Code) against any Subsidiary Debtor, including, without limitation, any and all Claims, including environmental Claims, arising from or relating to properties that were owned, leased or operated by the Debtors in Cicero, Illinois. Subsidiary General Unsecured Claims include, but are not limited to, Claims of the Subsidiary Debtors' landlords, trade creditors, service providers, and other vendors.

         The Plan provides that with respect to Class 5A Subsidiary General Unsecured Claims, in order to resolve the intercreditor disputes described above and in accordance with the settlement and compromise described in Section 9.13 of the Plan, as soon as practicable following the earlier of (i) the four-month anniversary of the Effective Date and (ii) the date on which all Disputed General Unsecured Claims have been resolved by a Final Order of the Bankruptcy Court, each Holder of an Allowed General Unsecured Claim shall receive from the Unsecured Settlement Distribution, on account of such Allowed Subsidiary General Unsecured Claims, Cash in an amount equal to such Holder's Class 5A Payment Amount in accordance with the applicable provisions of the Plan as described in Sections VI(I)(5) and VI(I)(6) of this Disclosure Statement.

         As described in Section I(C) of this Disclosure Statement, all recoveries of Holders of General Unsecured Claims come from a pool of $45 million. Because there is a fixed amount of Cash from which the Holders of Allowed General Unsecured Claims will receive distributions under the Plan, the distributions to each Holder of an Allowed General Unsecured Claims depends on the amount of total General Unsecured Claims actually Allowed. Thus, for illustration purposes only, if the actual aggregate amount for Allowed General Unsecured Claims were $445,000,000.00, each Holder of an Allowed Subsidiary General Unsecured Claim would receive Cash in an amount equal to 11.5% of such Allowed Subsidiary General Unsecured

Claim; alternatively, if the actual aggregate amount of Allowed of General Unsecured Claims were $650,000,000, each Holder of an Allowed Subsidiary General Unsecured Claims would receive Cash in an amount equal to 7.93508% of such Allowed Subsidiary General Unsecured Claim. Based on the Debtors' books and records, the Debtors estimate there are approximately $427,000,000 in General Unsecured Claims. Approximately $1,200,000,000 in Claims were filed against the Debtors. The Debtors cannot predict the amount of Claims that will be Allowed against the Debtors. Allowed Subsidiary General Unsecured Claims in Class 5A are Impaired under the Plan and, accordingly, the Holders of Subsidiary General Unsecured Claims in Class 5A are entitled to vote to accept or reject the Plan.

                  (f)      CLASS 5B-LCE GENERAL UNSECURED CLAIMS

         Class 5B Claims are Impaired. Class 5B consists of all LCE General Unsecured Claims. LCE General Unsecured Claims are all Claims (other than a Convenience Claim, a Pre-Petition Credit Agreement Claim, a Miscellaneous Secured Claim, a Priority Claim, a Priority Tax Claim, an Administrative Expense Claim, a PBGC Claim, an Intercompany Claim, or any Claim subordinated under section 510(b) of the Bankruptcy Code) against LCE, including, without limitation, any and all Claims, including environmental Claims, arising from or related to properties that were owned, leased or operated by the Debtors in Cicero, Illinois. LCE General Unsecured Claims include, but are not limited to, Claims of LCE's landlords, trade creditors, service providers, other vendors and the Pre-Petition Note Holders (including the Investors).

         In order to resolve the intercreditor disputes described above and in accordance with the settlement and compromise described in Section 9.13 of the Plan, the Plan provides that with respect to Class 5B Subsidiary General Unsecured Claims, as soon as practicable following the earlier of (i) the four month anniversary of the Effective Date (distributions made on such date shall be subject to the Disputed Class 5 Claim Reserve) and (ii) the date on which all Disputed General Unsecured Claims have been resolved by a Final Order of the Bankruptcy Court, each Holder of an Allowed LCE General Unsecured Claim shall receive from the Unsecured Settlement Distribution, on account of such Allowed LCE General Unsecured Claim, Cash in an amount equal to such Holder's Class 5B Payment Amount in accordance with the applicable provisions of the Plan as described in Sections VI(I)(5) and VI(I)(6) of this Disclosure Statement.

         As described in Section I(C) of this Disclosure Statement, all recoveries of Holders of General Unsecured Claims come from a pool of $45 million. Because there is a fixed amount of Cash from which the Holders of Allowed General Unsecured Claims will receive distributions under the Plan, the distributions to each Holder of an Allowed General Unsecured Claims depends on the amount of total General Unsecured Claims actually Allowed. Thus, for illustration purposes only, if the actual aggregate amount for Allowed General Unsecured Claims were $445,000,000.00, each Holder of an Allowed LCE General Unsecured Claim would receive Cash in an amount equal to 9.5% of such Allowed LCE General Unsecured Claim; alternatively, if the actual aggregate amount of Allowed of General Unsecured Claims were $650,000,000, each Holder of an Allowed LCE General Unsecured Claims would receive Cash in an amount equal to 6.55506% of such Allowed LCE General Unsecured Claim. As noted above, based on the Debtors' books and records, the Debtors estimate there are approximately $427,000,000 in

General Unsecured Claims. Approximately $1,200,000,000 in Claims were filed against the Debtors. The Debtors cannot predict the amount of Claims that will be Allowed against the Debtors. Allowed LCE General Unsecured Claims in Class 5B are Impaired under the Plan and, accordingly, the Holders of LCE General Unsecured Claims in Class 5B are entitled to vote to accept or reject the Plan.

                  The Plan also provides that upon approval by the Bankruptcy Court of an application by the Indenture Trustee, the reasonable fees and expenses incurred by the Indenture Trustee (which includes the reasonable fees and expenses of any professionals retained by the Indenture Trustee) through the Effective Date will be paid in full in Cash as soon as practicable after the Effective Date.

                         (g) CLASS 6-CONVENIENCE CLAIMS

                  Class 6 Claims are Unimpaired. Class 6 consists of all Convenience Claims. A Convenience Claim is any General Unsecured Claims that is
(i) Allowed for an amount of $500 or less or (ii) is Allowed in an amount greater than $500, but which is reduced to $500 by election of the Holder thereof pursuant to such Holder's ballot. Based on their books and records, the Debtors believe that there are approximately $270,000 in General Unsecured Claims in an amount of $500 or less. Under the Plan, as soon as practicable following the Effective Date, each Holder of a Convenience Claim shall receive Cash in an amount sufficient to render such Allowed Convenience Claim (as reduced by election of the Holder of such Claim) Unimpaired under section 1124 of the Bankruptcy Code. Class 6 Convenience Claims are Unimpaired and, accordingly, the Holders of such Claims are not entitled to vote for or against the Plan and will be deemed to have accepted the Plan.

                 (h) CLASS 7A-HOLDERS OF INTERCOMPANY LCE CLAIMS

                  Class 7A Claims are Impaired. Class 7A consists of all Intercompany LCE Claims. Intercompany LCE Claims are all Claims (a) held by LCE against another Debtor or (b) held by a Debtor against LCE, including, without limitation, Claims arising as a result of advances made (x) by LCE to another Debtor or (y) by a Debtor to LCE, as the case may be. Under the Plan, subject to the occurrence of the Effective Date, all Intercompany LCE Claims will be extinguished and no distributions will be made in respect of such Intercompany LCE Claims. Allowed Intercompany LCE Claims are Impaired under the Plan and do not receive or retain any property under the Plan. Under section 1126(g) of the Bankruptcy Code, the Holders of such Intercompany LCE Claims are deemed not to have accepted the Plan, and the acceptance of such Holders will not be solicited. As co-proponents of the Plan, however, the Holders of Intercompany LCE Claims support the Plan.

             (i) CLASS 7B-HOLDERS OF INTERCOMPANY SUBSIDIARY CLAIMS

                  Class 7B Claims are Impaired. Class 7B consists of all Intercompany Subsidiary Claims. Intercompany Subsidiary Claims are all Claims held by a Subsidiary Debtor against another Subsidiary Debtor, including, without limitation, Claims arising as a result of advances made by a Subsidiary Debtor to another Subsidiary Debtor. Under the Plan, subject to the occurrence of the Effective Date, all Intercompany Subsidiary Claims will be extinguished and no distributions will be made in respect of such Intercompany Subsidiary Claims. Allowed Intercompany Subsidiary Claims are Impaired under the Plan and do not receive or retain any property under the Plan. Under section 1126(g) of the Bankruptcy Code, the Holders of such Intercompany Subsidiary Claims are deemed not to have accepted the Plan, and the acceptance of such Holders will not be solicited. As co-proponents of the Plan, however, the Holders of Intercompany Subsidiary Claims support the Plan.

           (j) CLASS 7C-HOLDERS OF INTERCOMPANY CINEPLEX ODEON CLAIMS

                  Class 7C Claims are Impaired. Class 7C consists of all Intercompany Cineplex Odeon Claims. Intercompany Cineplex Odeon Claims are all Claims held by a Canadian Debtor against any of the Debtors. Cineplex Odeon has asserted approximately $65 million in Intercompany Cineplex Odeon Claims against Plitt Theatres, Inc., one of the Debtors. In addition, LCE holds a $356.6 million CND unsecured claim and a $7 million CND secured claim against Cineplex Odeon in the CCAA Cases for which LCE anticipates that it will receive a distribution in the CCAA Cases. Additionally, LCE has a claim against Cineplex Odeon for amounts advanced under the Canadian DIP. Under the Plan, subject to the occurrence of the Effective Date, all Intercompany Cineplex Odeon Claims will be extinguished and no distributions will be made in respect of such Intercompany Cineplex Odeon Claims.

                  Allowed Intercompany Cineplex Odeon Claims are Impaired under the Plan and do not receive or retain any property under the Plan. Under section 1126(g) of the Bankruptcy Code, the Holders of such Intercompany Cineplex Odeon Claims are deemed not to have accepted the Plan, and the acceptance of such Holders will not be solicited.

              (k) CLASS 8-HOLDERS OF OLD LCE COMMON STOCK INTERESTS

                  Class 8 Interests are Impaired. Class 8 consists of all Old LCE Common Stock Interests. Old Common Stock Interests are any Interests evidenced by Old LCE Common Stock or any Claim, if any, relating to Old LCE Common Stock that is subordinated under section 510(b) of the Bankruptcy Code and any other Interest other than Subsidiary Common Stock Interests, including without limitation, any other capital stock of LCE, and all issued, outstanding and unexpired options, warrants, conversion rights, principal or other legal or contractual right to acquire Old LCE Common Stock, Subsidiary Common Stock or any other Interest. Under the Plan, on the Effective Date, all Old LCE Common Stock Interests will be extinguished and no distributions will be made in respect of such Old LCE Common Stock Interests. Allowed Old LCE Common Stock Interests are Impaired under the Plan and do not receive or retain any property under the Plan. Under section 1126(g) of the Bankruptcy Code, the Holders of such Old LCE Common Stock Interests are deemed not to have accepted the Plan, and the acceptance of such Holders will not be solicited.

                  (l) CLASS 9-SUBSIDIARY COMMON STOCK INTERESTS

                  Class 9 Interests are Unimpaired. Class 9 consists of all Subsidiary Common Stock Interests. The Subsidiary Common Stock Interests are, collectively, any and all authorized issued and outstanding Interests in each of the Debtors other than LCE. Under the Plan, on the Effective Date, each Holder of a Subsidiary Common Stock Interest shall retain such Interest and its respective share or shares of common stock of the Debtors representing such Interest. Class 9 Interests are not Impaired and accordingly, the Holders of Subsidiary Common Stock Interests in Class 9 will be deemed to have accepted the Plan.

D.       SECURITIES TO BE ISSUED AND TRANSFERRED UNDER THE PLAN

                  1.       New Term Notes

                  The New Term Notes will be issued to holders of Pre-Petition Credit Agreement Claims.

                  2.       New Common Stock

                  As of the Effective Date, Reorganized LCE will issue the New Common Stock. In accordance with the Reorganized LCE Certificate of Incorporation, Reorganized LCE will have 100,000 authorized shares of New Common Stock, par value $.01 per share.

                           (a)      DISTRIBUTIONS

                  Holders of shares of New Common Stock will be entitled to receive ratably such dividends as may be declared by the Board of Reorganized LCE in its discretion from funds legally available therefor. The Debtors believe that their New Working Capital Facility will contain negative covenants that restrict, among other things, the ability of Reorganized LCE to pay dividends. In the event of a liquidation, dissolution or winding up of the Reorganized Debtors, the holders of New Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference owed to holders of any preferred stock. Holders of New Common Stock will have no preemptive rights and have no rights to convert their New Common Stock into any other securities.

                           (b)      VOTING

                  Holders of shares of New Common Stock will be entitled to one vote per share on all matters to be voted on by stockholders. Matters submitted for stockholder approval require a majority vote of the shares, except where the vote of a greater number is required by the DGCL.

                           (c)      ELECTION OF DIRECTORS

                  The Boards of the Reorganized Debtors will consist of 11 members, and one member of the Board of Reorganized LCE will include the Chief Executive Officer of Reorganized LCE. Any vacancies in the Board, for any reason, and any directorships resulting from any increase in the number of directors, may be filled only by the affirmative vote of a majority of the Board, although less than a quorum.

E.       SOURCES OF CASH TO MAKE PLAN DISTRIBUTIONS

                  Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for Reorganized LCE to make payments pursuant to the Plan will be obtained from the Debtors' New Working Capital Facility and from the Debtors' operations; provided, however, that no less than $25 million of the Unsecured Settlement Distribution to be distributed as provided in Section 9.14 of the Plan shall be funded by the Investors.

F.       UNEXPIRED LEASES AND EXECUTORY CONTRACTS

                  1.       Generally

                  Under section 365 of the Bankruptcy Code, the Debtors have the right, subject to Bankruptcy Court approval, to assume or reject executory contracts or unexpired leases. If an executory contract or unexpired lease entered into before the Filing Date is rejected by the Debtors, it will be treated as if the Debtors breached such contract or lease on the date immediately preceding the Filing Date, and the other party to the agreement may assert a General Unsecured Claim for damages incurred as a result of the rejection. In the case of rejection of real property leases and employment agreements, damages are subject to certain limitations imposed by sections 365 and 502 of the Bankruptcy Code. Under section 502(b)(6) of the Bankruptcy Code, the claim of a lessor for damages resulting from the termination by the Debtors of a lease for real property pursuant to section 365 of the Bankruptcy Code may be allowed except to the extent that such claim exceeds (A) the rent reserved by such lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three years, of the remaining term of such lease, following the earlier of (i) the Filing Date; and (ii) the date on which such lessor repossessed, or the lessee surrendered, the leased property; plus (B) any unpaid rent due under such lease, without acceleration, on the earlier of such dates. Under section 502(b)(7) of the Bankruptcy Code, the claim of an employee of the Debtors for damages resulting from the termination by the Debtors of an employment contract pursuant to section 365 of the Bankruptcy Code may be allowed except to the extent that such claim exceeds (A) the compensation provided by such contract, without acceleration, for one year following the earlier of (i) the Filing Date; or (ii) the date on which the Debtors directed the employee to terminate, or such employee terminated, performance under such contract; plus (B) any unpaid compensation due under such contract, without acceleration, on the earlier of such dates. See Article Eight of the Plan.

                  2.       Assumption and Rejection

                  The Debtors and Reorganized Debtors shall have until the two-month anniversary of the Effective Date to assume or reject executory contracts and unexpired leases that have not been previously assumed or rejected. Each executory contract or unexpired lease that has not been expressly assumed or rejected with approval by order of the Bankruptcy Court on or prior to the two-month anniversary of the Effective Date shall, as of such date, be deemed to have been assumed by the Debtors unless there is then pending before the Bankruptcy Court a motion to reject such unexpired lease or executory contract or a further extension of such deadline has been ordered by the Court. This Disclosure Statement and the Plan will constitute due and sufficient notice of the intention of the Debtors and all Reorganized Debtors to assume all executory contracts and unexpired leases that have not previously been assumed or rejected. On the date of assumption of an executory contract or an unexpired lease, consistent with the Bankruptcy Code, as a condition of assumption, the Debtors intend to cure all defaults under the applicable executory contract or unexpired lease. In addition, with respect to any disputes that arise in the context of assumption of executory contracts or unexpired leases, the Bankruptcy Court will have jurisdiction to resolve any and all such disputes. Furthermore, for purposes of voting to accept or reject the Plan, nothing contained herein or in the Plan shall affect the rights of any Creditor, including, without limitation, any party to an executory contract or unexpired lease with any of the Debtors that has not been assumed or rejected on or prior to the Voting Deadline, to bring a motion pursuant to Bankruptcy Rule 3018(a) seeking to temporarily allow such party's Claim in an amount the Court deems proper for the purpose of voting to accept or reject the Plan.

                  3.       Deadline for Filing Rejection Damage Claims

                  Pursuant to the Plan, unless otherwise provided by an order of the Bankruptcy Court entered prior to the Confirmation Date, a proof of claim with respect to any Claim against the Debtors arising from the rejection of any executory contract or unexpired lease pursuant to an order of the Bankruptcy Court must be filed with the Bankruptcy Court within (a) the time period established by the Bankruptcy Court in an order of the Bankruptcy Court approving such rejection, or (b) if no such time period is or was established, thirty (30) days from the date of entry of such order of the Bankruptcy Court approving such rejection. Any Entity that fails to file a proof of claim with respect to its Claim arising from such a rejection within the period set forth above will be forever barred from asserting a Claim against the Debtors, Reorganized Debtors, or the property or interests in property of the Debtors or Reorganized Debtors. All Allowed Claims arising from the rejection of executory contracts or unexpired leases will be classified as either a Subsidiary General Unsecured Claim (Class 5A) or LCE General Unsecured Claim (Class 5B) under the Plan, as appropriate.

                  4. Consent to Mortgage Security Interest or Other Liens Upon Unexpired Leases of Real Property

                  In accordance with the terms of the New Term Loan Agreement and the New Working Capital Credit Agreement, the Debtors intend to grant (and have perfected) a security interest, mortgage, or other lien upon substantially all of the Reorganized Debtors' real property interests, including its leasehold interest in its real property leases assumed in accordance with Section 1 above. The Plan provides that any party to any unexpired lease that has not been rejected who believes that such unexpired lease prohibits such an encumbrance must file a written objection to such encumbrance within ten (10) days prior to the Confirmation Hearing. Any party to such a lease that fails to file a written objection to such proposed encumbrance shall be deemed to have consented affirmatively and unconditionally to both (a) the grant of a security interest, mortgage, or other lien in such lease and (b) the recording or other act to perfect such security interest, mortgage, or other lien, or thereafter be forever prohibited and barred from objecting to such encumbrance, and neither the grant by the Debtors or Reorganized Debtors of a security interest, mortgage, or other lien in any unexpired lease or executory contract nor the recording or other act required for the perfection thereof, shall constitute a breach or other default under such lease or other applicable law.

G.       IMPLEMENTATION OF THE PLAN

                  1.       Substantive Consolidation

                  The Plan is predicated upon the Bankruptcy Court entering the Confirmation Order, which, among other things, grants the substantive consolidation of all of the Debtors' Chapter 11 Cases, excluding LCE's Chapter 11 Case but reserves the rights of the Holders of LCE General Unsecured Claims to assert that LCE should be substantively consolidated with the Subsidiary Debtors solely for the purposes of the Plan, the distribution and other transactions contemplated thereby. Substantive consolidation is an equitable remedy which a bankruptcy court may be asked to apply in those chapter 11 cases involving affiliated debtors. As contrasted with joint administration, substantive consolidation may affect the substantive rights and obligations of creditors and debtors. Substantive consolidation involves the pooling of the assets and liabilities of the affected debtors (to be substantively consolidated); all the debtors in the substantively consolidated group are treated as if they were a single corporate/economic entity. Consequently, a creditor of any of the substantively consolidated debtors is treated as a creditor of the substantively consolidated group of debtors and issues of individual corporate ownership of property and individual corporate liability on obligations are ignored. However, substantive consolidation under the Plan does not affect the debtors' separated corporate existence of independent ownership of property for any purpose other than for classification of the claims, voting on the plan and making distributions of property under a plan of reorganization or otherwise as necessary to implement such plan.

                  Factors evaluated by the Bankruptcy Court when deciding whether substantive consolidation is appropriate include: (i) whether creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit and (ii) whether the affairs of the Debtors are so entangled that consolidation would benefit creditors. The Bankruptcy Court will review the record to determine whether substantive consolidation results in fairness to creditors.

                  Throughout their history, the Debtors have operated as a single integrated company. Although the Debtors have expanded through the acquisition of a number of companies, as each company was acquired, it was integrated into the single integrated company. Publicly issued financial statements were presented on a consolidated basis. All checks are issued by a single corporate entity and all obligations have been satisfied by one entity. Additionally, the Debtors held themselves out to theatre attendees as a single business enterprise. Accordingly, the Debtors believe that creditors often ignored corporate distinctions between and among the Debtors and did not rely on corporate distinctions in providing services and goods and extending credit. Other factors that weigh in favor of substantive consolidation in these Chapter 11 Cases include combined business functions, a consolidation of financial statements for the collective Debtors and the prohibitive costs and resources that would be required to track all intercompany transaction on a company-by-company basis. As evidence of the need for substantive consolidation, many creditors, unsure of the identity of their obligors, have filed proofs of claim against each of the Debtors.

                  As a result, the Debtors believe that substantive consolidation of all of the Debtors' Chapter 11 Cases is justified. However, as discussed above, the Creditors' Committee alleged that the LCE General Unsecured Claims are structurally subordinated to Subsidiary General Unsecured Claims and that the Holders of LCE General Unsecured Claims should not share in distributions on a pro rata basis with holders of Subsidiary General Unsecured Claims. Therefore, the Creditors' Committee has argued that LCE should not be consolidated with the Subsidiary Debtors for any purpose. Therefore, in order to facilitate a consensual plan and to compromise and settle the intercreditor disputes described above, the Debtors have not substantively consolidated LCE with any or all of the Subsidiary Debtors.


                  Thus, the Plan contemplates and is predicated upon the substantive consolidation of the Chapter 11 Cases of all the Subsidiary Debtors solely for the purposes of the Plan, the distributions and all actions with respect to confirmation and consummation of the Plan. On the Confirmation Date or such other date as may be set by a Final Order of the Bankruptcy Court, but subject to the occurrence of the Effective Date: (i) all Intercompany Subsidiary Claims will be eliminated and extinguished; (ii) solely for the purposes of the Plan and the Distributions and transactions contemplated hereby, all assets and liabilities of the Subsidiary Debtors will be treated as if they had been merged; (iii) all pre-petition cross-corporate guarantees of the Subsidiary Debtors will be eliminated; (iv) any obligation of any Subsidiary Debtor and all guarantees thereof executed by one or more of the Subsidiary Debtors will be deemed to be one obligation of the consolidated Subsidiary Debtors; (v) any Claims filed or to be filed in connection with any such obligation and any corresponding guarantees will be deemed one Claim against the consolidated Subsidiary Debtors; (vi) each and every Claim filed in the individual Chapter 11 Case of any of the Subsidiary Debtors will be deemed filed against the consolidated Subsidiary Debtors in the consolidated Chapter 11 Case and shall be deemed a single obligation of all of the Subsidiary Debtors under the Plan on and after the Confirmation Date; (vii) all duplicative claims (identical in both amount and subject matter) filed against more than one of the Subsidiary Debtors will be automatically expunged so that only one Claim survives against the consolidated Subsidiary Debtors but in no way shall such Claim be deemed Allowed by reason of Section 9.10(a) of the Plan; and (viii) the consolidated Subsidiary Debtors will be deemed, for purposes of determining the availability of the right of set-off under section 553 of the Bankruptcy Code, to be one entity, so that, subject to other provisions of section 553 of the Bankruptcy Code, the debts due to a particular Subsidiary Debtor may be offset against claims against such Subsidiary Debtor or another Subsidiary Debtor. On the Confirmation Date, and in accordance with the terms of the Plan and the consolidation of the assets and liabilities of the Subsidiary Debtors, all Claims based upon guarantees of collection, payment or performance made by the Subsidiary Debtors as to the obligations of another Subsidiary Debtor or of any other Person shall be discharged, released and of no further force and effect; provided, however, that nothing herein shall affect the obligations of each of the Subsidiary Debtors under the Plan. Notwithstanding the provisions of this paragraph, each of the Subsidiary Debtors shall, as Reorganized Subsidiary Debtors, continue to exist after the Effective Date as separate legal entities.

                  Pursuant to Bankruptcy Rule 9019 and any applicable state law and as consideration for the distributions and other benefits provided under the Plan, the provisions of Section 9.10 of the Plan shall constitute a good faith compromise and settlement of any Causes of Action or disputes that could be brought by a Holder of a Claim or Interest asserting that such Claim or Interest would have received more favorable treatment had substantive consolidation not been effected. This compromise and settlement is in the best interests of Holders of Claims and Interests and is fair, equitable and reasonable. The Plan shall be approved by the Bankruptcy Court as a settlement of all such Causes of Action and disputes. Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of this settlement pursuant to Bankruptcy Rule 9019 and its finding that this is a good faith settlement pursuant to any applicable state laws, given and made after due notice and opportunity for hearing, and shall bar any such Cause of Action by any Holder of a Claim or Interest with respect to the matters described in
Section 9.10 of the Plan.

                  2.       Vesting of Property

                  Except as otherwise provided in the Plan, on the Effective Date, title to all property of the Debtors' estates shall pass to and vest in the applicable Reorganized Debtors, free and clear of all Claims, Interests, liens, security interests, charges and other encumbrances. Confirmation of the Plan (subject to the occurrence of the Effective Date) will be binding, and the Debtors' debts will, without in any way limiting the discharge and release provisions contained in Article Twelve of the Plan, be discharged, as provided in section 1141 of the Bankruptcy Code.

                  3.       Transactions on Business Days

                  Pursuant to the Plan, if the Effective Date or any other date on which a transaction may occur under the Plan will occur on a day that is not a Business Day, the transactions contemplated by the Plan to occur on such day will instead occur on the next succeeding Business Day.

                  4.       Corporate Action for Reorganized Debtors

                  On the Effective Date or as soon thereafter as is practicable, Reorganized LCE will file with the Secretary of State of the State of Delaware, in accordance with sections 103 and 303 of the Delaware General Corporation Law, the Reorganized LCE Certificate of Incorporation and such certificate will be the certificate of incorporation for Reorganized LCE. On the Effective Date, the Reorganized LCE By-Laws will become the By-Laws of Reorganized LCE. On the Effective Date, the By-Laws will become the By-Laws of the Reorganized Debtors (other than Reorganized LCE). On the Effective Date or as soon as practicable thereafter, each of the Reorganized Debtors (other than Reorganized LCE) will also file with the Secretary of State of their respective state of incorporation the New Subsidiary Certificates of Incorporation; provided, however, as soon as practicable following the Effective Date, Reorganized LCE will be authorized to take all necessary corporate action to dissolve the corporations listed on Exhibit F attached to the Plan.

                  5.       Implementation

                  Pursuant to the Confirmation Order and upon confirmation of the Plan, the Debtors and the Reorganized Debtors will be authorized to take all necessary steps, and perform all necessary acts, to consummate the terms and conditions of the Plan. On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate or further evidence the terms and conditions of the Plan and the other agreements referred to herein. The Debtors or the Reorganized Debtors, as the case may be, will upon authorization, execute such documents and take such other actions as are necessary to effectuate the transactions provided for in the Plan, including, without limitation, the New Working Capital Credit Agreement, the New Term Loan Agreement and the Senior Executive Employment Agreements, without the need for any additional approvals, authorizations and consents.

                  6.       Issuance of New Securities

                  Pursuant to the Plan, the issuance and distribution of the New Common Stock by Reorganized LCE is authorized and directed without the need for any further corporate action, under applicable law, regulation, order, rule or otherwise.

                  7.       Cancellation of Existing Securities and Agreements

                  Pursuant to the Plan, on the Effective Date, the Pre-Petition Notes, the Old LCE Common Stock, and any Old LCE Common Stock Interests, as well as any and all shareholder agreements relating to the Old LCE Common Stock, shall be canceled. On the Effective Date, the Indenture shall, except as provided in the Plan, be deemed canceled, terminated and of no further force or effect; provided, however, that the Indenture will continue in effect for the purposes of (i) allowing the Indenture Trustee to make any distributions on account of Pre-Petition Notes pursuant to the Plan and to perform such other necessary administrative functions with respect thereto, and (ii) permitting the Indenture Trustee to maintain any rights or liens for fees, costs and expenses under the Indenture. Notwithstanding the foregoing, such cancellation of the Indenture also will not impair the rights of Holders of the Pre-Petition Notes to receive distributions on account of such Pre-Petition Notes pursuant to the Plan. The Pre-Petition Notes shall not be canceled other than pursuant to the Plan; provided, however, that until such cancellation, such Pre-Petition Notes shall solely serve as evidence of entitlement of the Holder thereof to receive distributions pursuant to the Plan and shall not otherwise be obligations of the Debtors or the Reorganized Debtors.

                  8.       Board of Directors and Officers of Reorganized LCE

                  Pursuant to the Plan, on the Effective Date, the operation of Reorganized LCE shall become the general responsibility of the Board of Reorganized LCE, subject to, and in accordance with, the Reorganized LCE Certificate of Incorporation and the Reorganized LCE By-Laws. The Reorganized LCE Certificate of Incorporation will provide for, among other things, a board of directors consisting of 11 members and one member of the Board of Reorganized LCE will include the Chief Executive Officer of Reorganized LCE. The initial board of Reorganized LCE shall consist of the individuals identified on Exhibit G to the Plan. Such directors shall be deemed elected or appointed, as the case may be, pursuant to the Confirmation Order, but shall not take office and shall not be deemed to be elected or appointed until the occurrence of the Effective Date. The directors of each Debtor other than LCE as of the date of entry the Confirmation Order shall be the directors of such Reorganized Debtor as of the Effective Date. The officers of each Debtor as of the date of the entry of the Confirmation Order shall be the officers of such Reorganized Debtor as of the Effective Date. Those directors of the Debtors not continuing in office shall be deemed removed therefrom as of the Effective Date pursuant to the Confirmation Order.

                  The Debtors intend to file a list of the initial Board of the Reorganized LCE and the Officers of the Reorganized Debtors prior to the Confirmation Hearing.

                  9. Senior Executive Employment Agreements; Certain Other Employees

                  The Investors, as the potential owners of the Reorganized Debtors have reached an agreement with Lawrence Ruisi, the President and Chief Executive Officer of LCE and Travis Reid, the President, US Operations of LCE with respect to the material terms of the Senior Executive Employment Agreements. It is expected that Mr. Ruisi and Mr. Reid will enter into their respective Senior Executive Employment Agreements with Reorganized LCE on the Effective Date. The Senior Executive Employment Agreements will be effective as of the Effective Date and such Senior Executive Employment Agreements will supercede, govern and satisfy all agreements between the Debtors and Lawrence Ruisi and Travis Reid in effect prior to the Effective Date.

                  Term sheets setting forth the material terms of the Senior Executive Employment Agreements is attached to the Plan as Exhibit E. The following is intended to be only a summary of the terms of the Senior Executive Employment Agreements and is qualified in its entirety by reference to the term sheets.

Employment of Lawrence Ruisi

                  On the Effective Date, Mr. Ruisi will become Chief Executive Officer and President of Reorganized LCE. Mr. Ruisi's Senior Executive Employment Agreement (the "Ruisi Agreement") will commence on the Effective Date and have a term of three years. Base salary for Mr. Ruisi will be $750,000, which will increase $25,000 each year. In addition, Mr. Ruisi will receive an annual bonus for each fiscal year ending during the term of the Agreement determined as follows: (i) if LCE meets 85% of its budgeted EBITDA for the fiscal year, bonus is 38% of base salary (ii) if LCE meets 100% of its budgeted EBITDA for the fiscal year, bonus is 75% of base salary, and (iii) if LCE meets 115% of its budgeted EBITDA for the fiscal year, bonus is 100% of base salary. A pro rata bonus will be paid for the portion of the fiscal year completed upon expiration of the Agreement.

                  The Ruisi Agreement will provide that within three months of the Confirmation Date, Onex and LCE shall proffer to Mr. Ruisi a right to acquire equity in LCE. Following such proffer, Mr. Ruisi will have the right to accept or reject such equity proposal within 6 months after receiving the offer. If he rejects the equity proposal, Mr. Ruisi may terminate his employment for any reason and get 1.5 x the Severance Amount, as defined under the Retention and Severance Plan, (i.e., $3,090,000). This amount will be payable regardless of whether such termination of employment occurs more than one year after the Consummate Date, as defined in the Retention and Severance Plan. In such a case, the severance obligation of Reorganized LCE shall terminate. If Mr. Ruisi accepts the equity proposal, and thereafter his employment is terminated by Reorganized LCE without cause, he will be entitled to receive severance equal to the greater of (i) the amount that Mr. Ruisi is entitled to under the Ruisi Agreement and (ii) the Severance Amount (determined regardless of whether such termination of employment occurs more than one year after the Consummation Date). In addition, if after the term of the Ruisi Agreement expires, Reorganized LCE fails to extend or renew the term of the Ruisi Agreement or otherwise offer a new employment contract, such failure will constitute a termination without cause and Mr. Ruisi will be entitled to receive severance. Upon payment of such severance amount, all severance obligations of LCE shall terminate. The Ruisi Agreement will further provide that Mr. Ruisi is not required to mitigate or otherwise offset any severance received pursuant to the Agreement.

Employment of Travis Reid

                  On the Effective Date, Mr. Reid will become the President, US Operations of Reorganized LCE. Mr. Reid's Senior Executive Employment Agreement (the "Reid Agreement") will commence on the Effective Date and have a term of three years. Base salary for Mr. Reid will be $575,000, which will increase $20,000 each year. Mr. Reid will also receive an annual bonus for each fiscal year ending during the term of the Agreement determined as follows: (i) if LCE meets 85% of its budgeted EBITDA for the fiscal year, bonus is 30% of base salary, (ii) if LCE meets 100% of its budgeted EBITDA for the fiscal year, bonus is 60% of base salary, and (iii) if LCE meets 115% of its budgeted EBITDA for the fiscal year, bonus is 80% of base salary. A pro rata bonus will be paid for the portion of the fiscal year completed upon expiration of the Reid Agreement.

                  Within 3 months of the Confirmation Date, Onex and Reorganized LCE shall proffer to Mr. Reid a right to acquire equity in Reorganized LCE. Mr. Reid will have the right to accept or reject such equity proposal within 6 months after receiving the offer. If Mr. Reid rejects the equity proposal, he may terminate his employment for any reason and get 1.5 x the Severance Amount, as defined in the Retention and Severance Plan, (i.e., $1,750,000). This amount will be payable regardless of whether such termination of employment occurs more than one year after the Consummation Date, as defined in the Retention and Severance Plan. In such a case, the severance obligation of Reorganized LCE shall terminate. If Mr. Reid accepts the equity proposal, and thereafter his employment is terminated by Reorganized LCE without cause, Mr. Reid will be entitled to receive severance equal to the greater of (i) the amount that Mr. Reid is entitled to under the Agreement and (ii) the Severance Amount (determined regardless of whether such termination of employment occurs more than one year after the Consummation Date). In addition, if after the term of the Reid Agreement expires, Reorganized LCE fails to extend or renew the term of the Reid Agreement or otherwise offer a new employment contract, such failure will constitute a termination without cause and Mr. Reid will be entitled to receive severance. Upon payment of such severance amount, all severance obligations of Reorganized

LCE shall terminate. The Reid Agreement will further provide that Mr. Reid is not required to mitigate or otherwise offset any severance received pursuant to the Reid Agreement.

                  With respect to all Level One and Level Two Contract Employees under the Severance and Retention Plan (each a "Senior Level Employee") other than Lawrence Ruisi and Travis Reid, following the Effective Date, each such employee will be an employee at-will. If a Senior Level Employee terminates his employment with Reorganized LCE (for any reason) prior to the expiration of the 9-month period commencing on the date that the Confirmation Order is entered (the "9-Month Period"), such employee will be entitled to his or her Severance Amount, as defined in the Retention and Severance Plan. If a Senior Level Employee does not terminate his employment with Reorganized LCE prior to the expiration of the 9-Month Period, such employee will be entitled to his or her Severance Amount, but only upon termination by Reorganized LCE without cause (within the meaning of the Retention and Severance Plan). Each such employee may receive an annual bonus for each fiscal year. Any such bonus plan shall be based on performance criteria agreed to by Reorganized LCE and Onex and will be administered by the Chief Executive Officer of Reorganized LCE. The terms of employment described above and set forth on Exhibit H to the Plan will supercede, govern and satisfy all agreements between the Debtors and such Level One and Level Two Contract Employees in effect prior to the Effective Date.

                  10.      Employee Benefit Plans

                  Pursuant to the Plan and subject to the occurrence of the Effective Date and Section 9.12 of the Plan, any and all employee benefit plans, policies, and programs of the Debtors, and the Debtors' obligations thereunder, will survive confirmation of the Plan, remain unaffected thereby, and not be discharged, except to the extent such plans, policies, and programs hold Old Common Stock Interests (which Interests will be cancelled and entitled to the treatment set forth in the Plan). All such employee benefit plans, policies, and programs will include, without limitation, all savings plans, retirement pension plans, health care plans, disability plans, severance benefit plans, life, accidental death, and dismemberment insurance plans (to the extent not executory contracts assumed under the Plan), but will exclude all employee equity, or equity-based incentive plans.

                  11. Survival of Indemnification and Contribution Obligations

                  Notwithstanding anything to the contrary contained in the Plan, the obligations of the Debtors to indemnify and/or provide contribution to its directors, officers, agents, employees and representatives who are serving in such capacity on the Confirmation Date, pursuant to the Old LCE Certificate of Incorporation, Old LCE By-Laws, applicable statutes or contractual obligations, in respect of all past, present and future actions, suits and proceedings against any of such directors, officers, agents, employees and representatives, based upon any act or omission related to service with, for or on behalf of the Debtors, shall not be discharged or Impaired by confirmation or consummation of the Plan but shall survive unaffected by the reorganization contemplated by the Plan.

                  12.      Retention and Enforcement of Causes of Action

                  Pursuant to section 1123(b)(3) of the Bankruptcy Code, the Reorganized Debtors shall retain and shall have the exclusive right, in their discretion, to enforce against any Entity any and all Causes of Action of the Debtors, including, but not limited to, all Causes of Action arising out of or relating to the Combination and all Causes of Action of a trustee and debtor-in-possession under the Bankruptcy Code, other than those released or compromised as part of, or under, the Plan.

                  13. Rule 9019 Settlement and Compromise of Alleged Causes of Action with Respect to Pre-Petition Credit Agreement Claims and the Intercreditor Dispute

                  (a) The Creditors' Committee has raised certain issues regarding the perfection and validity of the security interests granted in connection with the Pre-Petition Credit Agreement Claims, and allowance of the Pre-Petition Credit Agreement Claims and potential Causes of Action against the Pre-Petition Lenders. The Investors hold in the aggregate at least $300 million aggregate principal amount of Pre-Petition Credit Agreement Claims. Pursuant to
Section 6.2(a) of the Plan, and the provisions of Section 6.2(b) of the Plan, the Investors would receive their Pro Rata Share of the New Term Notes and the New Common Stock with the other Holders of Pre-Petition Credit Agreement Claims, less any New Common Stock distributable to the Holders of General Unsecured Claims. The Debtors and the Holders of Pre-Petition Credit Agreement Claims (including the Investors) do not believe that there is merit to such issues or alleged Causes of Action. However, the Investors, in order to facilitate a consensual plan and to settle and compromise any and all such issues and alleged Causes of Action, have committed to fund up to $45 million for the Unsecured Settlement Distribution which will be used to provide the Holders of General Unsecured Claims with a Cash distribution in lieu of any New Common Stock, and the Investors and other Holders of Pre-Petition Credit Agreement Claims will receive the distributions provided in Section 6.2(b) of the Plan. The provisions of the Plan shall constitute a good faith compromise and settlement of all Causes of Action or disputes that could have been brought by any Holder of a General Unsecured Claim, the Debtors or any other party in interest, against any Holder of a Pre-Petition Credit Agreement Claim. In addition, the Plan shall be approved by the Bankruptcy Court as a settlement of all Causes of Action and disputes between the Holders of General Unsecured Claims, the Debtors and Holders of Pre-Petition Credit Agreement Claims. Pursuant to Section 6.2 of the Plan, as consideration for making funding the Unsecured Settlement Distribution, and in full settlement, release and discharge of $300 million aggregate principal amount of the Investors Pre-Petition Credit Agreement Claims, the Investors shall receive 100% of the New Common Stock. Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of this settlement pursuant to Bankruptcy Rule 9019 and its finding that this is a good faith settlement pursuant to any applicable state laws, given and made after due notice and opportunity for hearing, and shall bar any such Cause of Action by any Holder of a General Unsecured Claim, the Debtors or other party-in interest against a Holder of a Pre-Petition Credit Agreement Claim.

                  (b) As described above, in connection with the formulation of this Plan: (i) certain members of the Creditors' Committee argued, among other things, that LCE should not be substantively consolidated with the Subsidiary Debtors for any purpose, that LCE General Unsecured Claims are structurally subordinated to Subsidiary General Unsecured Claims and that the Holders of LCE General Unsecured Claims should not share in distributions on a pro rata basis with Holders of Subsidiary General Unsecured Claim; (ii) Holders of LCE General Unsecured Claims disputed these assertions and asserted, among other things, that LCE holds valid positive aggregate Intercompany LCE Claims against the Subsidiary Debtors and would be entitled to distributions on account of such Claims in the absence of substantive consolidation of LCE and the Subsidiary Debtors, and the Holders of Subsidiary General Unsecured Claims dispute this assertion; and (iii) the Debtors, believing that these issues are primarily intercreditor disputes between the Holders of LCE General Unsecured Claims and Subsidiary General Unsecured Claims and should be resolved between those Holders, did not take a position as to them. In order to facilitate a consensual plan and to compromise and settle these intercreditor disputes, the Debtors, the Creditors' Committee, Merrill Lynch and the Investors have agreed to a compromise and settlement of all such intercreditor issues by not substantively consolidating LCE with any or all of the Subsidiary Debtors and providing the Holders of LCE General Unsecured Claims and Subsidiary General Unsecured Claims with the distributions provided under the applicable provisions of the Plan as described in Sections VI(C)(2)(e) and VI(C)(2)(f) of this Disclosure Statement. Such distributions and the provisions of this Plan will constitute a good faith compromise and settlement of the intercreditor disputes described above. In addition, the Plan will be approved by the Bankruptcy Court as a settlement of all Causes of Action and disputes between the Holders of LCE General Unsecured Claims and Holders of Subsidiary General Unsecured Claims. Entry of the Confirmation Order will constitute the Bankruptcy Court's approval of this settlement pursuant to Bankruptcy Rule 9019 and its finding that this is a good faith settlement pursuant to any applicable state laws, given and made after due notice and opportunity for hearing, and will bar any Causes of Action by any Holder of an LCE General Unsecured Claim or a Subsidiary General Unsecured Claim, or other party in interest with respect to the intercreditor disputes.

                  14.      Funding of the Unsecured Creditors Distribution

                  Upon Confirmation of the Plan, and subject to the Effective Date, the Investors will pay to LCE up to $45 million, but in no event less than $25 million, in connection with their commitment to fund the settlement described in Section 9.13 of the Plan. In connection therewith, the Debtors may fund a portion of the Unsecured Settlement Distribution in an amount not to exceed the lesser of (x) $20 million and (y) the difference between (1) $50 million and (2) the sum of (a) the aggregate amount of borrowings outstanding under the DIP Facility Agreement on the Effective Date, (b) all unpaid professional fees, in each case whether incurred or to be incurred before, on or after the Effective Date (provided that the fees payable under the New Term Loan Agreement shall be excluded from this amount), (c) all incurred but unpaid capital expenditures related to Designated Projects (as defined in the DIP Facility Agreement) (provided that amounts due with respect to the West 34th Street project shall be excluded to the extent the Debtors can realize proceeds from certain asset sales that are pending, and such proceeds are applied to repay the West 34th Street loan), and (d) normal working capital levels, as agreed between the Agent and the Debtors; provided that in no event will the Investors be required to pay to LCE more than $45 million.

                  15.      No Stamp or Similar Taxes

                  In accordance with section 1146(c) of the Bankruptcy Code, the issuance transfer, or exchange of a security, or the making or delivery of an instrument of transfer under the Plan may not be taxed under any law imposing a stamp tax or similar tax. In accordance with In re Baldwin League of Independent Schools, 110 B.R. 125 (S.D.N.Y. 1990), no mortgage recording taxes will be due in connection with the granting or recording of any lien or mortgage on any property under the New Term Loan Agreement or the New Working Capital Credit Agreement.

H.       PROVISIONS COVERING DISTRIBUTIONS

                  1.       Timing of Distributions Under the Plan

                  Except as otherwise provided in the Plan, without in any way limiting the applicable provisions of the Plan as described in Sections VI(I)(5) and VI(I)(6) of this Disclosure Statement, and subject to Section 14.2 of the Plan payments and distributions in respect of (a) Allowed General Unsecured Claims shall be made by the Reorganized Debtors or their designee as set forth in the applicable provisions of the Plan as described Sections VI(C)(2)(e) and VI(C)(2)(f) of this Disclosure Statement, as applicable, and (b) all other Allowed Claims that are required by the Plan to be made on the Effective Date shall be made by the Reorganized Debtors or their designee on, or as soon as practicable following, the Effective Date.

                  2.       Allocation of Consideration

                  The aggregate consideration to be distributed to the Holders of Allowed Claims in each Class under the Plan will be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such Holders and any remaining consideration as satisfying accrued, but unpaid, interest, if any.

                  3.       Cash Payments

                  Cash payments made pursuant to the Plan will be in U.S. dollars. Cash payments to foreign Creditors may be made, at the option of Reorganized LCE, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Cash payments made pursuant to the Plan in the form of checks issued by Reorganized LCE shall be null and void if not cashed within 120 days of the date of the issuance thereof. Requests for reissuance of any check shall be made directly to Reorganized LCE or its designee as set forth in the Plan.

                  4.       Payment of Statutory Fees

                  All fees payable pursuant to 28 U.S.C. Section 1930 as determined by the Bankruptcy Court at the Confirmation Hearing will be paid by the Debtors on or before the Effective Date.

                  5.       No Interest

                  Except with respect to Holders of Unimpaired Claims entitled to interest under applicable non-bankruptcy law or as provided in the applicable provisions of the Plan as described in Section VI(I)(5) and VI(I)(6) of this Disclosure Statement or as otherwise expressly provided in the Plan, no Holder of an Allowed Claim or Interest shall receive interest on the distribution to which such Holder is entitled thereunder, regardless of whether such distribution is made on the Effective Date or thereafter.

                  6.       Fractional Securities

                  Pursuant to the Plan, and notwithstanding any other provision of the Plan, only whole numbers of shares of New Common Stock will be issued or transferred, as the case may be, pursuant to the Plan. Reorganized LCE will not distribute any fractional shares of New Common Stock exercisable into fractional shares of New Common Stock under the Plan. For purposes of distribution, fractional shares of New Common Stock exercisable into fractional shares of New Common Stock will be rounded down to the nearest share of New Common Stock.

                  7.       Withholding of Taxes

                  Reorganized LCE will withhold from any property distributed under the Plan any property which must be withheld for taxes payable by the Entity entitled to such property to the extent required by applicable law. As a condition to making any distribution under the Plan, Reorganized LCE or its designee, as the case may be, may request that the Holder of any Allowed Claim provide such Holder's taxpayer identification number and such other certification as may be deemed necessary to comply with applicable tax reporting and withholding laws.

                  8.       Persons Deemed Holders of Registered Securities

                  Pursuant to the Plan, except as otherwise provided therein, the Debtors, Reorganized LCE or its designee, shall be entitled to treat the record holder of a registered security on the applicable Distribution Record Date as the Holder of the Interest in respect thereof for purposes of all notices, payments or other distributions under the Plan unless the Debtors, Reorganized LCE or its designee, as the case may be, has received written notice specifying the name and address of any new Holder thereof (and the nature and amount of the interest of such new Holder) at least ten (10) Business Days prior to the date of such notice, payment or other distribution in which case the Debtors, Reorganized LCE or its designee shall be permitted, without further inquiry, to make such distribution to such Holder. In the event of any dispute regarding the identity of any party entitled to any payment or distribution in respect of any Claim under the Plan, no payments or distributions will be made in respect of such Interest until the Bankruptcy Court resolves that dispute pursuant to a Final Order.

                  9.       Surrender of Existing Securities

                  As a condition to receiving any distribution under the Plan, each Holder of an Instrument evidencing a Claim must, if requested, surrender such Instrument to Reorganized LCE or its designee. Any Holder of a Claim that fails to (a) surrender such Instrument or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to Reorganized LCE or its designee before the later to occur of (i) the second anniversary of the

Effective Date and (ii) six months following the date such Holder's Claim becomes an Allowed Claim, will be deemed to have forfeited all rights, Claims, and/or Interests and may not participate in any distribution under the Plan. Upon compliance with the foregoing provision of the Plan, the Holder of a Claim or Interest evidenced by any such lost, stolen, mutilated or destroyed Instrument will, for all purposes under the Plan, be deemed to have surrendered such Instrument.

                  10.      Undeliverable or Unclaimed Distributions

                  Any Entity that is entitled to receive a Cash distribution under the Plan but that fails to cash a check within 120 days of its issuance will be entitled to receive a reissued check from the Reorganized Debtors for the amount of the original check, without any interest, if such Entity requests in writing the Reorganized Debtors or their designee to reissue such check and provides the Reorganized Debtors or their designee, as the case may be, with such documentation as the Reorganized Debtors or their designee requests to verify in their reasonable discretion that such Entity is entitled to such check, prior to the second anniversary of the Effective Date. If an Entity fails to cash a check within 120 days of its issuance and fails to request reissuance of such check prior to the later to occur of (i) the second anniversary of the Effective Date and (ii) six months following the date such Holder's Claim becomes an Allowed Claim, such Entity will not be entitled to receive any distribution under the Plan. If the distribution to any Holder of an Allowed Claim is returned to the Reorganized Debtors or their designee as undeliverable, no further distributions will be made to such Holder unless and until the Reorganized Debtors or their designee are notified in writing of such Holder's then-current address. Undeliverable distributions will remain in the possession of the Reorganized Debtors or their designee pursuant to the Plan until such time as a distribution becomes deliverable. All claims for undeliverable distributions will have to be made on or before the later to occur of (i) the second anniversary of the Effective Date and (ii) six months following the date such Holder's Claim becomes an Allowed Claim. After such date, all unclaimed property will revert to the Reorganized Debtors and the claim of any Holder or successor to such Holder with respect to such property will be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

                  11.      Distributions on Account of Pre-Petition Notes

                  All distributions, if any, on account of Pre-Petition Note Claims shall be made to the Indenture Trustee, which shall serve as Reorganized LCE's designee for purposes of making distributions under the Plan to Holders of Pre-Petition Note Claims. Reorganized LCE will pay the Indenture Trustee its reasonable fees and expenses for making distributions under the Plan to Holders of Pre-Petition Note Claims.

I.       PROCEDURES FOR RESOLVING DISPUTED CLAIMS

                  1.       Objections to Claims

                  Pursuant to the Plan, only the Debtors and the Reorganized Debtors will have the authority to file, settle, compromise, withdraw or litigate to judgment objections to Claims after the Effective Date. The Reorganized Debtors will be fair and equitable in filing, settling, compromising or litigating objections to Disputed Claims. Subject to an order of the Bankruptcy Court providing otherwise, the Debtors and the Reorganized Debtors, in consultation with the Creditors' Committee Designee, may object to a Claim by filing an objection with the Bankruptcy Court and serving such objection upon the Holder of such Claim not later than one hundred and twenty
(120) days after the Effective Date or one hundred and twenty (120) days after the filing of the proof of such Claim, whichever is later, or such other date determined by the Bankruptcy Court upon motion to the Bankruptcy Court, which motion may be made without further notice or hearing.

                  2.       Procedure

                  Pursuant to the Plan, unless otherwise ordered by the Bankruptcy Court or agreed to by written stipulation of the Debtors or the Reorganized Debtors or until an objection thereto by the Debtors or by Reorganized Debtors is withdrawn, the Debtors or the Reorganized Debtors, in consultation with the Creditors' Committee Designee, will litigate the merits of each Disputed Claim until determined by a Final Order; provided, however, that,
(a) prior to the Effective Date, the Debtors, and subject to the approval of the Bankruptcy Court, and (b) after the Effective Date, the Reorganized Debtors, in consultation with the Creditors' Committee Designee, subject to the approval of the Bankruptcy Court, may compromise and settle any objection to any Claim. The Reorganized Debtors, in consultation with the Creditors' Committee Designee, will retain outside legal counsel that is mutually satisfactory to the Reorganized Debtors and the Creditors' Committee Designee to advise the Reorganized Debtors and the Creditors' Committee Designee in connection with the resolution, administration and prosecution of all matters with respect to Disputed Claims.

                  3.       Payments and Distributions With Respect to Disputed
                           Claims

                  Pursuant to the Plan, no payments or distributions will be made in respect of any Disputed Claim until such Disputed Claim becomes an Allowed Claim.

                  4.       Claims Reserve

                           (a)      ESTIMATION

                  For purposes of effectuating the reserve provisions of the Plan and the allocations and distributions to Holders of Allowed General Unsecured Claims, the Bankruptcy Court will, on or prior to the four-month anniversary of the Effective Date, pursuant to section 502 of the Bankruptcy Code, fix or liquidate the amount of any contingent or unliquidated General Unsecured Claim, in which event the amount so fixed will be deemed the Allowed amount of such Claim for purposes of the Plan or, in lieu thereof, the Bankruptcy Court will determine the maximum contingent or unliquidated amount for such Claim, which amount will be the maximum amount in which such Claim ultimately may be Allowed under the Plan, if such Claim is Allowed in whole or part. The Bankruptcy Court's entry of this order may limit the distribution to be made on individual Disputed Claims, regardless of the amount finally Allowed on account of such Disputed Claims, and no Holder shall have recourse against the Debtors or the Reorganized Debtors or any of their respective professional consultants, attorneys, advisors, officers, directors or members of their successors or assigns, or any of their respective property, as such Holder's sole recovery will be from the Unsecured Settlement Distribution.

                           (b)      CREATION OF CLASS 5 CLAIMS RESERVE

                  Upon confirmation of the Plan, and subject to the Effective Date, the Reorganized Debtors will deposit the Unsecured Settlement Distribution in the Class 5 Claims Reserve. The Class 5 Claims Reserve and all amounts therein (including any interest actually earned thereon) will be maintained by the Reorganized Debtors in conformity with the guidelines provided in section 345 of the Bankruptcy Code for distribution in accordance with the applicable provisions of the Plan as described in Sections VI(C)(2)(e) and VI(C)(2)(f) of this Disclosure Statement to Holders of Allowed General Unsecured Claims.

                  5. Distributions After Allowance of Disputed General Unsecured Claims

                  Distributions to each Holder of a Disputed General Unsecured Claim, to the extent that such General Unsecured Claim ultimately becomes an Allowed General Unsecured Claim, will be made in accordance with the provisions of the Plan, including the provision governing the applicable Class of General Unsecured Claims. From and after the four-month anniversary of the Effective Date, as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed General Unsecured Claim becomes a Final Order, the Reorganized Debtors will distribute to the Holder of such Allowed General Unsecured Claim its Class 5A Payment Amount or Class 5B Payment Amount, as applicable, based on the Maximum Allowable Amount of General Unsecured Claims on such date. All amounts actually earned in respect of the Unsecured Settlement Distribution (including all interest) will be for the benefit of the Holders of Allowed General Unsecured Claims.

                  6. Distributions After Disallowance of Disputed General Unsecured Claims

                  Holders of Allowed General Unsecured Claims that receive an initial distribution after Allowance of such Holder's General Unsecured Claim as set forth above, may receive subsequent distributions if and to the extent that other General Unsecured Claims are disallowed or expunged, as follows: as soon as practicable following the six (6) month anniversary of the Effective Date and, if necessary, every six (6) months thereafter (such first six month anniversary and each subsequent six month anniversary, a "Catch-Up Distribution Date"), each Holder of an Allowed General Unsecured Claim that has previously received any distributions pursuant to the applicable provisions of the Plan as described in Section VI(C)(2)(e), VI(C)(2)(f) or VI(I)(5) of this Disclosure Statement, will receive a distribution in an amount equal to the difference, if any, between (i) such Holder's Class 5A Payment Amount or Class 5B Payment Amount, as applicable, on such Catch-Up Distribution Date and (ii) the aggregate payments previously paid to such Holder under the applicable provisions of the Plan as described in Section VI(C)(2)(e), VI(C)(2)(f) or VI(I)(5) of this Disclosure Statement (excluding interest), and any interest actually earned thereon (except for a final distribution after all Disputed General Unsecured Claims are either Allowed or expunged) until all Disputed General Unsecured Claims have been Allowed or expunged, in whole or part, and no additional distribution will be made prior thereto. The Reorganized Debtors may, in its discretion, make each Catch-up Distribution Date more frequent than every six months. If after all Disputed Claims are resolved and all distributions are made in accordance with this Section 11.6 of the Plan, at least $450,000 remains in the Unsecured Settlement Distribution, the Reorganized Debtors will distribute such remaining Cash to each Holder of an Allowed General Unsecured Claim utilizing the then Applicable Class 5A Allowance Factor and Applicable Class 5B Allowance Factor on a pro rata basis based on the ratio of such Holder's Allowed General Unsecured Claim to the total Allowed General Unsecured Claims.

                  7.       Payment of Post-Effective Date Interest

                  All distributions made pursuant to the applicable provisions of the Plan as described in Section VI(I)(5) and VI(I)(6) above will include the Holders' pro rata share of the post- Effective Date interest based on the ratio of such Holder's Allowed General Unsecured Claim to the Maximum Allowable Amount of all General Unsecured Claims.

                  8.       The Creditors' Committee Designee

                  Pursuant to the Plan, prior to the Effective Date, the Creditors' Committee will appoint the Creditors' Committee Designee to provide input and assistance to the Debtors and the Reorganized Debtors in connection with the resolution of objections to Claims. Following the Effective Date, the Reorganized Debtors will serve for a period of six months following the Effective Date and the Reorganized Debtors will pay the Creditors' Committee Designee a monthly fee of $5,000 and will reimburse the Creditors' Committee Designee for its reasonable costs and expenses incurred in connection with its duties as the Creditors' Committee Designee.

                  9.       Effect of Distributions in the CCAA Cases.

                  Certain Holders may seek to pursue claims in the CCAA Cases on account of Claims against the Debtors or a debt upon which an Allowed Claim is based. The Plan Provides that if any Holder receives any payment or transfer of property in the CCAA Cases on account of an Allowed Claim or a debt upon which an Allowed Claim is based, such Holder shall not receive any payments or distribution under the Plan.

                  10.      Setoffs.

                  Except with respect to Causes of Action of any nature released pursuant to the Plan or Confirmation Order, the Debtors, the Reorganized Debtors or their designee as instructed by them may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim, and the distributions to be made pursuant to the Plan on account of such Claim, the Causes of Action of any nature that the applicable Debtor or Reorganized Debtor or its successor may hold against the Holder of such Allowed Claim; provided that neither the failure to effect a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the applicable Debtor or Reorganized Debtor or its successor of any Causes of Action that the Debtor or the Reorganized Debtor or its successor may possess against such Holder.

J.       DISCHARGE, INJUNCTION, RELEASES AND SETTLEMENTS OF CLAIMS

                  1.       Discharge of All Claims and Interests and Releases

                  (a) EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED BY THE PLAN, THE CONFIRMATION OF THE PLAN (SUBJECT TO THE OCCURRENCE OF THE EFFECTIVE DATE) SHALL DISCHARGE AND RELEASE THE DEBTORS, THE REORGANIZED DEBTORS, THEIR SUCCESSORS AND ASSIGNS AND THEIR RESPECTIVE ASSETS AND PROPERTIES FROM ANY DEBT, CHARGE, CAUSE OF ACTION, LIABILITY, ENCUMBRANCE, SECURITY INTEREST, CLAIM, INTEREST, OR OTHER CAUSE OF ACTION OF ANY KIND, NATURE OR DESCRIPTION (INCLUDING, BUT NOT LIMITED TO, ANY CLAIM OF SUCCESSOR LIABILITY) THAT AROSE BEFORE THE CONFIRMATION DATE, AND ANY DEBT OF THE KIND SPECIFIED IN SECTIONS 502(g), 502(h) OR 502(i) OF THE BANKRUPTCY CODE, WHETHER OR NOT A PROOF OF CLAIM OR INTEREST IS OR COULD HAVE BEEN FILED OR IS DEEMED FILED, WHETHER OR NOT SUCH CLAIM OR INTEREST IS OR COULD HAVE BEEN ALLOWED, AND WHETHER OR NOT THE HOLDER OF SUCH CLAIM OR INTEREST VOTED OR COULD HAVE VOTED TO ACCEPT OR REJECT THE PLAN.

                  (b) EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED BY THE PLAN OR THE CONFIRMATION ORDER, THE CONFIRMATION OF THE PLAN (SUBJECT TO THE OCCURRENCE OF THE EFFECTIVE DATE) SHALL ACT AS A DISCHARGE AND RELEASE OF ALL CAUSES OF ACTION (INCLUDING WITHOUT LIMITATION, CAUSES OF ACTION OF A TRUSTEE AND DEBTOR-IN-POSSESSION UNDER THE BANKRUPTCY CODE) OF THE DEBTORS AND REORGANIZED DEBTORS, WHETHER KNOWN OR UNKNOWN, AGAINST THEIR PRESENT DIRECTORS AND OFFICERS. TO THE BEST OF THE DEBTORS' KNOWLEDGE, NO ONE HAS ASSERTED THAT THE DEBTORS POSSESS CLAIMS AGAINST THEIR PRESENT DIRECTORS AND OFFICERS

                  2.       Injunction

                  THE SATISFACTION, RELEASE AND DISCHARGE PURSUANT TO SECTIONS 12.1, 12.3 AND 12.4 OF THE PLAN, SHALL ACT AS AN INJUNCTION AGAINST ANY ENTITY COMMENCING OR CONTINUING ANY ACTION, EMPLOYMENT OF PROCESS, OR ACT TO COLLECT, OFFSET OR RECOVER ANY CLAIM OR CAUSE OF ACTION SATISFIED, RELEASED OR DISCHARGED UNDER THE PLAN. THE INJUNCTION, DISCHARGE AND RELEASES DESCRIBED IN SECTIONS 12.1, 12.2, 12.3 AND 12.4 OF THE PLAN SHALL APPLY REGARDLESS OF WHETHER OR NOT A PROOF OF CLAIM OR INTEREST BASED ON ANY CLAIM, DEBT, LIABILITY OR INTEREST IS FILED OR WHETHER OR NOT A CLAIM OR INTEREST BASED ON SUCH CLAIM, DEBT, LIABILITY OR INTEREST IS ALLOWED, OR WHETHER OR NOT SUCH ENTITY VOTED TO ACCEPT OR REJECT THE PLAN. WITHOUT IN ANY WAY LIMITING THE FOREGOING, ALL INJUNCTIONS OR STAYS ENTERED IN THESE CHAPTER 11 CASES AND EXISTING IMMEDIATELY PRIOR TO THE CONFIRMATION DATE SHALL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE.

                  3.       Exculpation

                  IN CONSIDERATION OF THE DISTRIBUTIONS UNDER THE PLAN, UPON THE EFFECTIVE DATE, EACH HOLDER OF A CLAIM OR INTEREST WILL BE DEEMED TO HAVE RELEASED THE DEBTORS, THE CREDITORS' COMMITTEE, THE MEMBERS OF THE CREDITORS' COMMITTEE IN THEIR CAPACITY AS SUCH, AND EACH OF THE FOREGOING PARTIES' DIRECTORS, OFFICERS, AGENTS, ATTORNEYS, INDEPENDENT ACCOUNTANTS, ADVISORS, FINANCIAL ADVISORS, INVESTMENT BANKERS AND EMPLOYEES (AS APPLICABLE) EMPLOYED BY THE DEBTORS FROM AND AFTER THE FILING DATE FROM ANY AND ALL

CAUSES OF ACTION (OTHER THAN THE RIGHT TO ENFORCE THE DEBTORS' OBLIGATIONS UNDER THE PLAN AND THE RIGHT TO PURSUE A CLAIM BASED ON ANY WILLFUL MISCONDUCT) ARISING OUT OF ACTIONS OR OMISSIONS DURING THE ADMINISTRATION OF THE DEBTORS' ESTATES OR THE DISTRIBUTION OF ANY PROPERTY PURSUANT TO THE PLAN.

                  4.       Guaranties and Claims of Subordination

                           (a)      Guaranties

                  THE CLASSIFICATION AND THE MANNER OF SATISFYING ALL CLAIMS UNDER THE PLAN TAKES INTO CONSIDERATION THE POSSIBLE EXISTENCE OF ANY ALLEGED GUARANTIES BY THE DEBTORS OF OBLIGATIONS OF ANY ENTITY OR ENTITIES, AND THAT THE EACH DEBTOR MAY BE A JOINT OBLIGOR WITH ANOTHER ENTITY OR ENTITIES WITH RESPECT TO THE SAME OBLIGATION. ALL CLAIMS AGAINST THE DEBTORS BASED UPON ANY SUCH GUARANTIES SHALL BE SATISFIED, DISCHARGED AND RELEASED IN THE MANNER PROVIDED IN THE PLAN AND THE HOLDERS OF CLAIMS SHALL BE ENTITLED TO ONLY ONE DISTRIBUTION WITH RESPECT TO ANY GIVEN OBLIGATION OF THE DEBTORS. ALL HOLDERS OF GENERAL UNSECURED CLAIMS WITH CLAIMS AGAINST LCE AND ANY SUBSIDIARY DEBTORS ON ACCOUNT OF THE SAME OBLIGATION WILL BE DEEMED TO HAVE A CLAIM SOLELY AGAINST THE SUBSIDIARY DEBTORS.

                           (b)      Claims of Subordination

                  EXCEPT AS EXPRESSLY PROVIDED FOR IN THE PLAN, ALL CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, AND ALL RIGHTS AND CLAIMS BETWEEN OR AMONG HOLDERS OF CLAIMS AND INTERESTS RELATING IN ANY MANNER WHATSOEVER TO CLAIMS AGAINST OR INTERESTS IN THE DEBTORS, BASED ON ANY CONTRACTUAL, LEGAL OR EQUITABLE SUBORDINATION RIGHTS, SHALL BE TERMINATED ON THE EFFECTIVE DATE AND DISCHARGED IN THE MANNER PROVIDED IN THE PLAN, AND ALL SUCH CLAIMS, INTERESTS AND RIGHTS SO BASED AND ALL SUCH CONTRACTUAL, LEGAL AND EQUITABLE SUBORDINATION RIGHTS TO WHICH ANY ENTITY MAY BE ENTITLED SHALL BE IRREVOCABLY WAIVED BY THE ACCEPTANCE BY SUCH ENTITY (OR, UNLESS THE CLASS OF WHICH SUCH ENTITY IS A MEMBER) OF THE PLAN OR OF ANY DISTRIBUTION PURSUANT TO THE PLAN. EXCEPT AS OTHERWISE PROVIDED IN THE PLAN AND TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHTS AFFORDED AND THE DISTRIBUTIONS THAT ARE MADE PURSUANT TO THE PLAN IN RESPECT OF ANY CLAIMS OR INTERESTS SHALL NOT BE SUBJECT TO LEVY, GARNISHMENT, ATTACHMENT OR LIKE LEGAL PROCESS BY ANY HOLDER OF A CLAIM OR INTEREST BY REASON OF ANY CONTRACTUAL, LEGAL OR EQUITABLE SUBORDINATION RIGHTS, SO THAT, NOTWITHSTANDING ANY SUCH CONTRACTUAL, LEGAL OR EQUITABLE SUBORDINATION, EACH HOLDER OF A CLAIM OR INTEREST SHALL HAVE AND RECEIVE THE BENEFIT OF THE RIGHTS AND DISTRIBUTIONS SET FORTH IN THE PLAN.

                  PURSUANT TO THE PLAN, AND PURSUANT TO BANKRUPTCY RULE 9019 AND ANY APPLICABLE STATE LAW AND AS CONSIDERATION FOR THE DISTRIBUTIONS AND OTHER BENEFITS PROVIDED UNDER THE PLAN, THE PROVISIONS IN THE PLAN REGARDING SUBORDINATION OF CLAIMS OR INTERESTS WILL CONSTITUTE A GOOD FAITH COMPROMISE AND SETTLEMENT OF ANY CAUSES OF ACTION RELATING TO THE MATTERS DESCRIBED IN SUCH PROVISIONS OF THE PLAN WHICH COULD BE BROUGHT BY ANY HOLDER OF A CLAIM OR INTEREST AGAINST OR INVOLVING ANOTHER HOLDER OF A CLAIM OR INTEREST, WHICH COMPROMISE AND SETTLEMENT IS IN THE BEST INTERESTS OF HOLDERS OF CLAIMS AND INTERESTS AND IS FAIR, EQUITABLE AND REASONABLE. THIS SETTLEMENT WILL BE APPROVED BY THE BANKRUPTCY COURT AS A SETTLEMENT OF ALL SUCH CAUSES OF ACTION. ENTRY OF THE CONFIRMATION ORDER WILL

CONSTITUTE THE BANKRUPTCY COURT'S APPROVAL OF THIS SETTLEMENT PURSUANT TO BANKRUPTCY RULE 9019 AND ITS FINDING THAT THIS IS A GOOD FAITH SETTLEMENT PURSUANT TO ANY APPLICABLE STATE LAW, INCLUDING, WITHOUT LIMITATION, THE LAWS OF THE STATES OF NEW YORK AND DELAWARE, GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING, AND WILL BAR ANY SUCH CAUSE OF ACTION BY ANY HOLDER OF A CLAIM OR INTEREST AGAINST OR INVOLVING ANOTHER HOLDER OF A CLAIM OR INTEREST.

                  5.       Release with Respect to Holders of General Unsecured
                           Claims

                  During the period leading up to the commencement of the Chapter 11 Cases, the Debtors attempted to continue to pay their vendors in the ordinary course of business. While there may be a basis to assert a preference claim against individual Creditors, on a cost benefit analysis, the Debtors have determined that such Causes of Action were not of sufficient value to pursue and agreed as part of the compromise and settlement described herein, not to pursue such actions. Accordingly, the Plan provides that except with respect to Causes of Action against any Affiliate of the Debtors as of the Filing Date, as of the Effective Date, the Debtors and Reorganized Debtors shall release and waive against all General Unsecured Creditors any and all rights of action arising under sections 544 through 550 of the Bankruptcy Code or applicable preference or fraudulent conveyance laws under state law; provided, however, the Debtors and Reorganized Debtors shall have the right to pursue such rights of action, including their rights under section 502(d) of the Bankruptcy Code, as a defensive measure, including without limitation, for purposes of setoff against distributions, if any, due to a Holder of an Unsecured Claim pursuant to the Plan and such rights shall be exercised exclusively by the Reorganized Debtors.

K.       CONDITIONS PRECEDENT TO CONFIRMATION ORDER
         AND EFFECTIVE DATE

                  1.       Conditions Precedent to Entry of the Confirmation
                           Order

                  Pursuant to the Plan, the following conditions must occur and be satisfied or waived in accordance with the Plan on or before the Confirmation Date for the Plan to be confirmed on the Confirmation Date:

                  (a) The Confirmation Order is in form and substance reasonably acceptable to the Debtors.

                  2.       Conditions Precedent to the Effective Date

                  Pursuant to the Plan, the following conditions must occur and be satisfied or waived by the Debtors on or before the Effective Date for the Plan to become effective on the Effective Date.

                  (a)      The Confirmation Order shall have become a Final
                           Order.

                  (b) The Reorganized Debtors must have received a firm commitment for the New Working Capital Credit Agreement.

                  (c) LCE must have (i) received up to $45 million, but in no event less than $25 million, from the Investors, and (ii) deposited the Unsecured Settlement Distribution in the Class 5 Claims Reserve.

                  (d) All authorizations, consents and regulatory approvals required to be obtained by the Debtors and the Investors, if any, in connection with this Plan's effectiveness shall have been obtained, including without limitation any Entity that is required to file a notification and report form in compliance with, or obtain consent or approval under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder, and/or the Investment Canada Act and the Competition Act of Canada, shall have filed such form or requested such consent or approval and the applicable waiting period with respect to each (including extensions) shall have expired or been terminated or the requisite consent or approval required thereby shall have been obtained without any material condition or limitation.

                  (e) The Canadian Plan, in form and substance satisfactory to the Debtors, shall either have become effective or shall become effective substantially contemporaneous herewith in the CCAA Cases.

                  (f) LCE shall have retained 100% of its equity interest in Cineplex Odeon.

                  (g) All amounts owing to LCE under the Canadian DIP shall have been repaid in full.

                  (h) The Investor Pre-Petition Credit Agreement Claims are not less than $300 million principal amount in the aggregate.

                  3.       Waiver of Conditions

                  The Debtors may waive one or more of the conditions precedent to the confirmation or effectiveness of the Plan set forth in the Plan; provided, however, the conditions precedent set forth in Section 2(b) and (c) above may not be waived; and provided further, that with respect to the conditions precedent set forth in Section 13.2(d), the Debtors may not waive such conditions precedent solely as they relate to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder, and/or the Investment Canada Act and the Competition Act of Canada.

                  4.       Effect of Failure of Conditions

                  If all the conditions to effectiveness and the occurrence of the Effective Date have not been satisfied or duly waived on or before the first Business Day that is more than 179 days after the date the Bankruptcy Court enters an order confirming the Plan, or by such later date as is proposed and approved, after notice and a hearing, by the Bankruptcy Court, then upon motion by the Debtors made before the time that all of the conditions have been satisfied or duly waived, the order confirming the Plan will be vacated by the Bankruptcy Court; provided, however, that notwithstanding the filing of such a motion, the order confirming the Plan shall not be vacated if each of the conditions to consummation is either satisfied or duly waived before the Bankruptcy Court enters an order granting the relief requested in such motion. If the order confirming the Plan is vacated pursuant to the foregoing provision of the Plan, the Plan will be null and void in all respects, and nothing contained in the Plan will (a) constitute a waiver or release of any claims against or equity interests in the Debtors or (b) prejudice in any manner the rights of the Holder of any claim or equity interest in the Debtors.

L.       MISCELLANEOUS PROVISIONS

                  1.       Bankruptcy Court to Retain Jurisdiction

                  Pursuant to the Plan, the business and assets of the Debtors will remain subject to the jurisdiction of the Bankruptcy Court until the Effective Date. From and after the Effective Date, the Bankruptcy Court will retain and have exclusive jurisdiction of all matters arising out of, and related to the Chapter 11 Cases or the Plan pursuant to, and for purposes of, subsection 105(a) and section 1142 of the Bankruptcy Code and for, among other things, the following purposes: (a) to determine any and all disputes relating to Claims and Interests and the allowance and amount thereof; (b) to determine any and all disputes among creditors with respect to their Claims; (c) to hear and determine any and all Causes of Action, including, without limitation, any right to setoff, arising out of or relating to the Combination; (d) to consider and allow any and all applications for compensation for professional services rendered and disbursements incurred in connection therewith; (e) to determine any and all applications, motions, adversary proceedings and contested or litigated matters pending on the Effective Date and arising in or related to the Chapter 11 Case or the Plan; (f) to remedy any defect or omission or reconcile any inconsistency in the Confirmation Order; (g) to enforce the provisions of the Plan relating to the distributions to be made hereunder; (h) to issue such orders, consistent with section 1142 of the Bankruptcy Code, as may be necessary to effectuate the consummation and full and complete implementation of the Plan;
(i) to enforce and interpret any provisions of the Plan; (j) to determine such other matters as may be set forth in the Confirmation Order or that may arise in connection with the implementation of the Plan; (k) to determine the amounts allowable as compensation or reimbursement of expenses pursuant to section 503(b) of the Bankruptcy Code; (l) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan and the Related Documents; (m) to hear and determine any disputes arising in connection with the Senior Executive Employment Agreements and the terms of employment set forth in Section 9.12 of the Plan; (n) to hear and determine any issue for which the Plan or any Related Document requires a Final Order of the Bankruptcy Court; (o) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code; (p) to hear and determine any issue related to the composition of the initial board of Reorganized LCE; (q) to hear any other matter not inconsistent with the Bankruptcy Code; and (r) to enter a Final Decree closing the Chapter 11 Case.

                  2.       Binding Effect of the Plan

                  The provisions of the Plan will be binding upon and inure to the benefit of the Debtors, Reorganized LCE, any Holder of a Claim or Interest, their respective predecessors, successors, assigns, agents, officers, managers and directors and any other Entity affected by the Plan.

                  3.       Nonvoting Stock

                  In accordance with section 1123(a)(6) of the Bankruptcy Code, the Reorganized LCE Certificate of Incorporation will contain a provision prohibiting the issuance of nonvoting equity securities by Reorganized LCE for a period of one year following the Effective Date.

                  4.       Authorization of Corporate Action

                  The entry of the Confirmation Order will constitute a direction and authorization to and of the Debtors and the Reorganized Debtors to take or cause to be taken any action necessary or appropriate to consummate the provisions of the Plan and the Related Documents prior to and through the Effective Date (including, without limitation, the filing of the Reorganized LCE Certificate of Incorporation and execution of the Term Loan Agreement and the New Working Capital Credit Agreement), and all such actions taken or caused to be taken will be deemed to have been authorized and approved by the Bankruptcy Code without the need for any additional authorizations, approvals or consents.

                  5.       Retiree Benefits

                  On and after the Effective Date, to the extent required by section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors will continue to pay all retiree benefits (if any), as the term "retiree benefits" is defined in section 1114(a) of the Bankruptcy Code, maintained or established by the Debtors prior to the Confirmation Date.

                  6.       Withdrawal of the Plan

                  The Debtors reserve the right, at any time prior to the entry of the Confirmation Order, to revoke or withdraw the Plan. If the Debtors revoke or withdraw the Plan, if the Confirmation Date does not occur, or if the Effective Date does not occur then (i) the Plan will be deemed null and void and
(ii) the Plan will be of no effect and will be deemed vacated, and the Chapter 11 Cases will continue as if the Plan and the Disclosure Statement had never been filed and, in such event, the rights of any Holder of a Claim or Interest will not be affected nor will such Holder be bound by, for purposes of illustration only, and not limitation, (a) the Plan, (b) any statement, admission, commitment, valuation or representation contained in the Plan, this Disclosure Statement or the Related Documents or (c) the classification and proposed treatment (including any allowance) of any Claim in the Plan.

                  7.       Dissolution of Committees

                  On the Effective Date, any committees appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code shall cease to exist and its members and employees or agents (including, without limitation, attorneys, investment bankers, financial advisors, accountants and other professionals) shall be released and discharged from further duties, responsibilities and obligations relating to and arising from and in connection with these Chapter 11 Cases provided, however, that following the Effective Date, the responsibilities of any such committees and its members and employees or agents shall be limited to the preparation of their respective fee applications, if any.

                  8.       Amendments and Modifications to the Plan

                  The Plan may be altered, amended or modified by the Debtors, before or after the Confirmation Date, as provided in section 1127 of the Bankruptcy Code.

                  9.       Section 1125(e) of the Bankruptcy Code

                  The Plan provides that upon confirmation of the Plan, the Debtors (and each of their respective Affiliates, agents, directors, officers, employees, advisors and attorneys) shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code.

                  In addition, the Plan provides that upon confirmation of the Plan, the Debtors and the members of the Creditors' Committee, (and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys), will be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regards to the distributions of the New Term Notes and the New Common Stock under the Plan, and therefore are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

                  10.      Post-Confirmation Obligations

                  Under current applicable law, the Reorganized Debtors are required to pay fees assessed against the Debtors' estates under 28 U.S.C.
Section 1930(a)(6) until entry of an order closing the Chapter 11 Cases. Subject to a change in applicable law, the Plan provides that each Reorganized Debtor shall pay all fees assessed against such Debtor's estate under 28 U.S.C. Section 1930(a)(6) and shall file post-confirmation reports until entry of an order closing the chapter 11 case of such Debtor.

                                VII. RISK FACTORS

                  THE HOLDER OF AN IMPAIRED CLAIM AGAINST THE DEBTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS BEFORE DECIDING WHETHER TO VOTE TO ACCEPT OR TO REJECT THE PLAN.

A.       CERTAIN RISKS OF NON-CONFIRMATION

                  Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A party in interest or the United States Trustee might challenge the adequacy of the disclosure or the balloting procedures and results as not being in compliance with the Bankruptcy Code. Even if the Bankruptcy Court were to determine that the disclosure and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it were to find that any statutory conditions to confirmation had not been met. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting creditors and interest holders will not be less than the value of distributions such creditors and interest holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. See Section XI herein, entitled "REQUIREMENTS FOR CONFIRMATION OF PLAN." There can be no assurance that the Bankruptcy Court will conclude that these requirements have been met, but the Debtors believe that the Bankruptcy Court should be able to find that the Plan will not be followed by a need for further financial reorganization and that non-accepting creditors and Interest Holders will receive distributions at least as great as would be received following a liquidation pursuant to Chapter 7 of the Bankruptcy Code. See Section XIII herein, entitled "VOTING AND CONFIRMATION OF THE PLAN."

                  Additionally, even if the required acceptances of each of Class 2, Class 5A and Class 5B are received, the Bankruptcy Court might find that the solicitation of votes or the Plan did not comply with the solicitation requirements made applicable by section 1125 of the Bankruptcy Code. In such an event, the Debtors may seek to resolicit acceptances, but confirmation of the Plan could be substantially delayed and possibly jeopardized. The Debtors believe that their solicitation of acceptances of the Plan complies with the requirements of section 1125 of the Bankruptcy Code, that duly executed Ballots and Master Ballots will be in compliance with applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, and that, if sufficient acceptances are received, the Plan should be confirmed by the Bankruptcy Court.

                  The Debtors will request that the Bankruptcy Court confirm the Plan under Bankruptcy Code section 1129(b). Section 1129(b) permits confirmation of the Plan despite rejection by one or more impaired classes if the Bankruptcy Court finds that the Plan "does not discriminate unfairly" and is "fair and equitable" as to the non-accepting class or classes. Class 7A, Class 7B, Class 7C and Class 8 are Impaired and will not receive or retain any property under the Plan. Because Class 7A, Class 7B, Class 7C and Class 8 are deemed not to have accepted the Plan, the Debtors will request that the Bankruptcy Court find that the Plan is fair and equitable and does not discriminate unfairly as to such classes (and any other class that fails to accept the Plan including Class
5B). However, as co-proponents of the Plan, the Holders of Claims in Class 7A and Class 7B support the Plan. For a more detailed description of the requirements for acceptance of the Plan and of the criteria for confirmation notwithstanding rejection by certain classes, see Section XI.E. herein, entitled "REQUIREMENTS FOR CONFIRMATION OF PLAN - NONCONSENSUAL CONFIRMATION."

                  Should the Bankruptcy Court fail to confirm the Plan, the Debtors would then consider all financial alternatives available to them at the time, which may include an effort to sell in the Chapter 11 Cases all or a part of their businesses or an equity interest in the Debtors and the negotiation and filing of an alternative reorganization plan. Pursuit of any such alternative could result in a protracted and non-orderly reorganization with all the attendant risk of adverse consequences to the Debtors' and their subsidiaries' businesses, operations, employees, customers and supplier relations and their ultimate ability to function effectively and competitively.

                  The confirmation and consummation of the Plan are also subject to certain conditions. See Section VI.K. above, entitled "SUMMARY OF THE PLAN -- CONDITIONS PRECEDENT TO CONFIRMATION ORDER AND EFFECTIVE DATE."

                  If the Plan, or a plan determined by the Bankruptcy Court not to require resolicitation of acceptances by Classes, were not to be confirmed, it is unclear whether a reorganization could be implemented and what Holders of Claims and Interests would ultimately receive with respect to their Claims and Interests. If an alternative reorganization could not be agreed to, it is possible that the Debtors would have to liquidate assets, in which case Holders of Claims and Interests could receive less than they would have received pursuant to the Plan.

B.       RISKS OF NON-CONSUMMATION OF PLAN

                  Even if all of the conditions to confirmation are satisfied, the Plan may not be consummated if any of the conditions to consummation are not met.

                  For purposes of comparison with the anticipated distributions under the Plan, the Debtors have prepared an analysis of estimated recoveries in a liquidation under Chapter 7 of the Bankruptcy Code. See Section XI herein, entitled "REQUIREMENTS FOR CONFIRMATION OF PLAN." A description of procedures followed and the assumptions and qualifications in connection with this analysis is set forth in the notes thereto.

C.       BUSINESS RISK FACTORS

                  1. Results of Operations Subject to Variable Influences; Intense Competition

                  The Debtors' businesses are sensitive to changes in consumer spending patterns, consumer preferences and overall economic conditions. In addition, the theatre exhibition industry in the United States is itself highly competitive and faces competition from other forms of entertainment. Moreover, the Debtors' performance is subject to seasonal attendance fluctuation, which may be greatly enhanced by the presence or absence of successful films. The quality and quantity of films that the Reorganized Debtors may offer to theatre-goers may be affected by work stoppages, if any, within the film industry. The success of the Reorganized Debtors will also depend on their ability to timely consummate and complete the construction of several new theatres and realize positive cash flows from such theatres. The Reorganized Debtors are also constrained by their new credit agreements to pursue additional growth, internally or by third party acquisition or other arrangements, which may affect their performance. The future performance of the Reorganized Debtors will be subject to such factors, most of which are beyond their control, and there can be no assurance that such factors would not have a material adverse effect on the Reorganized Debtors' results of operations and financial condition.

                  2.       History of Losses; Effect of Transaction

                  The Debtors reported losses for the fiscal years ended 1998, 1999 and 2000. For the fiscal year ended 2001 the Debtors reported a net loss of $436.2 million. There can be no assurance that Reorganized LCE will regain its profitability, or have earnings or cash flow sufficient to cover its fixed charges.

                  3.       Cash Flow From Operations

                  Based upon their analysis of their consolidated financial position, their cash flow during the past twelve months and the cash flow anticipated from their future operations, the Debtors believe that their future cash flows together with funds that would be made available under the New Working Capital Facility should be adequate to meet the financing requirements expected after the confirmation of the Plan. There can be no assurance, however,
(i) that the Debtors will consummate the Plan, (ii) the Debtors will be able to close their New Working Capital Facility on favorable terms, or (iii) that future developments and general economic trends will not adversely affect the Reorganized Debtors' operations and, hence, their anticipated cash flow.

                  The Debtors' capital expenditure levels assumed in preparation of the projected financial data contained herein may be inadequate to maintain Reorganized Debtors' long-term competitive position depending on revenues from ticket and concession sales at Reorganized Debtors' theatres and as a result of competitive developments (including new market developments and new opportunities) in Reorganized Debtors' industry.

                  4.       Declines in Attendance and Gross Profits

                  Due to the theatre exhibition industry's environment and competitive pressures, the Debtors may lose business to competitors during this period. Additional pricing pressures could be experienced to maintain the Debtors' customer base in lieu of the competitive environment. Reduced ticket sales and margin erosion could be expected and is reflected in the projections.

                  5.       Leverage and Debt Service

                  Reorganized LCE is expected to continue to have annual fixed debt service requirements under their New Working Capital Facility. The ability of Reorganized LCE to make principal and interest payments under the New Working Capital Facility will be dependent upon Reorganized LCE's future performance, which is subject to financial, economic and other factors affecting Reorganized LCE, some of which are beyond its control. There can be no assurance that Reorganized LCE will be able to meet its fixed charges as such charges become due.

                  6.       Need for Sustained Trade Support

                  The Debtors' ability to achieve profitability includes significant reliance on continued support from film distributors and its other vendors. If the Debtors' major vendors reduce their credit lines or product availability to the Debtors, it could have a material adverse effect on Reorganized LCE's ticket and concession sales, cash position and liquidity.

             VIII. APPLICATION OF SECURITIES ACT TO THE ISSUANCE AND
                     RESALE OF NEW SECURITIES UNDER THE PLAN

                  1.     New Common Stock

                  The Plan provides that (i) all Old LCE Common Stock Interests will be extinguished as of the Effective Date and no distribution will be made in respect of such Old LCE Common Stock Interests and (ii) the Investors shall receive 100% of the New Common Stock.

                  2.     Section 1145 of the Bankruptcy Code

                  Section 1145 of the Bankruptcy Code generally exempts the issuance of a security (including, without limitation, the offer of a security through any warrant, option, or right to subscribe, or the sale of a security upon the exercise of such warrant, option, or right) from registration under the Securities Act (and any equivalent state securities or "blue sky" laws) if the following conditions are satisfied: (i) the security is issued by a debtor (or its successor) under a Chapter 11 plan, (ii) the recipient of the security holds a claim against, an interest in, or a claim for an administrative expense against, the debtor and (iii) the security is issued entirely in exchange for such claim or interest, or is issued "principally" in exchange for such claim or interest and "partly" for cash or property.

                  Securities exempt from registration under section 1145 of the Bankruptcy Code may be resold without registration under the Securities Act of 1933, as amended (the "Securities Act") or other federal securities laws pursuant to the exemption provided by section 4(l) of the Securities Act, unless the holder is an "underwriter" with respect to such securities, as that term is defined in the Bankruptcy Code (see discussion below). In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. HOWEVER, RECIPIENTS OF SECURITIES ISSUED UNDER THE PLAN ARE ADVISED TO CONSULT WITH THEIR OWN COUNSEL AS TO THE AVAILABILITY OF ANY SUCH EXEMPTION FROM REGISTRATION UNDER STATE LAW IN ANY GIVEN INSTANCE AND AS TO ANY APPLICABLE REQUIREMENTS OR CONDITIONS TO SUCH AVAILABILITY.

                  Section 1145(b) of the Bankruptcy Code defines "underwriter" under section 2(11) of the Securities Act as an entity who (A) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such a claim or interest;
(B) offers to sell securities offered or sold under a plan for the holders of such securities; (C) offers to buy securities offered or sold under a plan from the holders of such securities, if such offer to buy is (i) with a view to distribution of such securities, and
(ii) under an agreement made in connection with the plan, with the consummation of a plan, or with the offer or sale of securities under a plan; or (D) is an issuer, as used in section 2(11) of the Securities Act, with respect to such securities. Although the definition of the term "issuer" appears in section 2(4) of the Securities Act, the reference (contained in section 1145(b)(1)(D) of the Bankruptcy Code) to section 2(11) of the Securities Act purports to include as "underwriters" all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

                  Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act which, in effect, permits the resale of securities received by statutory underwriters pursuant to a Chapter 11 plan, subject to applicable volume limitation, notice and manner of sale requirements, and certain other conditions. Parties which believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own counsel as to the availability of the exemption provided by Rule 144.

                  There can be no assurance that an active market for any of the securities to be distributed under the Plan will develop and no assurance can be given as to the prices at which they might be traded.

                  BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN.

                  MOREOVER, SUCH SECURITIES, OR THE DOCUMENTS THAT ESTABLISH THE TERMS AND PROVISIONS THEREOF, MAY CONTAIN TERMS AND LEGENDS THAT RESTRICT OR INDICATE THE EXISTENCE OF RESTRICTIONS ON THE TRANSFERABILITY OF SUCH SECURITIES.

                  THE DEBTORS RECOMMEND THAT RECIPIENTS OF SECURITIES UNDER THE PLAN CONSULT WITH LEGAL COUNSEL CONCERNING THE LIMITATIONS ON THEIR ABILITY TO DISPOSE OF SUCH SECURITIES.

                  The Debtors believe that the New Common Stock that is distributed to the Investors will be exempt from registration requirements of the Securities Act and equivalent state securities or "blue sky" laws pursuant to the exemption contained in section 1145(a)(1) of the Bankruptcy Code.

            IX. FINANCIAL PROJECTIONS, VALUATION AND ASSUMPTIONS USED

                  The projected financial and valuation information is set forth on the attached Schedule II (the "Projections") should be read in conjunction with the assumptions, qualifications, limitations and explanations set forth herein and the selected historical financial information and the other information set forth herein.

                   X. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

                  The following discussion summarizes certain federal income tax consequences of the Plan to the Holders of Pre-Petition Credit Agreement Claims and General Unsecured Claims, other than the Investors, and the Debtors. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Tax Code"), the Treasury regulations (including temporary and proposed regulations) promulgated thereunder (the "Regulations"), judicial authorities and current administrative rulings and practice. In addition, this summary assumes that distributions will be made to Holders of Pre-Petition Credit Agreement Claims and General Unsecured Claims in accordance with the settlement provided for in
Section 6.2(b) of the Plan. The federal income tax consequences of certain aspects of the Plan are uncertain because of the lack of applicable legal authority and may be subject to administrative or judicial interpretations that differ from the discussion below. The Debtors have not requested a ruling from the Internal Revenue Service ("IRS") with respect to these matters, and no opinion of counsel has been sought or obtained by the Debtors with respect thereto. The following discussion does not address state, local or foreign tax considerations that may be applicable to Holders of Pre-Petition Credit Agreement Claims or General Unsecured Claims or the Debtors and does not address the federal income tax consequences to certain types of Holders of Pre-Petition Credit Agreement Claims and General Unsecured Claims (including, but not limited to, financial institutions, life insurance companies, tax-exempt organizations and foreign individuals and entities) to which special rules may apply. THE FEDERAL INCOME AND OTHER TAX CONSEQUENCES TO HOLDERS OF PRE-PETITION CREDIT AGREEMENT CLAIMS AND GENERAL UNSECURED CLAIMS MAY VARY BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER. MOREOVER, THE TAX CONSEQUENCES OF CERTAIN ASPECTS OF THE PLAN ARE UNCERTAIN DUE TO THE LACK OF APPLICABLE LEGAL PRECEDENT. THERE CAN BE NO ASSURANCE THAT THE IRS WILL NOT CHALLENGE ANY OF THE TAX CONSEQUENCES DESCRIBED HEREIN, OR THAT SUCH A CHALLENGE, IF ASSERTED, WOULD NOT BE SUSTAINED. ACCORDINGLY, ALL HOLDERS OF PRE-PETITION CREDIT AGREEMENT CLAIMS AND GENERAL UNSECURED CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE PLAN TO THEM AND TO THE DEBTORS. THE DEBTORS ARE NOT MAKING ANY REPRESENTATIONS REGARDING THE PARTICULAR TAX CONSEQUENCES OF CONFIRMATION AND CONSUMMATION OF THE PLAN AS TO ANY HOLDER OF A PRE-PETITION CREDIT AGREEMENT CLAIM OR A GENERAL UNSECURED CLAIM, NOR ARE THE DEBTORS OR THEIR COUNSEL RENDERING ANY FORM OF LEGAL OPINION AS TO SUCH TAX CONSEQUENCES.

A. TAX CONSEQUENCES TO HOLDERS OF PRE-PETITION CREDIT AGREEMENT CLAIMS AND GENERAL UNSECURED CLAIMS

                  1.       General.

                    The federal income tax consequences to a Holder of a Pre-Petition Credit Agreement Claim or a General Unsecured Claim arising from the Plan may vary depending upon whether (i) such Holder reports income for federal income tax purposes using the cash or accrual method, (ii) such Holder has taken a "bad debt" deduction with respect to its Claim, and (iii) in the case of Holders of Pre-Petition Credit Agreement Claims, such Claims and the New Term Notes to be received under the Plan in exchange for such Claims constitute "securities" for federal income tax purposes. Holders of Pre-Petition Credit Agreement Claims and General Unsecured Claims should evaluate the federal income tax consequences of the Plan to them based on their own particular circumstances and should not rely solely on the general discussion herein.

                  As noted above, the federal income tax consequences of the Plan to Holders of Pre-Petition Credit Agreement Claims will depend in part on whether their Claims and the New Term Notes to be issued under the Plan in exchange for their Claims constitute "securities" for purposes of the reorganization provisions of the Tax Code. The determination of whether a Claim or debt obligation constitutes a security depends upon an evaluation of the nature of the Claim or debt obligation. Important factors to be considered include, among other things, length of time to maturity, degree of continuing interest in the issuer, similarity of the debt instrument to a cash payment, and the purpose of the borrowing. Generally, trade claims and corporate debt instruments with maturities when issued of less than five years are not considered securities, and corporate debt instruments with maturities when issued of ten years or more are considered securities. Claims for accrued interest generally are not securities. Because the Pre-Petition Credit Agreement consisted of a revolving credit facility with a maximum term of five years, Reorganized LCE intends to take the position, and the discussion herein assumes, that the Pre-Petition Credit Agreement Claims do not constitute securities. However, this treatment is not certain, and Holders of Pre-Petition Credit Agreement Claims should consult their own tax advisors as to whether such Claims and the New Term Notes received in respect of such Claims constitute securities for federal income tax purposes. If the Pre-Petition Credit Agreement Claims and the New Term Notes did constitute securities for this purpose, the consequences of an exchange of the Pre-Petition Credit Agreement Claims for New Term Notes would be significantly different from those discussed below.

                  2.       Consequences of the Exchange.

                    Each Holder of a Pre-Petition Credit Agreement Claim or General Unsecured Claim will recognize gain or loss on the exchange of its Claim for the consideration distributed to such Holder in respect of such Claim pursuant to the Plan. Such gain or loss will be measured by the difference between (i) such Holder's tax basis in its Claim (adjusted to take into account the amount of any bad debt deduction previously taken with respect to such Claim and excluding any basis attributable to accrued interest) and (ii) the amount of Cash or the issue price of the

New Terms Notes (discussed below), as the case may be, received in exchange for such Holder's Claim, exclusive of the amount of any consideration received in respect of accrued interest.

                  Reorganized LCE intends to take the position, and the discussion herein assumes, that the issue price of the New Term Notes will be their stated principal amount on the Effective Date. However, this treatment is not certain, and Holders of Pre-Petition Credit Agreement Claims should consult their own tax advisors concerning the determination of the issue price of the New Terms Notes and whether the New Term Notes will be issued with original issue discount within the meaning of Section 1273 of the Tax Code and the Regulations promulgated thereunder.

                  Except as discussed below with respect to accrued interest and market discount, if a Holder's Pre-Petition Credit Agreement Claim or General Unsecured Claim is held as a capital asset, such gain or loss will be capital gain or loss. Such capital gain or loss generally will be long-term if the Claim has been held for more than one year as of the Effective Date. Claims arising out of the extension of trade credit or the performance of personal services generally are not held as capital assets by their original holders, but each Holder of a Pre-Petition Credit Agreement Claim or General Unsecured Claim should consult its own tax advisors as to the nature of its Claim.

                  As noted below (see "Tax Consequences to Creditors -- Allocation of Consideration Received"), under the Plan, Cash or New Term Notes will be distributed to Holders of Pre-Petition Credit Agreement Claims and General Unsecured Claims in respect of their Claims for accrued interest. Holders of Claims for accrued interest that have not previously included such accrued interest in taxable income will be required to recognize ordinary income in an amount equal to the amount of Cash or the issue price of the New Terms Notes (discussed above), as the case may be, received with respect to such Claims. Holders of Claims for accrued interest that have included such accrued interest in taxable income generally may take an ordinary deduction to the extent that such Claim is not fully satisfied under the Plan, even if the underlying Claim is held as a capital asset. See below under "Tax Consequences to Creditors -- Allocation of Consideration Received" for a discussion of the allocation of consideration to Claims for accrued interest.

                  The tax basis for the New Term Notes received in respect of a Claim (including a Claim for accrued interest) generally will be the issue price of the New Term Notes on the Effective Date (discussed above). The holding period for the New Term Notes that are held as capital assets generally will begin on the day after the Effective Date.

                  3.       Market Discount.

                    The market discount provisions of the Tax Code may apply to Holders of Pre-Petition Credit Agreement Claims and General Unsecured Claims. In general, a debt obligation with a fixed maturity of more than one year that is acquired by a holder on the secondary market (or, in certain circumstances, upon original issuance) is a "market discount bond" as to that holder if the debt obligation's stated redemption price at maturity (or revised issue price, in the case of a debt obligation issued with original issue discount) exceeds the tax basis of the debt obligation in the holder's hands immediately after its acquisition. However, a debt obligation will not be a "market discount bond" if such excess is less than a statutory de minimis amount.

                  Under the market discount rules, gain recognized by a holder with respect to a "market discount bond" will generally be treated as ordinary interest income to the extent of the market discount accrued on such bond during the holder's period of ownership, unless the holder elected to include accrued market discount in taxable income currently. A holder of a market discount bond that was required under the market discount rules of the Tax Code to defer deduction of all or a portion of interest on indebtedness incurred or continued to purchase or carry the bond may be allowed to deduct such interest, in whole or in part, on disposition of such bond. Holders of Pre-Petition Credit Agreement Claims and General Unsecured Claims should consult their own tax advisors concerning the application of the market discount rules to them.

                  4.       Allocation of Consideration Received.

                    Under the Plan, the aggregate consideration to be distributed to Holders of Allowed Claims in each Class will be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such Holders and any remaining consideration as satisfying accrued, but unpaid, interest, if any. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a bankruptcy plan is binding for federal income tax purposes. However, the IRS could take the position that the consideration received by a Creditor should be allocated in some way other than as provided in the Plan. Holders of Pre-Petition Credit Agreement Claims and General Unsecured Claims should consult their own tax advisors regarding the proper allocation of the consideration received by them under the Plan.

B.       TAX CONSEQUENCES TO THE DEBTORS

                  1.       Cancellation of Indebtedness.

                        (a) General. Generally, a Debtor will realize cancellation of indebtedness ("COD") income to the extent that a Creditor receives from the Debtor pursuant to the Plan an amount of consideration in respect of a Claim against the Debtor that is less than the amount of such Claim. However, because the Debtors will be in a title 11 case at the time the COD income is realized, they will not be required to include COD income in taxable income. Rather, the Debtors will be required to reduce their tax attributes (including net operating losses, certain credits and the tax basis of their assets) by the amount of the COD income.

                  The amount of COD income that the Debtors will realize under the Plan with respect to a Claim generally will be equal to the excess, if any, of (i) the amount of the Claim (i.e., its adjusted issue price) over (ii) the amount of consideration distributed to the Holder of such Claim. The amount of consideration distributed to a Holder of a Claim will equal the amount of any Cash, the fair market value of any New Common Stock or the issue price of any New Term Notes, as the case may be, received by such Holder with respect to such Claim. However, no COD income will be realized with respect to certain Claims, including Claims the payment of which would have given rise to a deduction.

                        (b) Claims for Accrued Interest. Under the Plan, consideration will be distributed with respect to Claims for accrued interest. To the extent the Debtors have taken deductions with respect to Claims for accrued interest and such Claims are not fully satisfied under the Plan, the Debtors will realized COD income and will be required to reduce their tax attributes by the amount of such Claims that are unsatisfied. If the Debtors have not accrued deductions for these interest Claims, the Debtors will not recognize income with respect to such Claims and they will be allowed a deduction equal to the value of any consideration treated as satisfying such Claims.

                  2.       Limitation on Net Operating Losses.

                    In general terms, under section 382 of the Tax Code, if a consolidated group of corporations for federal income tax purposes undergoes an "ownership change," the group may be limited in its ability to offset its taxable income in periods after the "ownership change" by its net operating losses ("NOLs") attributable to periods prior to the "ownership change" and any "net unrealized built-in-loss" recognized during the five-year period following the "ownership change"(a "recognized built-in loss"). The implementation of the Plan will cause an "ownership change" as of the Effective Date for federal income tax purposes. Consequently, to the extent NOLs have not been reduced or eliminated as a result of the realization of COD income, as discussed above, and subject to limitations on the Debtors' ability to offset NOLs against their taxable income resulting from any prior "ownership changes" that may have occurred, the use of any remaining NOLs will be governed by section 382 of the Tax Code. In this regard, the Debtors believe that they do not currently have, and will not have as of the Effective Date, a significant amount of "net unrealized built-in-loss."

                  However, because the Debtors' "ownership change" will occur pursuant to the implementation of a bankruptcy plan of reorganization, special regimes, described in section 382 of the Tax Code, will govern their use of NOLs. Based on the Debtors' understanding of the current status and ownership of Pre-Petition Credit Agreement Claims, the Debtors believe that they will not qualify under section 382(l)(5) of the Tax Code and, therefore, that use of their NOLs will be governed by section 382(l)(6) of the Tax Code.

                  THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN MANY RESPECTS, UNCERTAIN. THE FOREGOING IS INTENDED TO BE A SUMMARY ONLY AND, AS SUCH, DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF A PRE-PETITION CREDIT AGREEMENT CLAIM OR A GENERAL UNSECURED CLAIM. ALL HOLDERS OF PRE-PETITION CREDIT AGREEMENT CLAIMS AND GENERAL UNSECURED CLAIMS ARE STRONGLY URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE PLAN THAT ARE RELEVANT TO THEIR PARTICULAR CIRCUMSTANCES.

                    XI. REQUIREMENTS FOR CONFIRMATION OF PLAN

A.       CONFIRMATION HEARING

                  On November 11, 2001, the Debtors filed the Disclosure Statement and the Plan and sought an order that the Disclosure Statement hearing be held as soon as possible. The Bankruptcy Court scheduled the Disclosure Statement hearing for January 7, 2002 at 10:00 a.m. (Eastern Time), which was subsequently adjourned to January 14, 2002. The deadline to object to approval of the Disclosure Statement was set for December 26, 2001 at 4:30 p.m. (Eastern
Time). At the Disclosure Statement hearing, the Bankruptcy Court approved the adequacy of the information contained therein. The Bankruptcy Court has scheduled a hearing on confirmation of the Plan for February 28, 2002 at 10:00 a.m. Objections to the Plan must be filed by 4:30 p.m. (Eastern Time) on February 22, 2002.

                  The Plan provides that the Effective Date of the Plan will be a date which is 11 days after the Confirmation Date, or, if such date is not a Business Day, the next succeeding Business Day; provided, however, that if, on or prior to such date, all conditions to the Effective Date set forth in Article Thirteen of the Plan have not been satisfied, or waived, then the Effective Date will be the first Business Day following the day on which all such conditions to the Effective Date have been satisfied or waived.

                  Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan. Pursuant to the order approving the Disclosure Statement, any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objector and, the nature and amount of claims or interests held or asserted by the objector and against the Debtors' estates or property, and the basis for the objection and the specific grounds therefor, and must be filed with the Bankruptcy Court, with a copy to Chambers, together with proof of service thereof, and served upon (i) Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004 (Attn: Brad Eric Scheler, Esq.)
(ii) the Office of the United States Trustee, 33 Whitehall Street, 21st Floor, New York, New York 10004 (Attn: Wendy Rosenthal, Esq.), (iii) Paul, Weiss Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019 (Attn: Robert Drain, Esq.), (iv) O'Melveny & Myers, LLP, 1999 Avenue of the Stars, Suite 900, Los Angeles, California 90067 (Attn: Robert White, Esq.),
(v) Pachulski, Stang, Ziehl, Young & Jones, 10100 Santa Monica Boulevard, 11th Floor, Los Angeles, California 90067 (Attn: Marc Beilinson, Esq.), and (vi) Kronish, Lieb, Weiner & Hellman, 1114 Avenue of the Americas, New York, New York 10036 (Attn: Charles Shaw, Esq.) so as to be received no later than the date and time designated in the notice of the Confirmation Hearing.

                  Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

                  At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the following requirements of section 1129(a) of the Bankruptcy Code are met:

                  1. The Plan complies with the applicable provisions of the Bankruptcy Code.

                  2. The Debtors have complied with the applicable provisions of the Bankruptcy Code.

                  3. The Plan has been proposed in good faith and not by any means forbidden by law.

                  4. Any payment made or to be made by the Debtors, or by an entity issuing securities, or acquiring property under the Plan, for services or for costs and expenses in, or in connection with, the Chapter 11 Cases or in connection with the Plan and incident to the Chapter 11 Cases has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable.

                  5. The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of Reorganized LCE, or a successor to the Debtors under the Plan, and the appointment to or continuance in such office by such individual must be consistent with the interests of creditors and interest holders and with public policy. The Debtors have disclosed the identity of any "insider" who will be employed or retained by the Reorganized LCE and the nature of any compensation for such "insider."

                  6. With respect to each Impaired Class of Claims or Interests, each Holder of a Claim or Interest in such Class has either accepted the Plan or will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated on the Effective Date under Chapter 7 of the Bankruptcy Code.

                  7. With respect to each Class of Claims or Interests, such Class has either accepted the Plan or is not Impaired by the Plan. If this requirement is not met, the Plan may still be confirmed pursuant to section 1129(b) of the Bankruptcy Code. See Section XI.E. herein, entitled "REQUIREMENTS FOR CONFIRMATION OF PLAN -- NONCONSENSUAL CONFIRMATION."

                  8. Except to the extent that the Holder of a particular Claim has agreed to a different treatment of its Claim, the Plan provides that (i) allowed Administrative Expenses will be paid in full in Cash on the Effective Date, (ii) Allowed Priority Claims will be paid in full in Cash on the Effective Date, or if the Class of such Claims accepts the Plan, the Plan may provide for deferred Cash payments, of a value as of the Effective Date, equal to the Allowed amount of such Claims, and (iii) the holder of an Allowed Priority Tax Claim will receive on account of such Claim deferred Cash payments over a period not exceeding six years after the date of assessment of such Claim, of a value, as of the Effective Date, equal to the Allowed amount of such Claim.

                  9. If a Class of Claims is Impaired under the Plan, at least one Class of Claims that is Impaired by the Plan has accepted the Plan, determined without including any acceptance of the Plan by any "insider."

                  10. Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor of the Debtors under the Plan.

                  11. All fees payable under section 1930 of title 28 as determined by the Bankruptcy Court at the Confirmation Hearing have been paid or the Plan provides for the payment of all such fees on the Effective Date.

                  12. The Plan provides for the continuation after the Effective Date of payment of all Retiree Benefits (as defined in section 1114 of the Bankruptcy Code), at the level established pursuant to subsection 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the Plan, for the duration of the period the Debtors has obligated itself to provide such benefits.

              The Debtors believe that the Plan satisfies all of the statutory requirements of Chapter 11 of the Bankruptcy Code. Certain of these requirements are discussed in more detail below.

B.       FEASIBILITY OF THE PLAN

                  In connection with confirmation of the Plan, section 1129(a)(11) requires that the Bankruptcy Court find that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors. This is the so-called "feasibility" test.

                  To support their belief in the feasibility of the Plan, the Debtors have prepared projections (the "Projections") for the fiscal years 2002 through 2006.

                  The professionals have not performed an independent investigation of the accuracy or completeness of the Projections. See Section IX above, entitled "FINANCIAL PROJECTIONS, VALUATION AND ASSUMPTIONS USED."

                  The Projections indicate that Reorganized LCE should have sufficient cash flow to make the payments required under the Plan on the Effective Date and, thereafter, to repay and service its debt obligations and to maintain its operations. Accordingly, the Debtors believe that the Plan complies with the standard of section 1129(a)(11) of the Bankruptcy Code. As noted in the Projections, however, the Debtors caution that no representations can be made as to the accuracy of the Projections or as to Reorganized LCE's ability to achieve the projected results. Many of the assumptions upon which the Projections are based are subject to uncertainties outside the control of the Debtors. Some assumptions may not materialize, and events and circumstances occurring after the date on which the Projections were prepared may be different from those assumed or may be unanticipated, and may adversely affect the Debtors' financial results. As discussed elsewhere in this Disclosure Statement, there are numerous circumstances that may cause actual results to vary from the projected results, and the variations may be material and adverse. See Section VII above, entitled "RISK FACTORS" for a discussion of certain risk factors that may affect financial feasibility of the Plan.

                  THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING PROJECTIONS. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED BY THE DEBTORS' INDEPENDENT CERTIFIED ACCOUNTANTS. ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, SOME OF WHICH HAVE NOT BEEN ACHIEVED TO DATE AND MAY NOT BE REALIZED IN THE FUTURE, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, LITIGATION, ECONOMIC, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS, OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS.

C.       BEST INTERESTS TEST

                  As described above, the Bankruptcy Code requires that each holder of an impaired claim or equity interest either (a) accepts the plan or
(b) receives or retains under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on the Effective Date.

                  The first step in meeting this test is to determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a Chapter 7 liquidation case. The total cash available would be the sum of the proceeds from the disposition of the Debtors' assets and the cash held by the Debtors at the time of the commencement of the Chapter 7 case. The next step is to reduce that total by the amount of any claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of the Debtors' businesses and the use of Chapter 7 for the purposes of liquidation. Next, any remaining cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code (see discussion below). Finally, the present value of such allocations (taking into account the time necessary to accomplish the liquidation) is compared to the value of the property that is proposed to be distributed under the Plan on the Effective Date.

                  The Debtors' costs of liquidation under Chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those which might be payable to attorneys and other professionals that such a trustee may engage, plus any unpaid expenses incurred by a debtor during a Chapter 11 case and allowed in a Chapter 7 case, such as compensation for attorneys, financial advisors, appraisers, accountants and other professionals, and costs and expenses of members of any committee of unsecured creditors appointed by the United States Trustee pursuant to section 1102 of the Bankruptcy Code and any other committee so appointed. In addition, claims would arise by reason of the breach or rejection of obligations incurred and executory contracts entered into by the Debtors both prior to, and during the pendency of, a Chapter 11 Cases.

                  The foregoing types of claims, costs, expenses, and fees and such other claims which may arise in a liquidation case or result from a pending Chapter 11 case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-Chapter 11 priority and unsecured claims.

                  In applying the "best interests test," it is possible that claims and equity interests in a Chapter 7 case may not be classified according to the seniority of such claims and equity interests as provided in the Plan. In the absence of a contrary determination by the Bankruptcy Court, all pre-Chapter 11 unsecured claims which have the same rights upon liquidation and would be treated as one class for purposes of determining the potential distribution of the liquidation proceeds resulting from the debtors' Chapter 7 case. The distributions from the liquidation proceeds would be calculated ratably according to the amount of the claim held by each creditor. Creditors who claim to be third-party beneficiaries of any contractual subordination provisions might be required to seek to enforce such contractual subordination provisions in the Bankruptcy Court or otherwise. Section 510 of the Bankruptcy Code specifies that such contractual subordination provisions are enforceable in a Chapter 7 liquidation case.

                  The Debtors believe that the most likely outcome of liquidation proceedings under Chapter 7 would be the application of the rule of absolute priority of distributions. Under that rule, no junior creditor receives any distribution until all senior creditors are paid in full and no equity holder receives any distribution until all creditors are paid in full.

                  After consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution, the Debtors have determined that confirmation of the Plan will provide each creditor and equity holder with a recovery that is not less than it would receive pursuant to a liquidation of the Debtors under Chapter 7 of the Bankruptcy Code.

D.       LIQUIDATION ANALYSIS

                  The liquidation analysis is set forth on the attached Schedule
III. The liquidation analysis is an estimate of the proceeds that may be generated as a result of a hypothetical Chapter 7 liquidation of the assets of the Debtors. The liquidation analysis makes numerous assumptions with respect to asset valuation, industry performance, business and economic conditions, and other matters, many of which are beyond the Debtors' control. Moreover, the methods and assumptions used in preparing the liquidation analysis involve significant elements of subjective judgment on the part of the Debtors and may or may not prove to be correct. The liquidation analysis does not purport to be a valuation of the Debtors' assets and is not necessarily indicative of the values that may be realized in an actual liquidation which may be significantly more or less favorable than the estimates contained in the liquidation analysis.

E.       NONCONSENSUAL CONFIRMATION

                  In the event that any Impaired Class of Claims or Interests does not accept the Plan, the Bankruptcy Court may nevertheless confirm the Plan if all other requirements under section 1129(a) of the Bankruptcy Code are satisfied, and if, with respect to each Impaired Class which has not accepted the Plan, the Bankruptcy Court determines that the Plan does not "discriminate unfairly" and is "fair and equitable" with respect to such Class. Confirmation under section 1129(b) of the Bankruptcy Code requires that at least one Impaired Class of Claims accepts the Plan, excluding any acceptance of the Plan by an "insider" (as that term is defined in section 101 of the Bankruptcy Code). The Debtors intend to seek confirmation of the Plan notwithstanding the nonacceptance of one or more Impaired Classes.

                  1.       No Unfair Discrimination

                  A plan of reorganization does not "discriminate unfairly" with respect to a nonaccepting Class if the value of the cash and/or securities to be distributed to the nonaccepting Class is equal or otherwise fair when compared to the value of distributions to other Classes whose legal rights are the same as those of the nonaccepting Class. The Debtors believe that the Plan would not discriminate unfairly against any nonaccepting Class of Claims or Interests.

                  2.       Fair and Equitable Test

                  The "fair and equitable" test of section 1129(b) of the Bankruptcy Code requires absolute priority in the payment of claims and interests with respect to any nonaccepting Class or Classes. The "fair and equitable" test established by the Bankruptcy Code is different for secured claims, unsecured claims and equity interests, and includes the following treatment:

                  Secured Claims. A plan is fair and equitable with respect to a nonaccepting class of secured claims if (1) the holder of each claim in such class will retain its lien or liens and receive deferred cash payments totaling the allowed amount of its claim, of a value, as of the effective date of the plan, equal to the value of such holder's interest in the collateral, (2) the holder of each claim in such class will receive the proceeds from the sale of such collateral or (3) the holder of each claim in such class will realize the indubitable equivalent of its allowed secured claim.

                  Unsecured Claims. A plan is fair and equitable with respect to a nonaccepting class of unsecured claims if (1) the holder of each claim in such class will receive or retain under the plan property of a value, as of the effective date of the plan, equal to the allowed amount of its claim, or (2) holders of claims or interests that are junior to the claims of such creditors will not receive or retain any property under the plan on account of such junior claim or interest.

                  Equity Interests. A plan is fair and equitable with respect to a nonaccepting class of interests if the plan provides that (1) each member of such class receives or retains on account of its interest property of a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest, or (2) holders of interests that are junior to the interests of such class will not receive or retain any property under the plan on account of such junior interests.

                      XII. ALTERNATIVES TO CONFIRMATION AND
                            CONSUMMATION OF THE PLAN

                  If the Plan is not confirmed, the alternatives include (a) continuation of the Chapter 11 Cases and formulation of an alternative plan or plans of reorganization or (b) liquidation of the Debtors under Chapter 7 or Chapter 11 of the Bankruptcy Code.

A.       CONTINUATION OF THE CHAPTER 11 CASES

                  If the Debtors remain in Chapter 11, the Debtors could continue to operate their businesses and manage their properties as Debtors-in-Possession, but they would remain subject to the restrictions imposed by the Bankruptcy Code. It is not clear whether the Debtors could continue as viable going concerns in protracted Chapter 11 cases. The Debtors could have difficulty sustaining the high costs, operating financing, and the confidence of the Debtors' and their subsidiaries' and/or customers and trade vendors, of the Debtors remaining in Chapter 11. It is highly unlikely that the Debtors would be able to find alternative financing if the DIP Agreement was terminated. If the Debtors were able to obtain financing and continue as viable going concern, the Debtors (or other parties in interest) could ultimately propose another plan or attempt to liquidate the Debtors under Chapter 7 or Chapter 11. Such plans might involve either a reorganization and continuation of the Debtors' businesses, or an orderly liquidation of their assets, or a combination of both.

B.       LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11

                  If the Plan is not confirmed, the Debtors' Chapter 11 Cases could be converted to liquidation cases under Chapter 7 of the Bankruptcy Code. In Chapter 7, a trustee would be appointed to promptly liquidate the assets of the Debtors.

                  The Debtors believe that in liquidation under Chapter 7, before creditors received any distributions, additional administrative expenses involved in the appointment of a trustee and attorneys, accountants, and other professionals to assist such trustee, along with an increase in expenses associated with an increase in the number of unsecured claims that would be expected, would cause a substantial diminution in the value of the estates. The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of the Debtors' operations and the failure to realize the greater going concern value of the Debtors' assets.

                  The Debtors could also be liquidated pursuant to the provisions of a Chapter 11 plan of reorganization. In a liquidation under Chapter 11, the Debtors' assets could be sold in a more orderly fashion over a longer period of time than in a liquidation under Chapter 7. Thus, Chapter 11 liquidation might result in larger recoveries than in a Chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a Chapter 11 case, expenses for professional fees could be lower than in a Chapter 7 case, in which a trustee must be appointed. Any distribution to the holders of Claims under a Chapter 11 liquidation plan probably would be delayed substantially.

                  The Debtors' liquidation analysis included on the Schedule III attached to this Disclosure Statement is premised upon a hypothetical liquidation in Chapter 7 cases. In that analysis, the Debtors have taken into account the nature, status, and underlying value of its assets, the ultimate realizable value of its assets, and the extent to which such assets are subject to liens and security interests.

                    XIII. VOTING AND CONFIRMATION OF THE PLAN

A.       VOTING DEADLINE

                  IT IS IMPORTANT THAT THE HOLDERS OF CLAIMS IN CLASS 2, CLASS 5A AND CLASS 5B EXERCISE THEIR RIGHTS TO VOTE TO ACCEPT OR REJECT THE PLAN. All known holders of claims and equity interests entitled to vote on the Plan have been sent a Ballot together with this Disclosure Statement. Such holders should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot that accompanies this Disclosure Statement.

                  The Debtors have engaged Donlin, Recano & Company, Inc. as its Voting Agent to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan. FOR YOUR VOTE TO COUNT, YOUR VOTE MUST BE RECEIVED AT THE FOLLOWING ADDRESS BEFORE THE VOTING DEADLINE OF 4:30 P.M., EASTERN TIME, ON FEBRUARY 22, 2002:

                         DONLIN, RECANO & COMPANY, INC.
              RE: LOEWS CINEPLEX ENTERTAINMENT CORPORATION, ET AL.
                                  P.O. BOX 2052
                               MURRAY HILL STATION
                            NEW YORK, NEW YORK 10156

              OR IF SENT BY HAND DELIVERY OR OVERNIGHT COURIER TO:

                         DONLIN, RECANO & COMPANY, INC.
              RE: LOEWS CINEPLEX ENTERTAINMENT CORPORATION, ET AL.
                              419 PARK AVENUE SOUTH
                                   SUITE 1206
                            NEW YORK, NEW YORK 10016


                  IF YOU HAVE BEEN INSTRUCTED TO RETURN YOUR BALLOT TO YOUR BANK, BROKER, OR OTHER NOMINEE, OR TO THEIR AGENT, YOU MUST RETURN YOUR BALLOT TO THEM IN SUFFICIENT TIME FOR THEM TO PROCESS IT AND RETURN IT TO THE VOTING AGENT AT THIS ADDRESS BEFORE THE VOTING DEADLINE.

                  IF A BALLOT IS DAMAGED OR LOST, OR FOR ADDITIONAL COPIES OF THIS DISCLOSURE STATEMENT, YOU MAY CONTACT THE DEBTORS' VOTING AGENT, DONLIN, RECANO & COMPANY, INC. ANY BALLOT WHICH IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN WILL BE DEEMED TO BE A VOTE TO ACCEPT THE PLAN. IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE VOTING AGENT AT THE ADDRESS SPECIFIED ABOVE.

B.       HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE

                  The Claims in the following Classes are Impaired and entitled to receive a distribution under the Plan; consequently, each Holder of such Claim or equity Interest, as of the Record Date established by the Debtors for purposes of this solicitation, may vote to accept or reject the Plan:

                  Class 2  --   Pre-Petition Credit Agreement Claims
                                (Holders of the Pre-Petition Credit Agreement
                                Claims)

                  Class 5A  --  Subsidiary General Unsecured Claims
                                (Holders of the Subsidiary General Unsecured
                                Claims)

                  Class 5B --   LCE General Unsecured Claims
                                (Holders of the LCE General Unsecured Claims)

C.       VOTE REQUIRED FOR ACCEPTANCE BY A CLASS

                  The Bankruptcy Code defines acceptance of a plan by a class of claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class which cast ballots for acceptance or rejection of the plan. Thus, acceptance by a class of claims occurs only if holders of at least two-thirds in dollar amount and a majority in number of the claims in such class that actually vote cast their Ballots in favor of acceptance.

                  A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

D.       VOTING PROCEDURES

                  The Debtors are providing copies of this Disclosure Statement, the Plan, and where appropriate, Ballots and Master Ballots, to certain registered holders (as of the Record Date) of Pre-Petition Credit Agreement Claims in Class 2, Subsidiary General Unsecured Claims in Class 5A, LCE General Unsecured Claims in Class 5B, Intercompany Cineplex Odeon Claims in Class 7C and Old LCE Common Stock Interests in Class 8. Registered holders may include brokers, banks, and other nominees. If such registered holders do not hold for their own accounts, they or their agents (collectively with such registered holders, "Nominees") should provide copies of this Disclosure Statement and appropriate Ballots to their customers and to beneficial owners. Any beneficial owner who has not received a Ballot should contact his, her, or its Nominee, or the Voting Agent.

         1.       Holders of Class 5B LCE General Unsecured Claims

                  Beneficial Owners. Any beneficial owner, as of the Record Date, of the Pre-Petition Notes in his, her, or its own name can vote by completing and signing the enclosed Ballot and returning it directly to the Voting Agent (using the enclosed pre-addressed postage-paid envelope) so as to be received by the Voting Agent before the Voting Deadline. If no envelope was enclosed, contact the Voting Agent for instructions.

               Any beneficial owner holding, as of the Record Date, the Pre-Petition Notes in "street name" through a Nominee can vote by completing and signing the Ballot (unless the Ballot has already been signed, or "prevalidated," by the Nominee), and returning it to the Nominee in sufficient time for the Nominee to then forward the vote so as to be received by the Voting Agent before the Voting Deadline of 4:30 p.m. (Eastern Time) on February 22, 2002. Any Ballot submitted to a Nominee will not be counted until such Nominee properly completes and timely delivers a corresponding Master Ballot to the Voting Agent. IF YOUR BALLOT HAS ALREADY BEEN SIGNED (OR "PREVALIDATED") BY YOUR NOMINEE, YOU MUST COMPLETE THE BALLOT AND RETURN IT DIRECTLY TO THE VOTING AGENT SO THAT IT IS RECEIVED BY THE VOTING AGENT BEFORE THE VOTING DEADLINE.

               Nominees. A Nominee which is the registered holder for a beneficial owner, as of the Record Date, of the Pre-Petition Notes, can obtain the votes of the beneficial owners of such securities, consistent with customary practices for obtaining the votes of securities held in "street name," in one of the following two ways:

                  The Nominee may "prevalidate" a Ballot by (i) signing the Ballot, (ii) indicating on the Ballot the name of the registered holder, the amount of securities held by the Nominee for the beneficial owner, and the account numbers for the accounts in which such securities are held by the Nominee, and (iii) forwarding such Ballot, together with the Disclosure Statement, return envelope, and other materials requested to be forwarded, to the beneficial owner for voting. The beneficial owner must then indicate his, her or its vote on the Plan, review the certifications contained in the Ballot, and return the Ballot directly to the Voting Agent in the pre-addressed, postage-paid envelope so that it is received by the Voting Agent before the Voting Deadline. A list of the beneficial owners to whom "prevalidated" Ballots were delivered should be maintained by Nominees for inspection for at least one year from the Voting Deadline.

                                       OR

                  If the Nominee elects not to "prevalidate" Ballots, the Nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned Ballots, together with the Disclosure Statement, a return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such beneficial owner must then indicate his, her or its vote on the Plan, review the certifications contained in the Ballot, execute the Ballot, and return the Ballot to the Nominee. After collecting the Ballots, the Nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Ballots, execute the Master Ballot, and deliver the Master Ballot to the Voting Agent so that it is received by the Voting Agent before the Voting Deadline. All Ballots returned by beneficial owners should be retained by Nominees for inspection for at least one year from the Voting Deadline. Please note: The Nominee should advise the beneficial owners to return their Ballots to the Nominee by a date calculated by the Nominee to allow it to prepare and return the Master Ballot to the Voting Agent so that the Master Ballot is received by the Voting Agent before the Voting Deadline.

                  Securities Clearing Agency. The Debtors expect that The Depository Trust Company, as the nominee holder of the Pre-Petition Notes will arrange for its participants to vote by executing an omnibus proxy in favor of such participants. As a result of the omnibus proxy, each participant will be authorized to vote its position as of the Record Date held in the name of such securities clearing agency.

                  Other. If a Ballot is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should indicate such capacity when signing, and unless otherwise determined by the Debtors, must submit proper evidence satisfactory to the Debtors of their authority to so act.

               For purposes of voting to accept or reject the Plan, the beneficial owners of such securities will be deemed to be the "holders" of such claims, as the case may be, represented by such securities.

               All claims in a Class that are voted by a beneficial owner must be voted either to accept or to reject the Plan and may not be split by the beneficial owner within such Class. Unless otherwise ordered by the Bankruptcy Court, Ballots or Master Ballots which are signed, dated, and timely received, but on which a vote to accept or reject the Plan has not been indicated, will be a vote to accept the Plan. The Debtors, in their discretion, may request that the Voting Agent attempt to contact such voters to cure any defects in the Ballots or Master Ballots.

               Except as provided below, unless the Ballot or Master Ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such Ballot or Master Ballot, the Debtors may, in their sole discretion, reject such Ballot or Master Ballot as invalid, and therefore, decline to utilize it in connection with seeking confirmation of the Plan by the Bankruptcy Court.

                  In the event of a dispute with respect to a claim, any vote to accept or reject the Plan cast with respect to such claim will not be counted for purposes of determining whether the Plan has been accepted or rejected, unless the Bankruptcy Court orders otherwise.

                         XIV. OBJECTION OF ANGELO GORDON

                  On January 11, 2002, Angelo Gordon & Co. LLP ("Angelo Gordon"), a Holder of approximately $66 million in Pre-Petition Credit Agreement Claims, filed an objection (the "Objection") to the Disclosure Statement. In the Objection, Angelo Gordon asserted, among other things, that certain additional disclosure was necessary in connection with the approval of the Disclosure Statement. Angelo Gordon also raised questions with respect to the underlying assumptions used by the Debtors in formulating the valuation information contained in the Disclosure Statement.

                  In its Objection, Angelo Gordon also asserted that the Plan is not confirmable because it discriminates among creditors in the same class. Specifically, Angelo Gordon asserts that within Class 2, Pre-Petition Credit Agreement Claims, only the Investors were given the opportunity to fund the Unsecured Settlement Distribution and to convert their Pre-Petition Credit Agreement Claims in exchange for New Common Stock and no other creditor in Class 2 was given this opportunity to receive New Common Stock. Angelo Gordon further asserted that it is willing to fund its Pro Rata Share of the Unsecured Settlement Distribution and release its Pre-Petition Credit Agreement Claims in exchange for its Pro Rata Share of 100% of the New Common Stock. As a result, according to the Objection, the Plan is not confirmable under sections 1123(a)(4) and 1129(a)(2) and (3) of the Bankruptcy Code. The Debtors believe that these are issues to be addressed in connection with the confirmation of the Plan and the Debtors disagree with points raised in the Objection.

                        XV. CONCLUSION AND RECOMMENDATION

                  BASED ON ALL OF THE FACTS AND CIRCUMSTANCES, THE DEBTORS, THE CREDITORS' COMMITTEE, THE AGENT AND THE INVESTORS CURRENTLY BELIEVE THAT CONFIRMATION OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS, THEIR CREDITORS AND THEIR ESTATES. The Plan provides for an equitable and early distribution to creditors, and preserves the going concern value of the Debtors. The Debtors and the Creditors' Committee believe that alternatives to confirmation of the Plan could result in significant delays, litigation, and costs, as well as a reduction in, or elimination of, the going concern value of the Debtors and a loss of jobs by many of the Debtors' employees. FOR THESE REASONS, THE DEBTORS, THE CREDITORS' COMMITTEE, THE AGENT AND THE INVESTORS URGE YOU TO RETURN YOUR BALLOT AND VOTE TO ACCEPT THE PLAN.

DATED:          New York, New York
                January 14, 2002

                                        LOEWS CINEPLEX ENTERTAINMENT
                                        CORPORATION AND THE OTHER DEBTORS
                                        LISTED ON SCHEDULE I,

                                        Debtors and Debtors-In-Possession

                                        By:  /s/ Lawrence J. Ruisi
                                             ---------------------
                                                Name:     Lawrence J. Ruisi
                                                Title:    President and Chief
                                                          Executive Officer

FRIED, FRANK, HARRIS, SHRIVER &
      JACOBSON
(A Partnership Including
      Professional Corporations)
Attorneys for the Debtors and
      Debtors-in-Possession
One New York Plaza
New York, New York  10004
(212) 859-8000

By:  /s/ Brad Eric Scheler
     ---------------------
       Brad Eric Scheler, Esq.